                        Filed Pursuant to Rule 424(b)(3)
                           Registration No: 333-44311



                             LAMONTS APPAREL, INC.
                    8,746,286 SHARES OF CLASS A COMMON STOCK
                           1,810,380 CLASS A WARRANTS
                            581,181 CLASS B WARRANTS
                            228,639 CLASS C WARRANTS


                             ---------------------

    The security holders of Lamonts Apparel, Inc. identified in this prospectus on page 46 as the selling security holders, may offer and sell the following securities covered by this prospectus:

    - 8,746,286 shares of common stock;

    - 1,810,380 Class A warrants to purchase one share of common stock at a price of $.01 per share;

    - 581,181 Class B warrants to purchase one share of common stock at a price of $.01 per share;

    - 228,639 Class C warrants to purchase:

       - fourteen shares of common stock at a price of $1.25 per share; and

       - one share of common stock at a price of $.01 per share

    The warrants listed above become exercisable under different conditions which are described in "Prospectus Summary--Information About This Offering" on page 4 of this prospectus.

    In addition, Lamonts may offer and sell 5,821,146 shares of common stock which are issuable upon the exercise of the warrants. Lamonts issued the securities being offered by this prospectus under Lamonts' plan of reorganization under Chapter 11 of the Bankruptcy Code. The securities were issued in full or partial exchange for various pre-bankruptcy petition and administrative claims of the initial holders of these securities. The number of securities distributed under Lamonts' Chapter 11 plan of reorganization and the terms of the warrants were negotiated with committees representing Lamonts' unsecured trade creditors, bondholders and equity security holders. Lamonts' Chapter 11 plan of reorganization was confirmed by the United States Bankruptcy Court for the Western District of Washington at Seattle on December 18, 1997 and became effective on January 31, 1998.

    The securities offered by this prospectus are quoted on the OTC Bulletin Board. On July 15, 1999, the market prices of the securities offered by this prospectus were as follows:

SECURITY              SYMBOL    HIGH     LOW
--------------------  ------   ------   ------
Common Stock........  LMNT     $11/32   $11/32
Class A Warrants....  LMNTZ       n/a      n/a
Class B Warrants....  LMNTW       n/a      n/a
Class C Warrants....  LMNTH       n/a      n/a

                            ------------------------

    BEGINNING ON PAGE 11 OF THIS PROSPECTUS WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                The date of this prospectus is August 18, 1999.

    You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different than that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, the securities offered in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of securities.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           3
Our Plan of Reorganization.................................................................................           8
Risk Factors...............................................................................................          11
Caution Regarding Forward-Looking Statements...............................................................          17
Use of Proceeds............................................................................................          18
Market Prices of Our Common Stock..........................................................................          19
Our Dividend Policy........................................................................................          19
Our Capitalization.........................................................................................          20
Selected Consolidated Financial Data and Other Operating Data..............................................          21
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          23
Our Business...............................................................................................          31
Our Management.............................................................................................          36
Our Principal Stockholders.................................................................................          43
Transactions with Our Security Holders.....................................................................          45
The Selling Security Holders...............................................................................          46
Plan of Distribution.......................................................................................          47
Description of Our Capital Stock...........................................................................          49
Description of Our Bank Credit Facility....................................................................          55
Certain Federal Income Tax Considerations..................................................................          58
Experts....................................................................................................          59
Legal Matters..............................................................................................          59
Where to Find Additional Information About Us..............................................................          59
Index to Consolidated Financial Statements.................................................................          60

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                           INFORMATION ABOUT LAMONTS

    Lamonts is a promotionally oriented, Northwest-based regional retailer with 38 stores in five states. We offer an assortment of moderately priced fashion apparel and home and fashion accessories at competitive prices for the entire family. We purchase goods from approximately 700 vendors and use a distribution center in Kent, Washington for processing and warehousing merchandise for distribution to our stores. We employ approximately 1,500 people in salaried, hourly, or part-time positions. Our stores average approximately 47,000 square feet and are generally located in shopping centers and malls. Our revenues were approximately $209.6 million for the 52 weeks ended January 30, 1999 and $41.2 million for the thirteen weeks ended May 1, 1999. Our total assets were approximately $98.4 million as of May 1, 1999. Our total liabilities were approximately $88.0 million as of May 1, 1999.

    Our principal executive offices are located at 12413 Willows Road N.E., Kirkland, Washington 98034 and our telephone number is (425) 814-5700.

    In spite of our numerous attempts to restructure our capital structure from 1992 through 1994, the continued deterioration of our financial position required us to file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on January 6, 1995. In Chapter 11, we continued to manage our affairs and operate our business as a debtor-in-possession. On October 31, 1997, we filed a plan of reorganization with the Bankruptcy Court. Our Chapter 11 plan of reorganization was confirmed by the Bankruptcy Court on December 18, 1997 and became effective on January 31, 1998. Under our Chapter 11 plan of reorganization:

    - a portion of our outstanding indebtedness was canceled in exchange for new equity interests, including the securities being offered under this prospectus;

    - a portion of our outstanding indebtedness was reinstated;

    - other pre-bankruptcy petition claims were either discharged or settled;

    - existing equity securities were extinguished and new equity securities were issued;

    - executory contracts and unexpired leases were assumed or rejected; and

    - new outside directors were appointed to the board of directors.

                        INFORMATION ABOUT THIS OFFERING

                               SECURITIES OFFERED

SECURITIES OFFERED BY THE SELLING SECURITY HOLDERS

                                                   AGGREGATE
                                                   NUMBER OF                                            EXERCISE
                                                   SHARES OF                                              PRICE
                                                     COMMON                                             PER SHARE
                                                     STOCK                                                 OF
NUMBER AND TITLE OF EACH CLASS                     UNDERLYING        CONDITIONS TO        EXPIRATION     COMMON
  OF SECURITIES OFFERED                            SECURITIES       EXERCISABILITY           DATE         STOCK
-------------------------------------------------  ----------  -------------------------  -----------  -----------
8,746,286 Shares of Class A common stock.........         N/A             N/A                     N/A         N/A

1,810,380 Class A warrants, each to purchase one
  share of common stock..........................   1,810,380  Aggregate Equity Trading     1/31/2008   $     .01
                                                               Value (1) equals or
                                                               exceeds $20 million (3)
                                                               (4)

581,181 Class B warrants, each to purchase one
  share of common stock..........................     581,181  Aggregate Equity Trading     1/31/2008   $     .01
                                                               Value (1) equals or
                                                               exceeds $25 million (3)
                                                               (4)

228,639 Class C warrants, each to purchase 14
  shares of common stock.........................   3,200,946  Currently exercisable (3)    1/31/2002   $    1.25
                                                               (5)

228,639 Class C warrants, each to purchase one
  share of common stock..........................     228,639  Aggregate Equity Trading     1/31/2008   $     .01
                                                               Value (1) equals or
                                                               exceeds $25 million (2)
                                                               (3) (5)

------------------------

(1) "Aggregate Equity Trading Value" means, the product of (a) the average of the daily closing prices of the common stock for the five (5) trading days immediately preceding that date multiplied by (b) the total number of issued and outstanding shares of common stock as of that date (assuming for purposes of determining that number of shares, the exercise of all in-the-money options and for purposes of determining whether the Class B warrants are exercisable, the exercise of all Class B warrants which are exercisable as of that date). As of July 15, 1999, the Aggregate Equity Trading Value equaled $3,233,952 based on the average daily closing price of $0.359 per share of common stock and 9,000,000 shares outstanding.

(2) A holder may not exercise the portion of their Class C warrant with a per share exercise price of $.01 unless the holder has fully exercised the portion of their Class C warrant with a per share exercise price of $1.25.

(3) The number of shares purchasable upon the exercise of these warrants and the exercise prices will be adjusted to protect against future dilutive issuance of securities by Lamonts.

(4) See "Description of Our Capital Stock; Class A Warrants and Class B Warrants" on page 51 of this prospectus.

(5) See "Description of Our Capital Stock; Class C Warrants" on page 52 of this prospectus.

SECURITIES OFFERED BY LAMONTS

    It is possible that the selling security holders may sell their Class A, Class B or Class C warrants in a public offering under this prospectus rather than exercise those warrants and sell the underlying shares of common stock. In that case, a purchaser of a warrant from a selling security holder could exercise the warrant and become the owner of the shares of common stock underlying that warrant. Because of this possibility, the federal securities laws view Lamonts as making a continuous offering to the public of the shares of common stock which may be issued upon the exercise of the selling securities holders' warrants. For this reason, we have registered under this prospectus all shares of common stock issuable upon the exercise of the Class A, Class B and Class C warrants held by the selling security holders even though those shares will not become available for purchase unless the warrants are exercised.

COMMON STOCK TO BE OUTSTANDING AFTER OFFERING

    17,588,788 shares of our common stock would be outstanding if (1) all options to purchase 1,627,879 shares of common stock issued and outstanding under the Lamonts' stock option plan as of July 15, 1999 were exercised, and (2) all warrants issued and outstanding as of the date of this prospectus (including warrants not covered by this prospectus) were exercised.

         SUMMARY CONSOLIDATED FINANCIAL DATA AND CERTAIN OPERATING DATA

    The following data should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and related Notes and the other information included elsewhere in this prospectus. The financial data of Lamonts for the 52 weeks ended January 30, 1999 have been derived from the consolidated financial statements of Lamonts audited by Deloitte & Touche LLP, independent accountants, whose report on them is included elsewhere in this prospectus. The financial data of Lamonts for the 52 weeks ended January 31, 1998 and the 52 weeks ended February 1, 1997 have been derived from the consolidated financial statements of Lamonts audited by PricewaterhouseCoopers LLP, independent accountants, whose report on the consolidated balance sheet as of January 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the two 52 week periods then ended (but not on the balance sheet as of February 1, 1997) is included elsewhere in this prospectus. The financial data of Lamonts for the thirteen weeks ended May 1, 1999 and May 2, 1998 have been derived from the unaudited consolidated financial statements of Lamonts included elsewhere in this prospectus. The unaudited consolidated financial statements and records reflect all adjustments which are, in the opinion of management, necessary and of a normal recurring nature to present fairly the operating results for the periods presented. The results of operations for the thirteen weeks ended May 1, 1999 are not necessarily indicative of the results to be expected for the fiscal year ending January 29, 2000.

    Please refer to "Fresh-Start Revaluation" on page 10 of this prospectus for an explanation of the vertical black line in the following table separating pre- and post-bankruptcy emergence operations.

                                                                  13 WEEKS
                                                                    ENDED
                                                      13 WEEKS     MAY 2,      52 WEEKS     52 WEEKS     52 WEEKS
                                                        ENDED     1998 (1)       ENDED        ENDED        ENDED
                                                       MAY 1,    -----------  JANUARY 30,  JANUARY 31,  FEBRUARY 1,
                                                        1999                     1999         1998         1997
                                                      ---------  (RESTATED)   -----------  -----------  -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND STORE DATA)
STATEMENT OF OPERATIONS DATA
Revenues............................................  $  41,234   $  39,471    $ 209,585    $ 201,623    $ 203,602
Cost of merchandise sold............................     27,093      27,573      137,651      131,700      130,480
                                                      ---------  -----------  -----------  -----------  -----------
  Gross profit......................................     14,141      11,898       71,934       69,923       73,122
Operating and administrative expenses...............     14,710      13,608       63,343       67,844       67,173
Depreciation and amortization.......................      2,190       1,871        8,024        7,141        7,999
Impairment of long-lived assets.....................         --          --           --           --        4,170
                                                      ---------  -----------  -----------  -----------  -----------
  Operating costs...................................     16,900      15,479       71,367       74,985       79,342
                                                      ---------  -----------  -----------  -----------  -----------
Income (loss) from operations before other income/
  (expense), reorganization expenses, fresh-start
  revaluation and extraordinary item................     (2,759)     (3,581)         567       (5,062)      (6,220)
  Other income (expense):
Interest expense....................................     (1,485)     (1,436)      (5,042)      (5,900)      (5,053)
Other income (expense)..............................          4           5           14            8           12
                                                      ---------  -----------  -----------  -----------  -----------
Loss from operations before reorganization expenses,
  fresh-start revaluation and extraordinary item....     (4,240)     (5,012)      (4,461)     (10,954)     (11,261)
Reorganization expenses.............................         --          --           --       (5,995)      (6,037)
Fresh-start revaluation.............................         --          --           --       70,495           --
                                                      ---------  -----------  -----------  -----------  -----------
  (Loss) income from operations before extraordinary
    item............................................     (4,240)     (5,012)      (4,461)      53,546      (17,298)
  Extraordinary item gain on debt discharge.........         --          --           --       69,158           --
                                                      ---------  -----------  -----------  -----------  -----------
  Net (loss) income.................................  $  (4,240)  $  (5,012)   $  (4,461)   $ 122,704    $ (17,298)
                                                      ---------  -----------  -----------  -----------  -----------
                                                      ---------  -----------  -----------  -----------  -----------
OTHER DATA
Number of stores at end of period...................         38          38           38           38           38

                                                                  13 WEEKS
                                                                    ENDED
                                                      13 WEEKS     MAY 2,      52 WEEKS     52 WEEKS     52 WEEKS
                                                        ENDED     1998 (1)       ENDED        ENDED        ENDED
                                                       MAY 1,    -----------  JANUARY 30,  JANUARY 31,  FEBRUARY 1,
                                                        1999                     1999         1998         1997
                                                      ---------  (RESTATED)   -----------  -----------  -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND STORE DATA)
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
  (Loss) income from operations before extraordinary
    gain............................................  $   (0.47)  $   (0.56)   $   (0.50)   $    3.00    $   (0.97)
  Extraordinary item gain on debt discharge.........         --          --           --    $    3.86           --
                                                      ---------  -----------  -----------  -----------  -----------
      Net (loss) income.............................  $   (0.47)  $   (0.56)   $   (0.50)   $    6.86    $   (0.97)
                                                      ---------  -----------  -----------  -----------  -----------
                                                      ---------  -----------  -----------  -----------  -----------
  Weighted average number of shares (2).............  9,000,010   9,000,010    9,000,010   17,875,602   17,899,906
BALANCE SHEET DATA (AT END OF PERIOD)
  Working capital (deficit).........................  $ (20,554)  $ (10,843)   $ (16,662)   $  (5,049)   $  (3,357)
  Total assets......................................     98,372      99,407       93,895       96,892       93,272
  Liabilities subject to settlement under
    reorganization proceedings......................         --          --           --           --      102,858
  Long-term debt and obligations under capital
    leases, net of current maturities...............     12,016      23,813       12,490       24,371        2,846
  Stockholders' equity/(deficit)....................     10,362      14,944       14,602       19,956      (59,553)

------------------------------

(1) In February 1999, Lamonts changed its method of accounting for inventories from the Last-In-First-Out (LIFO) method to the First-In-First-Out (FIFO) method. The change in method of accounting for inventories has been applied retroactively to the prior year's consolidated financial statements and comparative amounts for prior periods have been restated. The effect of the restatement was to increase net loss and accumulated deficit by $2.2 million or $0.25 per share for the thirteen weeks ended May 2, 1998.

(2) Under Lamonts' Chapter 11 plan of reorganization, Lamonts issued 9,000,010 shares of common stock and granted warrants and options to purchase common stock. These warrants and options have not been included in the calculation of net loss per common share because the effect of assuming their exercise would be anti-dilutive.

                           OUR PLAN OF REORGANIZATION

    We filed our Chapter 11 plan of reorganization with the Bankruptcy Court on October 31, 1997. The related disclosure statement, which was filed with the Bankruptcy Court on October 31, 1997 and amended on November 21, 1997, was approved by the Bankruptcy Court on November 24, 1997. The Bankruptcy Court confirmed our Chapter 11 plan of reorganization on December 18, 1997 and it became effective on January 31, 1998.

OVERALL PURPOSE OF OUR PLAN OF REORGANIZATION

    The overall purpose of our Chapter 11 plan of reorganization was to (1) alter our debt and capital structure to permit us to emerge from Chapter 11 and
(2) settle claims on terms that we and the creditors' committee considered reasonable.

OUTLINE OF OUR PLAN OF REORGANIZATION

    Our Chapter 11 plan of reorganization resulted in a net reduction in our total indebtedness and liabilities of approximately $90 million. Our Chapter 11 plan of reorganization included provisions for:

    - payment in full of administrative expenses and other specified priority claims and secured claims;

    - cancellation of a portion of our existing indebtedness in exchange for new equity securities, including securities being offered by this prospectus;

    - the discharge of other pre-bankruptcy petition claims;

    - the cancellation and/or rejection of our existing equity securities in exchange for new equity securities, including the securities being offered by this prospectus;

    - the assumption or rejection of executory contracts and unexpired leases;

    - the appointment of new outside directors to the board of directors; and

    - the assumption of all of the obligations under our credit facility with BankBoston, including any unpaid accrued interest, fees, costs and charges.

SECURITIES ISSUED UNDER OUR PLAN OF REORGANIZATION

    Under our Chapter 11 plan of reorganization, we issued:

    - 8,800,000 shares of common stock, 2,203,320 Class A warrants and 700,237 Class B warrants to the holders of pre-bankruptcy petition claims;

    - 200,000 shares of common stock and 100,000 Class B warrants to the former holders of our common stock which was canceled; and

    - 228,639 Class C warrants to purchase common stock and ten shares of Class B common stock, to Specialty Investment I LLC, the surety under our credit facility with BankBoston.

    We issued all of these securities in exchange for pre-bankruptcy petition claims and interests allowed by the Bankruptcy Court, except those issued to Specialty Investment which we issued in consideration of Specialty Investment's guaranty of our $10 million term loan with BankBoston in partial exchange for BankBoston's administrative claim. We canceled all shares of our common stock outstanding prior to our Chapter 11 proceeding under the plan of reorganization. As a result, former holders of our common stock lost substantially all of their investment in Lamonts.

    In addition, a stock option plan was approved under our Chapter 11 plan of reorganization and on the effective date of the plan of reorganization, we granted the stock options listed below. For information about all options outstanding under our stock option plan as of the date of this prospectus, please refer to "Description of Our Capital Stock--Stock Options" on page 53 of this prospectus.

    - "Base Options" to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share;

    - "Protective A Options" (to prevent dilution resulting from the issuance of the Class A warrants) to purchase an additional 244,813 shares of common stock at an exercise price of $0.01 per share, which become exercisable after the Class A warrants become exercisable; and

    - "Protective B Options" (to prevent dilution resulting from the issuance of the Class B warrants) to purchase an additional 88,915 shares of common stock at an exercise price of $0.01 per share, which become exercisable after the Class B warrants become exercisable.

    The Protective A Options and Protective B Options are referred to in this prospectus as the "Protective Options." The number of Protective A Options and Protective B Options that may be exercised is limited under certain circumstances. See "Description of Our Capital Stock--Stock Options" on page 53 of this prospectus.

    In addition, to minimize the dilutive effect of the Class C warrants issued to Specialty Investment, we issued holders of stock options which were issued under the plan of reorganization discussed above, on a pro rata basis and with the same vesting schedule as each holder's respective stock options, Class C warrants exercisable to purchase 381,060 shares of common stock (355,656 shares at an exercise price of $1.25 per share and 25,404 shares at an exercise price of $.01 per share).

    On June 1, 1998, we issued warrants exercisable to purchase 161,937 shares of common stock at an exercise price of $1.24 per share to Gordian Group, Inc. as compensation for investment banking services it provided during our Chapter 11 case. These warrants are immediately exercisable and will expire on June 1, 2003. For a description of the terms of these warrants, see "Description of Our Capital Stock--Gordian Warrants" on page 53 of this prospectus.

GRANT OF REGISTRATION RIGHTS

    In connection with our Chapter 11 plan of reorganization, we entered into a Grant of Registration Rights in favor of those holders of Class A and Class B warrants which owned in excess of 10% of our issued and outstanding common stock on the effective date of the plan of reorganization and holders of the Class C warrants. Under this agreement, we agreed to keep the registration statement that includes this prospectus continuously in effect until no securities registerable under the Grant of Registration Rights are outstanding or until the registerable securities may be sold without the restrictions on resale that apply to affiliates of Lamonts under the federal securities laws. In addition, we may become obligated under this agreement to allow, at our expense, these holders to include their securities in registrations we effect for our own account. See "Description of Our Capital Stock--Registration Rights" on page 51 of this prospectus.

SENIOR EXECUTIVE EMPLOYMENT AGREEMENTS UPON EMERGENCE OF CHAPTER 11

    Also in connection with our Chapter 11 plan of reorganization, we entered into new employment agreements with Alan R. Schlesinger and Loren R. Rothschild which amended and restated the terms of their existing employment agreements. Under his employment agreement, Mr. Schlesinger received: (1) a one-time bonus of $175,000 for extending the term of his employment to January 31, 2002, (2) a bonus of $400,000 in connection with our Chapter 11 plan of reorganization, (3) 800,237 stock options, and (4) 15,243 Class C warrants. Under his employment agreement, Mr. Rothschild received: (1) a one-time bonus of $80,000 for extending the term of his employment to May 1, 2001, (2) a bonus of

$187,000 in connection with our Chapter 11 plan of reorganization (3) 200,059 stock options, and (4) 3,811 Class C warrants. On April 19, 1999, we entered into amended and restated employment agreements with Messrs. Schlesinger and Rothschild. See "Our Management--Employment and Severance Agreements" on page 41 of this prospectus.

FRESH-START REVALUATION

    Effective January 31, 1998, Lamonts implemented the required accounting for entities emerging from Chapter 11 in accordance with SOP 90-7 (also referred to as "Fresh-Start Reporting"). Under Fresh-Start Reporting, Lamonts' reorganization value was allocated to the reorganized company's net assets on the basis of the purchase method of accounting, which required the adjustment of Lamonts' assets and liabilities to reflect their estimated fair value at January 31, 1998, the effective date of the plan of reorganization.

    In accordance with SOP 90-7, Lamonts' reorganization value was determined as of January 31, 1998. The reorganization value was derived by an independent public accounting firm, which was not Lamonts' independent accountants, using various valuation methods, including:

    - discounted cash flow analyses utilizing Lamonts' projections;

    - analyses of the market values of other publicly traded companies whose businesses are reasonably comparable; and

    - analyses of the present value of Lamonts' equity.

    This value was viewed as the fair value of Lamonts before considering liabilities and approximated the amount a willing buyer would have paid for the assets of Lamonts immediately after restructuring. Management determined the value of the equity to be approximately $20 million by deducting working capital, operating debt, and the new debt from the reorganization value.

    The adjustments to reflect the completion of Lamonts' Chapter 11 plan of reorganization and the adoption of fresh-start reporting are reflected in the 52 weeks ended January 31, 1998 Consolidated Statements of Operations under the captions "Fresh-Start Revaluation" and "Extraordinary Item--Gain on Debt Discharge." See Note 2 to Consolidated Financial Statements for the 52 weeks ended January 30, 1999. These adjustments include an adjustment to restate assets and liabilities at the fair value of net assets, which includes the establishment of excess reorganization value, and the gain on debt discharge for liabilities subject to settlement under reorganization proceedings.

    Because Fresh-Start Reporting was adopted as of January 31, 1998, the consolidated results of operations for fiscal 1998 are not comparable to fiscal 1997 due to the inclusion of reorganization expenses prior to January 31, 1998, and the change in depreciation and amortization expenses related to the revaluation of assets. Accordingly, a vertical black line is shown to separate post-emergence operations from those prior to January 31, 1998, in the consolidated results of operations and to separate the January 31, 1998 consolidated balance sheet from the prior year since it is not prepared on a comparable basis.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING WHETHER TO INVEST IN OUR SECURITIES. THESE FACTORS, AMONG OTHERS, MAY CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS.

            RISKS ARISING FROM OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS

THE AMOUNT OF OUR OUTSTANDING DEBT IS SUBSTANTIAL.

    We have a significant amount of debt outstanding under our credit facility with BankBoston. As of May 1, 1999, the close of our last fiscal quarter, we had $56.7 million of debt outstanding and our debt to equity ratio was 5.5:1. If we fail to generate enough cash flow from our operations or to comply with the restrictive covenants in the credit facility, then we may be in default of our obligations and the bank may declare the credit facility immediately due and payable and foreclose on the assets we pledged as collateral.

    Since our capital structure is highly leveraged, we are faced with the following challenges:

    - Any increase in interest rates will affect the cash required to service our debt.

    - We have limited funds available for capital expenditures, cash distributions and dividends.

    - We are subject to the risk of defaulting on our payment and covenant obligations.

WE HAVE A SUBSTANTIAL WORKING CAPITAL DEFICIT.

    On May 1, 1999, the close of our last fiscal quarter, we had a working capital deficit of $20.6 million. Approximately $9.8 million of this deficit was the result of the term loan portion of our credit facility coming due on December 26, 1999 which caused it to be classified as a current liability on our balance sheet. We plan to exercise our option to extend the maturity date of the term loan for two additional one-year periods, which would cause the term loan to be reclassified as long-term debt. However, under the terms of our credit facility, we must extend the term of our revolving loan in order to extend the term of our term loan and we do not have the unilateral right to extend the revolving loan. Based on discussions to date with BankBoston, we anticipate that the revolver loan, which expires on January 31, 2000, will be extended, but we cannot assure you that this extension will occur.

    In addition, we cannot assure you of the success of our plan to reduce our working capital deficit by increasing gross margins and reducing further expenses. The plan is discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" beginning on page 26 of this prospectus.

UNLESS EXTENDED, OUR TERM LOAN BECOMES DUE AT THE END OF 1999.

    Unless the term loan portion of our credit facility is extended, we will have to make a substantial lump sum payment on December 26, 1999 when this loan matures. We may need to refinance or extend this loan or sell additional securities or assets to repay it in full upon maturity. In addition, we may be required to pay all amounts owed before maturity if we are in default under the credit facility. There is a risk that we may not be able to refinance or extend the amounts owing under our term loan, or sell additional equity or assets to repay our debt. If we fail to repay the term loan upon maturity, the bank may foreclose on the assets we have pledged as collateral and will gain special voting rights because it holds Class B common stock with special rights and privileges.

OUR CREDIT FACILITY IMPOSES A NUMBER OF RESTRICTIONS ON OUR OPERATIONS AND
  FINANCES.

    Our credit facility contains a number of covenants which substantially restrict our operations and finances. For example, these covenants:

    - restrict our ability to make capital expenditures;

    - limit our ability to incur indebtedness;

    - require us to maintain specified financial thresholds;

    - limit our flexibility under our store leases; and

    - impose ranges within which we must maintain inventory.

    These restrictions reduce our operational and financial flexibility and hinder our ability to respond to changing retail conditions and take advantage of attractive business opportunities. As a result, we may lose revenue or not generate as much revenue as we otherwise could generate. If we do not meet our financial covenants or do not comply with any other covenant, we will need to request a waiver or amendment to the credit facility from the bank and the surety. These waivers or amendments may not be granted or even if granted, they may not be on terms we find acceptable. If we are unable to obtain a waiver or amendment, the bank has the right to declare the credit facility immediately due and payable and foreclose on the collateral securing the credit facility. In addition, the bank has special voting rights under the Class B common stock which can be triggered by defaults under the credit facility.

OUR FINANCIAL GROWTH IS LIMITED BY RESTRICTIONS IMPOSED ON US BY THE CREDIT FACILITY AND MAY BE FURTHER AFFECTED BY OUR ABILITY TO OBTAIN CAPITAL.

    Our ability to make capital expenditures to expand or open new stores is restricted by or dependent on:

    - our ability to maintain revenue at existing stores;

    - our ability to obtain capital for expansion; and

    - restrictions on capital expenditures in our credit facility.

    If we cannot make capital expenditures as needed, the amount of revenue we can generate may be limited. We expect our expansion plans for fiscal year ending January 29, 2000 to require approximately $4.8 million of capital expenditures, which is permitted under our credit facility. However, we cannot assure you that we will be able to maintain our revenue levels at our current stores, that this or additional capital will be available or that it will be available on terms we consider reasonable, or that we will not have to forego opportunities because of restrictions on our ability to make additional capital expenditures.

WE ARE RESTRICTED IN OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK.

    We have never declared or paid cash dividends on our common stock or other securities in the past and do not anticipate paying cash dividends in the future. In addition, our credit facility prohibits us from paying cash dividends on our common stock. Therefore, you will probably not receive any dividends in respect of our securities.

SUBSTANTIALLY ALL OF OUR ASSETS ARE PLEDGED TO THE BANK TO SECURE OUR CREDIT
  FACILITY.

    Our credit facility is secured by liens on substantially all of our assets. If the bank were to foreclose on its collateral upon a default or if our assets were otherwise liquidated, the proceeds received from the sale of our assets would be used to first repay our outstanding debt under the credit facility. After the repayment of outstanding debt and other obligations, it is unlikely that sufficient assets would be available to distribute to our shareholders to allow them to recover their investment.

 RISKS RELATING TO OUR ABILITY TO COMPETE EFFECTIVELY IN OUR MARKET OR GENERATE
                                    REVENUE

THE RETAIL CLOTHING BUSINESS IS HIGHLY COMPETITIVE AND WE MAY FACE DIFFICULTIES SUCCESSFULLY COMPETING IN THE FUTURE.

    We compete with numerous other retail companies. These companies include large publicly-held corporations as well as privately held independent stores, department stores or chains, most of whom have substantially greater resources than us. If we cannot compete effectively, our revenues may decrease and our business would be harmed. Our ability to compete depends, in part, on our capacity to adapt to many factors outside of our control such as:

    - shifts in consumer preferences;

    - changes in style;

    - changes in the business environment;

    - population trends; and

    - changes in patterns of commerce such as the expansion of electronic commerce.

    Our larger competitors may be better able than us to adapt to changing conditions which affect the competitive market.

CHANGES IN THE ECONOMY, DEMOGRAPHICS AND THE LOCAL ENVIRONMENT OF OUR STORES MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

    Our business depends upon a high volume of sales and high volume of shoppers in malls and shopping centers. In the past, our revenues have been affected by:

    - an overall decrease in demand for apparel;

    - demographic changes;

    - the economy of the regions where we sell merchandise;

    - an increase in discounters' and mass merchandisers' retail space in our markets; and

    - additional competition from national and regional department stores and specialty apparel retailers.

    These factors may cause our sales to decrease, which would have a material adverse impact on our business.

    Our revenues have also been affected in the past by the state of the economy and its impact on our potential customers' ability to spend money on the kind of merchandise we sell. If the current local, regional or national economies, all of which are strong, experience an economic downturn, our sales could also be negatively affected.

DEMAND FOR OUR MERCHANDISE MAY DECREASE IF WE DO NOT DEVELOP SUCCESSFUL
  MERCHANDISING STRATEGIES.

    Our profitability depends, in part, on our ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. If our merchandising strategies are not successful, the demand for our merchandise will decrease which will result in our business being materially and adversely affected. We have recently developed and implemented new merchandising strategies to:

    - streamline operations and focus attention on merchandise presentation; quality, price, and availability;

    - reduce or eliminate low-margin items and departments; and

    - improve inventory mix in an effort to reduce inventory mark-downs.

    There is a risk, however, that these strategies may not improve our profitability even if they are implemented successfully.

REDUCTION IN SUPPORT FROM BRAND NAME VENDORS COULD ADVERSELY AFFECT OUR
  COMPETITIVENESS.

    Our business focuses on brand name apparel from manufacturers whose names and labels have wide recognition among our customers. These vendors also supply their merchandise to our competitors. These high profile vendors supply us with a significant portion of our merchandise. If these vendors decide to stop doing business with us, or substantially reduce the supply of their merchandise to us, we might not be able to find comparable sources of revenues or we might lose support from customers who shop for that type of merchandise. In that event, our sales could materially decrease.

WE HAVE EXPERIENCED A HISTORY OF LOSSES

    We have experienced significant losses from operations in each of the last six fiscal years. There is a risk that we may not achieve profitability and we may not sustain profitability if achieved. We have reported net losses of $24.9 million for fiscal year 1995, $17.3 million for fiscal year 1996, $16.9 million for fiscal year 1997 (exclusive of the $70.5 million gain from fresh-start revaluation and the $69.2 million extraordinary item gain on the debt discharge following emergence from bankruptcy) and $4.5 million for fiscal year 1998. Our viability depends heavily upon our ability to become profitable and sustain profitability. If we fail to do either, our business will be materially and adversely affected.

   RISKS RELATED TO THE MARKET FOR OUR SECURITIES, OUR CAPITAL STRUCTURE AND
           CIRCUMSTANCES AFFECTING THE EXERCISABILITY OF THE WARRANTS

THE TRADING MARKET FOR OUR COMMON STOCK AND WARRANTS IS LIMITED.

    Our common stock and warrants are listed on the OTC Bulletin Board and have a limited public trading market. The trading market for our securities is not active and there is a risk that the market for the common stock and warrants may not continue. As a result, our investors may not be able to sell our securities. In addition, the outstanding shares of common stock being offered by the selling security holders represent 32.5% of the currently outstanding shares of our common stock. The total number of shares offered by the selling security holders, including the shares that would be issued if the warrants were exercised, would represent approximately 59% of the outstanding shares of our common stock that would then be outstanding. The availability of this large number of shares may depress the market price of the common stock.

OUR COMMON STOCK WILL BE DILUTED BY THE SHARES ISSUABLE UPON EXERCISE OF WARRANTS AND OPTIONS CURRENTLY OUTSTANDING OR WHICH MAY BE ISSUED IN THE FUTURE.

    The shares of common stock being offered by this prospectus will be diluted by the additional shares of common stock which may be issued upon the exercise of the following options and warrants:

    - Class A warrants;

    - Class B warrants;

    - Class C warrants;

    - Warrants issued to the Gordian Group; and

    - Stock options currently outstanding or which may be issued in the future under Lamonts' stock option plan.

WE MAY NOT ATTAIN THE AGGREGATE EQUITY TRADING VALUES REQUIRED FOR OUR WARRANTS TO BECOME EXERCISABLE.

    The Class A warrants do not become exercisable until our aggregate equity trading value reaches $20 million and the Class B warrants and a portion of the Class C warrants do not become exercisable until our aggregate equity trading value reaches $25 million. The warrants may never become exercisable. We have not attained the threshold aggregate equity trading value required for the exercise of any of our warrants since our emergence from Chapter 11 and we cannot assure that we will attain the thresholds required for exercise in the future. The formula for determining our aggregate equity trading value is described under "Prospectus Summary--Information About This Offering--Securities Offered" on page 4 of this prospectus.

                 OTHER RISKS RELATED TO OUR BUSINESS OPERATIONS

OUR SYSTEMS AND SALES MAY BE AFFECTED BY YEAR 2000 PROBLEMS.

    We expect to complete our modification or replacement of our information technology and other systems to remediate any year 2000 problems by the end of the third quarter of fiscal year 1999. However, if modifications or replacements are not properly made, or are not timely completed, various nonessential stand-alone systems would be impaired and we would lose our ability to efficiently process merchandise through our leased distribution center, which might have a material adverse effect on our operations. In addition, our business could also be adversely effected by the year 2000 problems of suppliers and other third parties who exchange information with us or rely on our merchandising systems for certain sales and stock information. We have requested confirmations from our major suppliers that they are addressing all of their year 2000 issues. Although we are taking steps to remediate our year 2000 problems and seeking assurances from our major suppliers, we cannot assure you that our internal systems will function properly in the year 2000 or that our sales will not be adversely affected.

OUR BUSINESS IS DEPENDENT ON A FEW KEY PERSONNEL.

    Our success depends on the services of Alan R. Schlesinger, our president, chief executive officer and chairman of the board, and on other key management executives. Although Lamonts has entered into employment agreements with all of its executive officers, Lamonts could lose their services and that loss would materially and adversely affect our business.

WE MAY NOT BE ABLE TO CONTINUE SELLING SHOES UNDER OUR CURRENT LICENSE
  ARRANGEMENT.

    On June 14, 1999, our shoe licensee, Shoe Corporation of America, filed for protection under the provisions of Chapter 11 of the United States Bankruptcy Code. However, we could suffer a loss of income and customer traffic if Shoe Corporation is unable or unwilling to continue to act as our licensee or supply us with our desired level of shoe inventory. Further, Shoe Corporation could reject its license agreement with us, forcing us to find another licensee. There is a risk that we may not be able to enter into another license arrangement on terms advantageous to us. Our credit agreement with BankBoston currently constrains our ability to purchase shoe inventory ourselves. Therefore, if we cannot find a substitute shoe licensee, we would not be able to sell shoes unless we renegotiated the terms of our credit agreement to enable us to purchase shoe inventory ourselves and resell it like our other merchandise as a principal.

OUR MEDIATION TO AVOID A STRIKE OF OUR SEATTLE AREA STORE EMPLOYEES MAY BE
  UNSUCCESSFUL.

    Approximately 300 employees working in nine Seattle, Washington and surrounding area stores are represented by the United Food and Commercial Workers Union under a contract that expired June 12, 1999. The union and Lamonts have reached tentative agreement on all substantive non-economic issues and have discussed the issues involved in their wage and benefit proposals. The last proposal was taken to the union members for a vote on June 27, 1999, with the union recommending rejection of the proposal. Of those attending, the vote was 101 to 2 favoring rejection of the proposal. The union obtained a strike authorization, as required by its by-laws in order to proceed to federal mediation. We agreed to meet with the union to continue talks through a federal mediator on August 6, 1999. We have participated in mediated negotiating sessions with the union in the past and have successfully reached an agreement with the union and its members. We cannot assure you that we will reach a favorable agreement in future periods.

                         OTHER RISKS RELATED TO LAMONTS

    OUR STOCKHOLDER RIGHTS PLAN, CHARTER DOCUMENTS AND DELAWARE LAW HAVE ANTI-TAKEOVER EFFECTS.

    In January 1999, our board of directors adopted a stockholder rights plan (commonly known as a poison pill) and amended our bylaws to make it difficult for a stockholder to effect a change of control of the company without the prior approval of our board of directors. Our certificate of incorporation permits us to issue "blank check" preferred stock with designations, rights, and preferences as our board of directors may determine which could also be used to inhibit a takeover. In addition, we are subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. Our stockholder rights plan, charter documents and Delaware law could:

    - discourage potential acquisition proposals;

    - delay or prevent a change in control of the company; or

    - diminish shareholders' opportunities to participate in tender offers for our common stock, including tender offers at prices above the then current market price, or inhibit increases in the market price of our common stock that could result from takeover attempts.

    The rights granted under our stockholder rights plan will cause substantial dilution to a person or group that acquired 15 percent or more of our common stock without the prior approval of our board of directors. However, the rights should not interfere with any tender offer, or merger, which is approved by us because the rights do not become exercisable in the event an offer or other acquisition is exempted by our board of directors.

    Preferred stock issued under the "blank check" provision in our certificate of incorporation could have terms which adversely affect our current stockholders and could be used by our board of directors to discourage, delay or prevent a change of control of the company. Our bylaws also make it difficult for a stockholder to effect a change of control of the company by not permitting stockholders to call a special meeting and requiring substantial advance notice of matters to be proposed for consideration at annual stockholders' meeting.

WE HAVE ENDED PRELIMINARY MERGER DISCUSSIONS WITH OUR LARGEST STOCKHOLDER.

    On January 4, 1999, Troutman Investment Company filed with the SEC a report stating that on December 23, 1998, it acquired 2,925,140 shares of common stock, 1,810,380 Class A warrants, and 581,181 Class B warrants, with the stated intent of entering into discussions regarding a possible merger of the two companies. Subsequently these securities were transferred to the individual ownership of

Mr. Dallas Troutman, the controlling stockholder of Troutman Investment. As of July 15, 1999, these securities represented approximately 32.5 percent of our outstanding voting securities and approximately 30.2 percent of the voting securities that would be outstanding if all of our warrants and options were exercised.

    Shortly after Troutman Investment reported its acquisition of these securities to the SEC, we entered into a confidentiality agreement with Troutman Investment. We and Troutman Investment then exchanged non-public information about each other and began preliminary merger discussions. On July 6, 1999, we publicly announced that we had terminated these discussions.

    The "standstill" undertakings made by Troutman Investment in connection with the start of the preliminary merger negotiations have expired. Subject to the anti-takeover restrictions discussed above, as well as applicable law, Mr. Troutman is free to decide how he will exercise his rights as our largest stockholder.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

    Statements in this prospectus containing the words "believes," "anticipates," "expects," and words of similar import, and any other statements which may be construed as a prediction of future performance or events, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including those discussed in the section titled "Risk Factors" beginning on page 11 of this prospectus. These risks and uncertainties and other factors may cause our actual results, performance, achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. These factors include, among others:

    - national and local general economic and market conditions;

    - demographic changes;

    - liability and other claims asserted against us;

    - competition;

    - the loss of a significant number of our customers or suppliers;

    - fluctuations in our operating results;

    - changes in our business strategy or development plans;

    - disruptions in our business;

    - our ability to attract and retain qualified personnel;

    - ownership of our common stock;

    - volatility of our stock price; and

    - delays on the part of us, or suppliers or other third parties, in achieving year 2000 compliance.

    We disclaim any obligations to update any of these factors or to announce publicly the result of any revisions to any of the forward-looking statements contained or incorporated by reference in this prospectus to reflect future events or developments.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale by the selling security holders under this prospectus of the warrants or the shares of common stock held by them. We will receive an aggregate of approximately $4.03 million if all Class A warrants, Class B warrants and Class C warrants covered by this prospectus are exercised. We intend to use any proceeds from the exercise of these warrants for general corporate purposes. We will pay all of the expenses incurred in connection with the registration of the warrants and the shares of common stock covered by this prospectus, but the selling security holders will pay the commissions of brokers or dealers and any transfer fees incurred in connection with sales of warrants and shares of common stock.

                       MARKET PRICES OF OUR COMMON STOCK

    Prior to January 31, 1998, which was the effective date of our Chapter 11 plan of reorganization, our common stock was quoted on the OTC Bulletin Board and, until January 20, 1995, was traded in the over-the-counter market and quoted on the Nasdaq Stock Market System. Our common stock is currently quoted on the OTC Bulletin Board under the symbol "LMNT." The following table sets forth, for the periods indicated, the high and low closing bid prices of our current common stock and the common stock which was canceled under our plan of reorganization, as quoted on the OTC Bulletin Board. The bid prices represent inter-dealer prices without adjustments for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                                                    HIGH        LOW
                                                                                  ---------     ---
FISCAL YEAR ENDED JANUARY 29, 2000:
Quarter ended May 1.............................................................  $   15/16  $     3/8
FISCAL YEAR ENDED JANUARY 30, 1999:
Quarter ended January 30........................................................  $   1 1/2  $     1/4
Quarter ended October 31........................................................      13/16        3/8
Quarter ended August 1..........................................................     1 5/16        3/8
Quarter ended May 2.............................................................          2        5/8
FISCAL YEAR ENDED JANUARY 31, 1998:
Quarter ended January 31........................................................  $     1/4  $    1/16
Quarter ended November 1........................................................       3/16       1/16
Quarter ended August 2..........................................................        1/8       1/16
Quarter ended May 3.............................................................        1/8       1/16

    At June 15, 1999, there were 1,148 holders of record of our common stock and the average bid and ask price was $0.41 per share.

                              OUR DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock, or any other equity security, and we do not anticipate paying cash dividends on our common stock or any other equity security in the future. Any future determination as to the payment of dividends will depend upon:

    - the restrictions contained in our debt instruments;

    - our future earnings;

    - the results of operations;

    - our capital requirements;

    - our financial condition; and

    - other factors our board of directors may consider.

    Our ability to pay dividends is directly and indirectly restricted under the terms of our credit facility with BankBoston which prohibits the payment of dividends. See "Description of Our Bank Credit Facility" beginning on page 55, and "Risk Factors--We are restricted in our ability to pay dividends on our common stock." on page 12, and "--Our credit facility imposes a number of restrictions on our operations and finances." on page 12 of this prospectus.

                               OUR CAPITALIZATION

    The following table sets forth the capitalization of Lamonts as of May 1, 1999. This table should be read in conjunction with the Consolidated Financial Statements and related Notes for the thirteen weeks ended May 1, 1999 included elsewhere in this prospectus.

                                                                                               AS OF MAY 1, 1999
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
                                                                                              --------------------
                                                                                                  (UNAUDITED)
Current Debt
    BankBoston Revolver.....................................................................       $   30,370
    Current Maturities of Long-Term Debt....................................................           10,153
    Current Maturities of Obligations under Capital Leases..................................            1,645
                                                                                                      -------
  TOTAL CURRENT DEBT........................................................................           42,168
                                                                                                      -------
  Long-Term Debt
    Obligations under Capital Leases, Net of Current Maturities.............................           11,833
    Long-Term Debt, Net of Current Maturities...............................................              183
    Other...................................................................................            2,556
                                                                                                      -------
  TOTAL LONG-TERM DEBT......................................................................           14,572
                                                                                                      -------
  TOTAL DEBT................................................................................           56,740
                                                                                                      -------
  Stockholders' Equity: (1)
    Common Stock
      Class A...............................................................................           16,926
      Class B...............................................................................                1
    Warrants--Contributed Capital...........................................................            3,029
    Accumulated Deficit.....................................................................           (8,701)
    Accumulated Other Comprehensive Loss....................................................             (893)
                                                                                                      -------
  TOTAL STOCKHOLDERS' EQUITY................................................................           10,362
                                                                                                      -------
  TOTAL CAPITALIZATION......................................................................       $   67,102
                                                                                                      -------
                                                                                                      -------

------------------------

(1) Excludes shares of common stock issuable upon exercise of (1) stock options to purchase 1,627,879 shares of common stock granted as of May 1, 1999, (2) Class A warrants to purchase 2,203,320 shares of common stock, (3) Class B warrants to purchase 800,237 shares of common stock and (4) Class C warrants to purchase 3,810,645 shares of common stock, or the receipt of proceeds by Lamonts from these exercises.

         SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER OPERATING DATA

    You should read the following data in conjunction with the Consolidated Financial Statements and related Notes and the other information included elsewhere in this prospectus, which qualify this data in its entirety.

    The financial data of Lamonts for the 52 weeks ended January 30, 1999 have been derived from the consolidated financial statements of Lamonts audited by Deloitte & Touche LLP, independent accountants, whose report on them is included elsewhere in this prospectus. The selected financial data of Lamonts for the 52 weeks ended January 31, 1998, the 52 weeks ended February 1, 1997, and the 53 weeks ended February 3, 1996 have been derived from the consolidated financial statements of Lamonts audited by PricewaterhouseCoopers LLP, independent accountants, whose report on the consolidated balance sheet as of January 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the two 52 week periods then ended (but not on the balance sheets as of February 1, 1997 and February 3, 1996 or on consolidated statement of operations, changes in stockholders' equity (deficit) and cash flows for the 53 weeks ended February 3, 1996) is included elsewhere in this prospectus. The financial data for the 52 weeks ended January 28, 1995 have been derived from the unaudited financial records of Lamonts. The financial data of Lamonts for the thirteen weeks ended May 1, 1999 and May 2, 1998 have been derived from the unaudited consolidated financial statements of Lamonts included elsewhere in this prospectus. The unaudited financial records reflect all adjustments which are, in the opinion of management, necessary and of a normal recurring nature to present fairly the operating results for the periods presented. The results of operations for the thirteen weeks ended May 1, 1999 are not necessarily indicative of the results to be expected for the fiscal year ending January 29, 2000.

    Lamonts was operating under Chapter 11 of the Bankruptcy Code during the 52 weeks ended January 31, 1998, the 52 weeks ended February 1, 1997 and the 53 weeks ended February 3, 1996. As a result, the financial condition and results of operations of Lamonts for these fiscal years are not necessarily comparable for the periods presented because of the effects of fresh-start reporting as of January 31, 1998 due to the inclusion of reorganization expenses prior to January 31, 1998 and the change in depreciation and amortization expenses related to the revaluation of assets. Accordingly, a vertical black line is shown to separate post-bankruptcy emergence operations from those prior to January 31, 1998 in the statement of operations data and also to separate the January 31, 1998 consolidated balance sheet data from the prior year since it is not prepared on a comparable basis. On March 9, 1995, Lamonts changed its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31.

                                                          13 WEEKS ENDED
                                                              MAY 2,
                                          13 WEEKS ENDED     1998 (1)     52 WEEKS ENDED   52 WEEKS ENDED   52 WEEKS ENDED
                                              MAY 1,      --------------    JANUARY 30,      JANUARY 31,      FEBRUARY 1,
                                               1999                            1999             1998             1997
                                          --------------    (RESTATED)    ---------------  ---------------  ---------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND STORE DATA)
STATEMENT OF OPERATIONS DATA
Revenues (2)............................    $   41,234      $   39,471       $ 209,585       $   201,623      $   203,602
Cost of merchandise sold................        27,093          27,573         137,651           131,700          130,480
                                          --------------  --------------  ---------------  ---------------  ---------------
  Gross profit..........................        14,141          11,898          71,934            69,923           73,122
                                          --------------  --------------  ---------------  ---------------  ---------------
Operating and administrative expenses...        14,710          13,608          63,343            67,844           67,173
Depreciation and amortization...........         2,190           1,871           8,024             7,141            7,999
Impairment of long-lived assets.........            --              --              --                --            4,170
Store closure costs.....................            --              --              --                --               --
                                          --------------  --------------  ---------------  ---------------  ---------------
Operating costs.........................        16,900          15,479          71,367            74,985           79,342
                                          --------------  --------------  ---------------  ---------------  ---------------
(Loss) income from operations before
  other income/(expense), reorganization
  expenses, fresh-start revaluation,
  income tax benefit and extraordinary
  item..................................        (2,759)         (3,581)            567            (5,062)          (6,220)
Other income (expense):
  Interest expense (3)..................        (1,485)         (1,436)         (5,042)           (5,900)          (5,053)
  Other income (expense)................             4               5              14                 8               12
                                          --------------  --------------  ---------------  ---------------  ---------------
Loss from operations before
  reorganization expenses, fresh-start
  revaluation, income tax benefit and
  extraordinary item....................        (4,240)         (5,012)         (4,461)          (10,954)         (11,261)
Reorganization expenses.................            --              --              --            (5,995)          (6,037)
Fresh-start revaluation.................            --              --              --            70,495               --
                                          --------------  --------------  ---------------  ---------------  ---------------
(Loss) income from operations before
  income tax benefit and extraordinary
  item..................................        (4,240)         (5,012)         (4,461)           53,546          (17,298)
Income tax benefit......................            --              --              --                --               --
Extraordinary item--gain on debt
  discharge.............................            --              --              --            69,158               --
Net (loss) income.......................    $   (4,240)     $   (5,012)      $  (4,461)      $   122,704      $   (17,298)
OTHER DATA
  Number of stores at end of period.....            38              38              38                38               38
BASIC AND DILUTED EARNINGS (LOSS) PER
  COMMON SHARE (4)
  (Loss) income from operations before
    extraordinary item..................    $    (0.47)     $    (0.56)      $   (0.50)      $      3.00      $     (0.97)
  Extraordinary item--gain on debt
    discharge...........................            --              --              --              3.86               --
                                          --------------  --------------  ---------------  ---------------  ---------------
  Net (loss) income.....................    $    (0.47)     $    (0.56)      $   (0.50)      $      6.86      $     (0.97)
                                          --------------  --------------  ---------------  ---------------  ---------------
Weighted average number of shares (4)...     9,000,010       9,000,010       9,000,010        17,875,602       17,899,906
BALANCE SHEET DATA (at end of period)
  Working capital (deficit).............    $  (20,554)     $  (10,843)      $ (16,662)      $    (5,049)     $    (3,357)
  Total assets..........................        98,372          99,407          93,895            96,892           93,272
Liabilities subject to settlement under
  reorganization proceedings............            --              --              --                --          102,858
Long-term debt and obligations under
  capital leases, net of current
  maturities............................        12,016          23,813          12,490            24,371            2,846
Stockholders' equity (deficit)..........        10,362          14,944          14,602            19,956          (59,553)

                                          53 WEEKS ENDED  52 WEEKS ENDED
                                           FEBRUARY 3,     JANUARY 28,
                                             1996 (5)        1995 (5)
                                          --------------  --------------
STATEMENT OF OPERATIONS DATA
Revenues (2)............................   $    199,548    $    231,199
Cost of merchandise sold................        131,677         175,330
                                          --------------  --------------
  Gross profit..........................         67,871          55,869
                                          --------------  --------------
Operating and administrative expenses...         71,372          87,807
Depreciation and amortization...........          9,232          11,355
Impairment of long-lived assets.........             --              --
Store closure costs.....................             --           7,200
                                          --------------  --------------
Operating costs.........................         80,604         106,362
                                          --------------  --------------
(Loss) income from operations before
  other income/(expense), reorganization
  expenses, fresh-start revaluation,
  income tax benefit and extraordinary
  item..................................        (12,733)        (50,493)
Other income (expense):
  Interest expense (3)..................         (5,098)        (11,858)
  Other income (expense)................            196              27
                                          --------------  --------------
Loss from operations before
  reorganization expenses, fresh-start
  revaluation, income tax benefit and
  extraordinary item....................        (17,635)        (62,324)
Reorganization expenses.................         (7,240)         (7,499)
Fresh-start revaluation.................             --              --
                                          --------------  --------------
(Loss) income from operations before
  income tax benefit and extraordinary
  item..................................        (24,875)        (69,823)
Income tax benefit......................             --             400
Extraordinary item--gain on debt
  discharge.............................             --              --
Net (loss) income.......................   $    (24,875)   $    (69,423)
OTHER DATA
  Number of stores at end of period.....             43              48
BASIC AND DILUTED EARNINGS (LOSS) PER
  COMMON SHARE (4)
  (Loss) income from operations before
    extraordinary item..................   $      (1.39)   $      (4.13)
  Extraordinary item--gain on debt
    discharge...........................             --              --
                                          --------------  --------------
  Net (loss) income.....................   $      (1.39)   $      (4.13)
                                          --------------  --------------
Weighted average number of shares (4)...     17,893,675      16,820,257
BALANCE SHEET DATA (at end of period)
  Working capital (deficit).............   $     (2,248)   $     16,025
  Total assets..........................        102,361         120,269
Liabilities subject to settlement under
  reorganization proceedings............        104,845         108,333
Long-term debt and obligations under
  capital leases, net of current
  maturities............................             --              --
Stockholders' equity (deficit)..........        (42,556)        (17,509)

----------------------------------
(1) In February 1999, Lamonts changed its method of accounting for inventories from the Last-In-First-Out (LIFO) method to the First-In-First-Out (FIFO) method. The change in method of accounting for inventories has been applied retroactively to the prior year consolidated financial statements and comparative amounts for prior periods have been restated. The effect of the restatement was to increase net loss and accumulated deficit by $2.2 million or $0.25 per share for the thirteen weeks ended May 2, 1998.
(2) The additional week in the 53 weeks ended February 3, 1996 accounted for $2.2 million of revenues.
(3) Interest expense includes amortization of discounts on Lamonts' long-term debt and interest paid-in-kind through issuance of additional debt.
(4) See note 4 to the consolidated financial statements for the 52 weeks ended January 30, 1999.
(5) Lamonts changed its fiscal year end on March 9, 1995. For purposes of comparing the data for the 52 weeks ended January 28, 1995, Lamonts has provided data which is derived from its unaudited financial records.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    You should read the following information in conjunction with:

    - the information under "Caution Regarding Forward-Looking Statements" on page 17 of this prospectus

    - the information contained under "Fresh-Start Revaluation" on page 10 of this prospectus, and

    - the Consolidated Financial Statements of Lamonts and related Notes beginning on page F-1 in this prospectus.

    Lamonts' fiscal year ends on the Saturday closest to January 31. Accordingly, fiscal 1999 refers to the 52 weeks ended January 29, 2000, fiscal 1998 refers to the 52 weeks ended January 30, 1999, fiscal 1997 refers to the 52 weeks ended January 31, 1998 and fiscal 1996 refers to the 52 weeks ended February 1, 1997.

RESULTS OF OPERATIONS

THIRTEEN WEEKS ENDED MAY 1, 1999 ("1ST QUARTER 1999") COMPARED TO THIRTEEN WEEKS
  ENDED MAY 2, 1998 ("1ST QUARTER 1998")

    REVENUES. Comparable store revenues (i.e., stores open since the beginning of each of the periods presented) of $41.2 million for the 1st Quarter 1999 increased $1.7 million or 4.5% from $39.5 million for the 1st Quarter 1998. Management believes that revenues increased due primarily to higher average inventory levels and strong sales in the Alaska market. We cannot assure you that revenues will increase in future periods.

    GROSS PROFIT. Gross profit, as a percentage of revenues, increased from 30.1% for the 1st Quarter 1998, to 34.3% for the 1st Quarter 1999. The 1st Quarter 1998 gross profit was restated and reduced by $2.2 million as a result of converting from LIFO to FIFO accounting for inventories (see Note 3 to the Consolidated Financial Statements for thirteen weeks ended May 1, 1999). Gross profit for the 1st Quarter 1998, as a percentage of revenues before the conversion to FIFO, was 35.8%. The 34.3% gross profit percentage for the 1st Quarter 1999 reflects seasonal markdowns, which were taken at a higher rate than in the 1st Quarter 1998.

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses were $14.7 million or 35.7% of sales for the 1st Quarter 1999, compared to $13.6 million or 34.5% of sales for the 1st Quarter 1998. Excluding the curtailment gain of $1.0 million recognized in the 1st Quarter 1998, operating and administrative expenses for 1st Quarter 1998 were 37.0% of sales. Increased sales with expenses remaining relatively constant, accounted for the decrease as a percentage of sales, after adjustment for the curtailment gain.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $2.2 million for the 1st Quarter 1999 compared to $1.9 million for the 1st Quarter 1998, primarily due to higher asset values.

    INTEREST EXPENSE. Interest expense was $1.5 million for the 1st Quarter 1999 compared to $1.4 million for the 1st Quarter 1998. The increase in interest expense is primarily related to higher average borrowings under our credit facility with BankBoston, partially offset by lower interest rates.

    NET LOSS. As a result of the factors listed above, Lamonts recorded a net loss of $4.2 million for the 1st Quarter 1999, compared to a net loss of $5.0 million for the 1st Quarter 1998.

FISCAL 1998 COMPARED TO FISCAL 1997

    REVENUES. Comparable store revenues of $209.6 for fiscal 1998 increased $8.0 million or 3.9% from $201.6 million for fiscal 1997. Comparable store revenues increased due to higher average inventory levels, continued improvement in the quality of the merchandise offered in the stores, and strong sales in the Alaska market. We cannot assure you that a continuation of these factors will increase revenues in future periods.

    GROSS PROFIT. Gross profit of $71.9 million or 34.3% as a percentage of revenues for fiscal 1998 decreased from $69.9 million or 34.7% for fiscal 1997. Gross profit percentages include all anticipated markdowns.

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses were $63.3 million, or 30.2% of revenues for fiscal 1998, compared to $67.8 million, or 33.6% of revenues, for fiscal 1997. Excluding the curtailment gain of $1.0 million recognized in the 1st Quarter 1998 (see Note 14 to the Consolidated Financial Statements), operating and administrative expenses for fiscal 1998 were 30.7% of sales. Expense savings initiatives, including lower occupancy expense at Lamonts' leased distribution center and lower store payroll expense as a percentage of sales, partially offset by an increase in year 2000 remediation costs, accounted for the remainder of the reduction in operating and administrative expenses for fiscal 1998 as compared to fiscal 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense was $8.0 million for fiscal 1998 and $7.1 million for fiscal 1997. The increase is primarily due to the revaluation of assets in connection with fresh-start reporting.

    INTEREST EXPENSE. Interest expense was $5.0 million in fiscal 1998 compared to $5.9 million in fiscal 1997. Interest expense is primarily related to outstanding borrowings under our credit facility with BankBoston. The decrease is primarily the result of an adjustment, totaling approximately $0.8 million, for a change in estimate recorded during fiscal 1998 and lower average interest rates, partially offset by higher outstanding balances on our credit facility with BankBoston during fiscal 1998.

    REORGANIZATION EXPENSES. Reorganization expenses of $6.0 million in fiscal 1997 represent costs directly related to Lamonts' Chapter 11 case. No reorganization costs were incurred in fiscal 1998. See Note 1 to the Consolidated Financial Statements.

    FRESH-START REVALUATION. Lamonts recorded a fresh-start revaluation adjustment of $70.5 million in fiscal 1997. See Note 2 to the Consolidated Financial Statements.

    EXTRAORDINARY ITEM--GAIN ON DEBT DISCHARGE. Lamonts recorded an extraordinary gain of $69.2 million in fiscal 1997. See Note 2 to the Consolidated Financial Statements.

    NET INCOME. As a result of the foregoing, Lamonts recorded a net loss of $4.5 million for fiscal 1998 compared to net income of $122.7 million in fiscal 1997. The $12.5 million improvement (exclusive of the $70.5 million fresh-start revaluation and $69.2 million extraordinary item--gain on debt discharge recorded in fiscal 1997) is primarily due to (1) the decrease in operating and administrative expenses of $4.5 million, (2) the increase in gross profit of $2.0 million, due mainly to the increase in store revenues, (3) the $0.9 million reduction in interest expense and (4) the reduction in reorganization expenses of $6.0 million. These improvements were partially offset by the increase in depreciation and amortization expense of $0.9 million.

FISCAL 1997 COMPARED TO FISCAL 1996

    REVENUES. Revenues of $201.6 million for fiscal 1997 decreased $2.0 million on a total store basis from $203.6 million for fiscal 1996. This decrease is attributable to the closure of five stores that were operating during fiscal 1996. Comparable store revenues, for the 38 stores, of $201.6 million for fiscal

1997 increased 6.3% from $189.7 million for fiscal 1996. Management believes that revenues have increased due to higher inventory levels and continued improvement in the quality of the merchandise offered in the stores compared to the prior year. We cannot assure you that a continuation of these factors will increase revenues in future periods.

    GROSS PROFIT. Gross profit as a percentage of revenues of 34.7% for fiscal 1997, decreased from 35.9% for fiscal 1996 due to additional markdowns in fiscal 1997. Reductions in the LIFO inventory layers impacted the Consolidated Financial Statements of Operations by $0.2 million in each of fiscal 1997 and fiscal 1996.

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses of $67.8 million, or 33.6% of revenues for fiscal 1997, compared to $67.2 million, or 33.0% of revenues, for fiscal 1996. Operating and administrative expense savings of $3.6 million attributable to closed stores operating in the prior year were offset by increases in (1) credit card fees of $0.4 million, (2) advertising of $1.0 million, (3) payroll of $0.5 million, (4) write-down of supplies inventory and other current assets of $1.1 million, and
(5) other expenses of $1.2 million, which included Year 2000 compliance expenses. Year 2000 costs included in operating and administrative expenses for fiscal 1997 amounted to approximately $0.3 million.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $7.1 million for fiscal 1997 decreased $0.9 million from $8.0 million for fiscal 1996. The decrease was primarily related to assets retired as a result of store closures and assets becoming fully depreciated or amortized.

    IMPAIRMENT OF LONG-LIVED ASSETS. A non-cash charge of $4.2 million for the impairment of long-lived assets was recognized during fiscal 1996 due to the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." See Note 3 to the Consolidated Financial Statements.

    INTEREST EXPENSE. Interest expense of $5.9 million in fiscal 1997 increased from $5.1 million in fiscal 1996. Interest expense is primarily related to outstanding borrowings under Lamonts' bank credit facilities. The increase in interest expense is primarily due to facility fees incurred in connection with our term and revolver loans.

    REORGANIZATION EXPENSES. During the course of the Chapter 11 case, Lamonts recognized $26.8 million in reorganization expenses, including approximately $13.2 million of non-cash charges, of which $6.0 million was incurred during fiscal 1997 and $6.0 million during fiscal 1996. The fiscal 1997 expenses relate primarily to professional fees and bonuses paid to certain employees associated with Lamonts' Chapter 11 case. In addition, the fiscal 1996 expenses include accrued or estimated costs associated with the rejection of real property leases and costs related to closing underperforming and nonprofitable stores.

    FRESH-START REVALUATION. Lamonts recorded as income a fresh-start revaluation adjustment of $70.5 million in fiscal 1997. See Note 2 to the Consolidated Financial Statements.

    EXTRAORDINARY ITEM--GAIN ON DEBT DISCHARGE. Lamonts recorded an extraordinary gain of $69.2 million in fiscal 1997. See Note 2 to the Consolidated Financial Statements.

    NET INCOME. The net income for fiscal 1997 was $122.7 million, compared to a net loss of $17.3 million for fiscal 1996. The $0.3 million improvement (exclusive of the $70.5 million fresh-start revaluation and $69.2 million extraordinary item--gain on debt discharge) is primarily due to no impairment of long-lived assets for fiscal 1997 compared to the recognition of a $4.2 million for impairment in fiscal 1996, and the decrease in depreciation and amortization expenses of $0.9 million, offset by (1) the decrease in gross profit of $3.2 million, (2) the increase in operating and administrative expenses of $0.6 million, and (3) the increase in interest expense of $0.8 million.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

    In the 1st Quarter 1999, we used $2.6 million of cash for operating activities as compared to $5.5 million of cash used by operating activities in the 1st Quarter 1998. In the prior year, we used cash not only for operating activities, but also for the payment of accrued reorganization expenses as required under the Chapter 11 plan of reorganization.

    Lamonts' primary cash requirement currently is the procurement of inventory which is currently funded through borrowings under the credit facility with BankBoston (as more fully described in Note 7 to the Consolidated Financial Statements for the 52 weeks ended January 30, 1999), trade credit and cash generated from operations. Like other apparel retailers, Lamonts is highly dependent upon its ability to obtain trade credit, which is generally extended by its vendors and, when applicable, their factoring institutions that continually monitor Lamonts' credit worthiness. If Lamonts continues to obtain the trade credit terms it is currently receiving, Lamonts believes that borrowings under the credit facility with BankBoston and cash generated from operations will provide the liquidity necessary to fund Lamonts' cash requirements for the next 12 months.

    In the 1st Quarter 1999, we used $1.2 million of cash for investing activities as compared to $0.4 million in the 1st Quarter 1998. The increase of $0.8 million used by investing activities was due primarily to higher capital expenditures related to the replacement of the point-of-sale platform, which includes in-store registers, and related computers and operating systems.

    During the 1st Quarter 1999, financing activities contributed $4.4 million of cash as compared to $6.6 million in the 1st Quarter 1998. This difference was the result of lower net borrowings under the Lamonts' revolving line of credit described in "Financing" below.

    On May 1,1999, Lamonts had a working capital deficit of approximately $20.6 million. Approximately $9.8 million of the working capital deficit is a result of recording as a current liability the balance due on December 26, 1999 on Lamonts' term loan, described in "Financing" below. Subject to an extension of Lamonts' revolving line of credit, for a sufficient period, Lamonts has the option to extend the maturity date of the term loan for two additional one-year periods and plans to do so. If the term loan is extended, Lamonts will record the balance due on the term loan as long-term debt. Based on discussions to date with BankBoston, Lamonts anticipates that the revolving line of credit will be extended.

    In addition, Lamonts intends to continue implementing a plan, formulated by senior management, designed to increase gross margins and reduce operating expenses through a variety of department level merchandising strategies and cost containment initiatives. If this plan is successful it would further reduce the working capital deficit remaining after the reclassification of the term loan to long-term debt as discussed above.

    Management continually evaluates store locations and operations to determine whether to close, downsize or relocate stores that do not meet performance objectives. Management has no current plans to close any of the 38 Lamonts stores.

FINANCING

    Lamonts entered into the Amended and Restated Debtor-in-Possession and Exit Financing Loan Agreement, dated as of September 26, 1997, between Lamonts and BankBoston, N.A. under which BankBoston provides Lamonts with (1) a revolving line of credit with a maximum borrowing capacity of $32 million; and (2) a term loan in the amount of $10 million. See Note 7 to the Consolidated Financial Statements for the 52 weeks ended January 30, 1999, included elsewhere in this prospectus, for a description of the BankBoston credit facility.

    The revolving line of credit is scheduled to mature on January 31, 2000 but may mature earlier as a result of acceleration, mandatory prepayment or other earlier maturity of the term loan. The term loan will mature December 26, 1999, but may mature earlier as a result of acceleration, mandatory prepayment or other earlier maturity of the revolving line of credit. As long as the revolving line of credit has not matured, we may extend the maturity date of the term loan for two additional one-year periods, on the terms and conditions set forth in the loan agreement with BankBoston and upon payment of a fee equal to approximately 5% of the outstanding amount of the term loan on the relevant extension date. There are no extension options for the revolving line of credit.

    As of June 15, 1999, Lamonts had $29.1 million of borrowings outstanding under the revolving line of credit (with additional borrowing capacity of $2.9 million), and $9.8 million outstanding under the term loan.

    To hedge the interest rate exposure from variable rate loans under the credit facility with BankBoston, on March 24, 1998, Lamonts entered into a forward interest rate swap letter agreement with BankBoston. Under this agreement, Lamonts pays a fixed rate of 5.73% per annum and receives the floating rate which is tied to 3-month LIBOR as fixed quarterly. The swap agreement is for a notional amount of $20 million for a period of two years beginning March 25, 1998. Net periodic cash settlements under the swap agreement are recognized in the consolidated statements of operations in the related period.

DIVIDENDS

    For information about our dividend policy, please refer to "Our Dividend Policy" on page 19 of this prospectus.

SEASONALITY

    Lamonts' business is subject to substantial seasonal variations in demand. Historically, approximately one-third of Lamonts' sales, and substantially all of its contribution to net income have been realized in the fourth fiscal quarter which includes the November/December holiday season. The table below sets forth the effect of seasonality on Lamonts' business for fiscal 1998 and 1997.

                                                                  (DOLLARS IN THOUSANDS, EXCEPT PERCENTS)
                                                          -------------------------------------------------------
                                                           1ST QTR     2ND QTR    3RD QTR    4TH QTR     TOTAL
                                                          ----------  ---------  ---------  ---------  ----------
52 WEEKS ENDED JANUARY 30, 1999
Revenues................................................  $   39,471  $  50,591  $  50,862  $  68,661  $  209,585
% Contribution..........................................        18.8%      24.1%      24.3%      32.8%
52 WEEKS ENDED JANUARY 31, 1998
Revenues................................................  $   37,648  $  49,483  $  50,263  $  64,229  $  201,623
% Contribution..........................................        18.7%      24.5%      24.9%      31.9%

INFLATION

    The primary items affected by inflation include the cost of merchandise, utilities, and labor. Retail sales prices are generally set to reflect inflationary increases, the effects of which cannot be readily determined. Management believes that inflationary factors have had a minimal effect on Lamonts' operations during the past three years.

YEAR 2000

    Some of Lamonts' older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000, which could cause a system failure or miscalculations, leading to disruptions in operations.

    Lamonts has established a compliance program to modify or replace existing information technology systems to prevent the generation of invalid or incorrect results in connection with processing year dates for the year 2000 and later. Lamonts believes that it will complete its year 2000 modifications by the end of the third quarter of fiscal 1999 and, based on its current understanding of its systems, does not currently anticipate any material disruption in operations as a result of year 2000 issues. However, if modifications or replacements are not properly made, or are not completed timely, the reasonably likely worst case scenario is that various nonessential stand-alone systems would be impaired and Lamonts would lose its ability to efficiently process merchandise through its leased distribution center, which might have a material adverse effect on its operations.

    As of May 1, 1999, Lamonts estimates that 93% of its mainframe and client server information technology systems have been tested and are currently operating as year 2000 compliant systems. As of June 9, 1999, 100% of Lamonts' information technology systems have been reviewed or modified, with only 2.7% yet to be tested. Additionally, Lamonts is in the process of replacing its point-of-sale (POS) platform, which includes in-store registers, and related computers and operating systems. As of May 1, 1999, Lamonts estimates that 80% of its POS replacement project has been completed. Full testing of the POS replacement project was completed in April 1999, and the installation of new registers began in April 1999. Completion of the rollout is scheduled for the third quarter of fiscal 1999. A summary of the expected completion dates for work currently in process to make all information technology operating systems and application systems software year 2000 compliant is as follows:

Second quarter of fiscal     1.         Leased distribution center.
1999:

Third quarter of fiscal      1.         Full test of all systems at a disaster recovery site which
1999:                                   will emulate the changeover to the year 2000.
                             2.         Replacement of in-store registers, computers, and operating systems with new hardware and software.
                             3.         Mid-range computer operating systems and application systems software.

    Lamonts spent $86,000 for 1st Quarter 1999 compared to $123,000 for 1st Quarter 1998 to make its computer systems year 2000 compliant. The total cost of the project to date, as of May 1, 1999 was $830,000, and Lamonts estimates it will spend approximately $135,000 in the remainder of fiscal 1999 to complete the project. The total expected cost approximates the total budgeted project cost of $1,000,000, excluding costs related to the POS replacement project.

    Suppliers of Lamonts and other third parties exchange information with Lamonts or rely on Lamonts' merchandising systems for sales and inventory information. Lamonts currently does not have complete information concerning the compliance status of its suppliers or other third parties. Although Lamonts is not dependent on any single supplier, year 2000 noncompliance by suppliers or third parties could impact Lamonts' sales and disrupt the flow of merchandise to the stores and/or impair Lamonts' ability to process credit card transactions. Because third-party failures could have a material adverse impact on Lamonts' ability to conduct business, Lamonts has requested confirmations from major suppliers to certify that plans are being developed to address year 2000 issues.

    Currently, Lamonts is developing contingency plans for all information technology and other systems, as well as developing contingencies for dealing with those suppliers and other third parties who have not responded to year 2000 readiness questionnaires, or who are at risk of noncompliance.

    The cost of the project and the date on which Lamonts believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, cooperation of vendors and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause material differences include, but are not limited to, the availability and cost of personnel trained in the area, the ability to locate and correct all relevant computer codes, and similar uncertainties.


    Lamonts presently believes that year 2000 issues will not pose significant operational problems for Lamonts. However, if all year 2000 issues are not properly identified, or assessment, remediation and testing are not effected timely with respect to year 2000 problems that are identified, it is possible that year 2000 issues will materially adversely impact Lamonts' results of operations or adversely affect Lamonts' relationships with customers, vendors, or others. Additionally, it is possible that the year 2000 issues of other entities will have a material adverse impact on Lamonts' systems or results of operations. See "Risk Factors--Our systems and sales may be affected by year 2000 problems." on page 15 of this prospectus.


RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for derivatives used for hedging activities. SFAS No. 133 requires that all derivatives be recognized either as an asset or liability, be measured at fair value and that the resulting measurements be included either in the income statement or stockholders' equity, depending on the nature of the transaction. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The impact of the adoption of SFAS No. 133 on Lamonts' financial position and results of operations has not yet been determined.

CHANGE IN ACCOUNTING PRINCIPLE

    In February 1999, Lamonts changed its method of accounting for inventories from the Last-In-First-Out (LIFO) method to the First-In-First-Out (FIFO) method. Management believes that the FIFO method provides a better measurement of operating results as Lamonts has experienced stable prices and expects the trend to continue for the foreseeable future. Under the current non-inflationary environment, the use of the FIFO method will more accurately reflect Lamonts' financial position.

    The change in method of accounting for inventories has been applied retroactively to the prior year consolidated financial statements and comparative amounts for prior periods have been restated. The effect of the restatement was to increase net loss and accumulated deficit by $2.2 million or $0.25 per share for the thirteen weeks ended May 2, 1998. The effect of this change on Lamonts' consolidated results of operations for the fiscal years ended January 30, 1999 and January 31, 1998 was not material.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Lamonts is affected by the risk of fluctuating interest rates in the normal course of business, primarily as a result of borrowings, which generally bear interest at variable rates. The table below presents the principal (or notional) amounts, at book value, and related weighted average interest rates by year of maturity. All items described in the table are non-trading and are stated in U.S. dollars.

                                                     PRINCIPAL/NOTIONAL AMOUNT MATURING IN:
                                      --------------------------------------------------------------------      TOTAL
                                       FISCAL     FISCAL     FISCAL     FISCAL      FISCAL                     MAY 1,
                                        1999       2000       2001       2002        2003      THERE- AFTER     1999
                                      ---------  ---------  ---------  ---------  -----------  -----------  -------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PERCENTS)
INTEREST RATE RISK:

LIABILITIES:
Borrowings under the Revolver.......  $  30,370         --         --         --          --           --     $  30,370
  Variable average interest rate....       8.07%        --%        --%        --%         --%          --%         8.07%
Short-term debt.....................      9,825         --         --         --          --           --         9,825
  Variable average interest rate....       7.75%      7.75%        --%        --%         --%          --%         7.75%
Long-term debt--fixed...............        192  $     211         --         --          --           --           403
  Average interest rate.............        8.0%       8.0%        --%        --%         --%          --%          8.0%
Long-term debt......................         54         54         --         --          --           --           108
  Variable average interest rate....        7.0%       7.0%        --%        --%         --%          --%          7.0%
Obligations under capital leases....      1,448      1,775  $   1,738  $   1,227   $     918    $   6,372        13,478
  Variable average interest rate....      10.42%     10.42%     10.42%     10.42%      10.42%       10.42%        10.42%

DERIVATIVES MATCHED AGAINST
  LIABILITIES:
Swaps-fixed rate (1)................         --  $  20,000         --         --          --           --     $  20,000
  Average pay rate..................       5.73%      5.73%        --%        --%         --%          --%         5.73%
  Average receive rate..............        5.0%       5.0%        --%        --%         --%          --%          5.0%

                                      FAIR VALUE
                                        MAY 1,
                                         1999
                                      -----------
INTEREST RATE RISK:
LIABILITIES:
Borrowings under the Revolver.......   $  30,370
  Variable average interest rate....
Short-term debt.....................       9,825
  Variable average interest rate....
Long-term debt--fixed...............         403
  Average interest rate.............
Long-term debt......................          96
  Variable average interest rate....
Obligations under capital leases....      13,478
  Variable average interest rate....
DERIVATIVES MATCHED AGAINST
  LIABILITIES:
Swaps-fixed rate (1)................   $     0.2
  Average pay rate..................
  Average receive rate..............

------------------------

(1) Interest rate swaps on which Lamonts is the fixed rate payor.

                                  OUR BUSINESS

GENERAL

    Lamonts is a promotionally oriented, Northwest-based regional retailer with 38 stores in five states. Lamonts offers an assortment of moderately priced fashion apparel and home and fashion accessories at competitive prices for the entire family. Lamonts, which has been operating in the Northwest for over thirty years, is well recognized in the region as a retailer of nationally recognized brand name apparel such as Levi, Liz Claiborne, Lee, Bugle Boy, Jockey, Alfred Dunner, OshKosh, Adidas, Nike, and Health-Tex. Lamonts purchases goods from approximately 700 vendors and uses a distribution center in Kent, Washington for processing and warehousing merchandise for distribution to its stores. Lamonts employs approximately 1,500 people in salaried, hourly, or part-time positions. Lamonts' stores average approximately 47,000 square feet and are generally located in shopping centers and malls.

PROMOTION AND MARKETING

    Sales promotion and inventory allocation decisions are made centrally by Lamonts' corporate staff. Lamonts generally maintains uniform inventory, pricing decisions, selection of promotional goods, and markdown policies throughout all of its locations.

    Lamonts advertises primarily through radio, television, newspaper and newspaper inserts, direct mail, and charge statement inserts. Lamonts' promotional strategy is to target specific merchandise products and consumer groups, including holders of its proprietary credit card, for sale events.

SHOE LICENSEE

    Lamonts utilizes a licensee, Shoe Corporation of America, for its family shoe department. Income derived from the rental fees charged to the licensee is reported as an offset to operating expenses. The rental fees paid to Lamonts by Shoe Corporation (approximately $1.4 million for the 52 weeks ended January 30,
1999) range from 10% to 12% of annual net sales generated by Shoe Corporation. The license agreement with Shoe Corporation expires in January 2001 with one three-year optional extension.

    On June 14, 1999, Shoe Corporation of America and its affiliates filed for protection under the provisions of Chapter 11 of the United States Bankruptcy Code. For further information, please refer to "Risk Factors--We may not be able to continue selling shoes under our current license arrangement." on page 15 of this prospectus.

PURCHASING

    Lamonts' centralized buying organization includes general merchandise managers, divisional merchandise managers, and buyers responsible for maintaining vendor relationships. Lamonts purchases its merchandise from approximately 700 vendors and is not dependent on any single source of supply. Lamonts also has a membership in Frederick Atkins, Inc., a merchandising consultant and buying cooperative, which provides certain private label merchandise to Lamonts. In connection with its membership, Lamonts maintains a noncurrent deposit of approximately $1.0 million. Lamonts maintains no long-term commitments with any supplier and believes that there will continue to be an adequate supply of merchandise to satisfy its current and anticipated requirements. However, like other apparel retailers, Lamonts is highly dependent upon its ability to obtain trade credit.

    On March 31, 1999, Lamonts informed Frederick Atkins that it was terminating its membership in Frederick Atkins in accordance with the terms of its agreement with Atkins. This agreement provides that either party may terminate the agreement at the end of any calendar month by giving at least

18 months prior written notice to the other party. In the opinion of management, the termination of Lamonts membership in Atkins will not have a material adverse effect on the business of Lamonts.

DISTRIBUTION

    Lamonts utilizes a contractor, Assembly Transportation Distribution Systems, Inc., to operate its distribution center under an agreement dated April 30, 1998, that continues through February 2001. Monthly operating fees payable to Assembly Transportation are $16,164, in addition to reimbursements for specified costs incurred in connection with the operations of the distribution center. Through its dedicated distribution center, Lamonts generally receives, tickets and ships merchandise to its stores within a two-to-three day period. Lamonts believes that this distribution center enables it to:

    - monitor vendor shipments more effectively;

    - reduce receiving and marking expenses;

    - reduce related transportation costs;

    - improve inventory control; and

    - reduce inventory shrinkage.

    The current lease for this distribution facility covers 62,500 square feet of space through February 2001 and is guaranteed by Lamonts. The amount of lease payments guaranteed by Lamonts under the lease are approximately $21,000 per month.

RETURN POLICY

    It is Lamonts' policy to exchange or issue a credit if a customer is not completely satisfied with any Lamonts purchase. Management believes that Lamonts' customer return policy and experience is consistent with industry practices.

STORE LOCATIONS AND PROPERTIES

    Lamonts considers its ability to maintain attractive, high traffic store locations to be a critical element of its business and a key determinant of Lamonts' future growth and profitability.

    Lamonts currently operates 38 stores in the following locations:

                        LAMONTS APPAREL STORES

ALASKA(7)                    WASHINGTON(23)                 UTAH(1)
Anchorage:    3 stores       Seattle:          6 stores     Logan
Fairbanks                    Bellevue:        2 stores      OREGON(2)
Juneau                       Tacoma:         2 stores       Astoria
Soldotna                     Spokane:        2 stores       Corvallis
Wasilla                      Aberdeen
IDAHO(5)                     Issaquah
Coeur d'Alene                Kirkland
Idaho Falls                  Marysville
Lewiston                     Moses Lake
Moscow                       Olympia
Pocatello                    Port Angeles
                             Richland/Pasco/Kennewick
                             Silverdale
                             Wenatchee
                             Yakima

    Of the 38 Lamonts' stores, 14 are located in regional malls, 15 are located in community malls, three are located in strip centers, and six are located in free-standing locations.

    All of Lamonts' stores are currently operated in facilities leased by Lamonts, except one store, which is operated in a building owned by Lamonts under a ground lease that expires in 2015. The leases for these facilities have terms up to 30 years, with an average remaining term of six years, not including additional option periods. Lamonts leases approximately 30,000 square feet for its principal office in Kirkland, Washington. The lease expires in May 2006.

    Lamonts' stores range from 20,700 to 80,000 square feet in size, averaging approximately 47,000 square feet. The interiors of Lamonts' stores are decorated and organized to maximize traffic flow and merchandise exposure. Signage and service facilities, such as fitting rooms and customer service areas, are designed to create a pleasant and convenient shopping environment. See "Risk Factors--Our financial growth is limited by restrictions imposed on us by the credit facility and may be further affected by our ability to obtain capital." on page 12, and "--Our credit facility imposes a number of restriction on our operations and finances." on page 12 of this prospectus.

STORE OPERATIONS

    Lamonts' store management team consists of a senior vice president, three regional directors and 36 store managers. Two of the three regional directors also serve as store managers. Store managers are primarily responsible for hiring and supervising store personnel and for day-to-day store operations. A typical Lamonts store employs a staff of 25 to 40 people, including the store manager, two to four area sales managers and 20 to 35 sales associates, approximately two-thirds of whom are part-time.

EMPLOYEES

    Lamonts employs approximately 1,500 people, approximately two-thirds of whom are part-time. Approximately 300 employees working in nine Seattle, Washington and surrounding area stores are represented by the United Food and Commercial Workers Union under a contract that expired June 12, 1999. For information regarding scheduled mediation with the union representing store employees in Seattle and surrounding areas, see "Risk Factors--Our mediation to avoid a strike of our Seattle area store employees may be unsuccessful." on page 16 of this prospectus.

    Approximately 20 employees working in the Kirkland corporate office are represented by the United Food and Commercial Workers Union under a contract that expires on March 31, 2000. Management believes that its employee relations are good.

COMPETITION

    Lamonts competes with other specialty retail apparel stores, department stores, discount and mass merchandisers on the basis of product range, quality, fashion, price and service. Lamonts attempts to separate itself from its competitors by positioning itself as a focused specialty retailer with emphasis on casual wear and high quality branded products, as well as its private label, "Northwest Outfitters." Principal competitors in one or more of Lamonts' market areas include The Bon Marche (a division of Federated Department Stores, Inc.), Nordstrom, J.C. Penney Co., Inc., Sears Roebuck and Company, and Mervyn's (a division of Dayton-Hudson Corporation). Many of Lamonts' competitors have substantially greater financial resources than Lamonts. See "Risk Factors--The retail clothing business is highly competitive and we may face difficulties successfully competing in the future." on page 13 of this prospectus.

TRADEMARKS

    Lamonts currently owns various registered trademarks which are part of its private label program. Management believes that, although these trademarks are significant, Lamonts' business is not dependent on any of the rights.

INFORMATION SYSTEMS

    In recent years, Lamonts has invested in the development of management information systems in the areas of merchandise reporting, distribution and allocation, customer service (full and promotional price look-up at the register), as well as financing, credit authorization, and store operations.

    Lamonts uses the universal product code on each ticket and automatic price look-up and electronic data interchange for re-ordering basic merchandise and for vendor-provided advance ship notices, which improve in-stock inventories on predictable, basic merchandise. The point-of-sale data provides the basis for merchandise unit reporting, merchandise allocation decisions and electronic transmission of orders. In addition to running its own automatic basic stock replenishment system, Lamonts also uses automatic basic merchandise replenishment programs offered by key vendors.

    Sales and point-of-sale markdowns are monitored daily by using point-of-sale terminals to record ticketed information, which flows electronically from the stores to the corporate office and then to the service bureau referred to below. These sales and point-of-sale markdowns are combined with receipt, on-hand and on-order information to support merchant reports and on-line screens at the department, vendor, class style, and in some cases, color/size or universal product code level.

    Current management information systems efforts are focused on enhancing vendor reporting and classification to the merchants and year 2000 preparations, as well as a new point-of-sale platform to support enhanced customer service and future direct marketing initiatives.

    Lamonts utilizes an outside service bureau, Affiliated Computer Services, Inc., for its mainframe computer processing under a contract that continues through February 2000. Lamonts pays fees to Affiliated Computer under this contract that are based on CPU utilization plus other miscellaneous charges. The minimum monthly fee payable to Affiliated Computer under this contract is $50,000. In addition, Affiliated Computer licenses certain system and application software programs to Lamonts.

    In October 1998, Lamonts entered into a purchase agreement with NCR Corporation, in which NCR agreed to furnish equipment and related services in connection with the POS replacement project. The minimum purchase commitment under the agreement is approximately $2.1 million. The agreement also contains a cancellation charge of 20 percent of the list price of the canceled product (approximately $0.6 million). The equipment has been financed through a leasing company as an operating lease over five years. Lease obligations to the leasing company begin when Lamonts receives the equipment. As of May 1, 1999, Lamonts had received equipment with related lease obligations of approximately $1.1 million.

CREDIT POLICY

    Lamonts offers its customers various methods of payment including cash, check, Lamonts charge card, major credit cards and a lay-away plan. Lamonts does not carry any receivables associated with the sale of merchandise in its stores.

    Lamonts initiated a proprietary charge card program in 1988. The volume of sales processed on the Lamonts' charge card currently represents approximately 19% of Lamonts' total sales. The Lamonts charge card program was administered and owned by Alliance Data Systems through June of 1999. In December 1998, Lamonts gave notice of termination under the Alliance Data agreement and the contract was terminated on June 25, 1999.

    On June 1, 1999, Lamonts entered into a Revolving Credit Program Agreement with Green Tree Financial Corporation, under which Green Tree began administering Lamonts' proprietary charge card program on June 22, 1999. The Green Tree agreement continues through July 1, 2004 and may be terminated by written notice 180 days prior to the end of the original term of the agreement. Green Tree owns the receivables generated by customer purchases and manages the billing and collection process. Green Tree assumes the liability for uncollectible accounts and Lamonts pays Green Tree a fee based on a percent of sales for administering the program and carrying the associated receivables.

REGULATION

    Lamonts is subject to Federal, state and local laws and regulations affecting retail apparel stores generally. Lamonts believes that it is in substantial compliance with these laws and regulations.

LEGAL PROCEEDINGS

    Lamonts is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of all of these matters will not have a material adverse effect on the financial position of Lamonts, but, if decided adversely to Lamonts, could have a material effect on quarterly or annual operating results during the period the matters are resolved.

    In March 1995, Lamonts brought an action against one of its landlords, Hickel Investment Company, to recover overpayments of common area maintenance and other charges made to Hickel Investment. The United States District Court for the District of Alaska has entered a judgment against Hickel Investment for an amount in excess of $1.9 million. Hickel Investment has since appealed the judgment and posted a bond to obtain a stay pending appeal. Lamonts may not be successful on the appeal. No amounts relating to the final judgment have been recorded in the consolidated financial statements.

                                 OUR MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The name, age, positions and offices with Lamonts, present occupation or employment and employment history of each of the directors and executive officers of Lamonts are set forth below.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Alan R. Schlesinger..................................      56       Chairman of the Board, Chief Executive Officer and
                                                                    President

Loren R. Rothschild..................................      60       Vice Chairman of the Board

Debbie A. Brownfield.................................      44       Executive Vice President, Chief Financial Officer,
                                                                    Treasurer and Secretary

E.H. Bulen...........................................      48       Executive Vice President, Merchandising and Stores

Gary A. Grossblatt...................................      39       Senior Vice President and General Merchandise Manager

Stanford Springel (1)(2).............................      52       Director

John J. (Jack) Wiesner (1)(2)........................      61       Director

Paul M. Buxbaum (1)(2)...............................      44       Director

------------------------

(1) Member of the audit committee

(2) Member of the compensation committee

    Mr. Schlesinger joined Lamonts as President and Chief Executive Officer in November 1994. In December 1994, Mr. Schlesinger was appointed Chairman of the Board. From 1991 to 1994, Mr. Schlesinger was a Senior Vice President with The May Company Department Stores, a retail apparel company.

    Mr. Rothschild, a Director of Lamonts since October 1992, became Vice Chairman of the Board in December 1994. In addition, Mr. Rothschild has served as President and Director of Sycamore Hill Capital Group, a private investment firm, since September 1993. Prior to that time, he served as Vice Chairman and President of American Protection Industries, Inc., a privately held company engaged in direct marketing of collectibles, home decor products, flowers by wire clearing house, and real estate and agribusiness, and Vice Chairman of The Franklin Mint, a home collectibles and decor products company, from 1985 to June 1992. From 1988 to June 1992, Mr. Rothschild also served as Chairman and Chief Executive Officer of American Protection Industries' Agribusiness division.

    Ms. Brownfield joined Lamonts as Vice President of Finance, Secretary and Treasurer in September 1985 and served as Acting Chief Financial Officer of Lamonts from January 1993 through August 1993. Ms. Brownfield was named Senior Vice President and Chief Financial Officer in December 1995 and was named Executive Vice President in June 1997.

    Mr. Bulen joined Lamonts in November 1995 as Senior Vice President and General Merchandise Manager and was named Executive Vice President, Merchandising and Stores in March 1999. Prior to joining Lamonts, Mr. Bulen was Vice President, Retail Stores, with Vans, Inc. from April 1993. He also has an extensive retail background with The May Company Department Stores, where he served in a variety of merchandising roles from February 1976 to January 1993.

    Mr. Grossblatt joined Lamonts in August 1997 as Senior Vice President and General Merchandise Manager. Prior to joining Lamonts, Mr. Grossblatt was Divisional Vice President and Divisional Merchandise Manager for Robinsons-May, where he served in a variety of merchandising roles since 1987.

    Mr. Springel has served on the board of directors of Lamonts since January 31, 1998, the effective date of Lamonts' Chapter 11 plan of reorganization. Since 1991, Mr. Springel has acted as an independent consultant serving in a variety of executive roles providing domestic and international turnaround management services to financially distressed companies, including (1) Omega Environmental, Inc, an environmental services company currently in Chapter 11 where, since June 1997, Mr. Springel has served as Chief Executive Officer, (2) Interlogic Trace, Inc., a nationwide provider of computer maintenance and repair services where, from February 1995 to December 1995, Mr. Springel served as Interim Chief Operating Officer and Interim President, (3) Riedel Environmental Technologies, Inc., an environmental remediation and services company where, from January 1994 to March 1996, Mr. Springel served as Interim Chief Executive Officer and President and, for a period of time, as a member of the board of directors, and (4) Ter Meulen Post, a Dutch retail catalogue company where, during 1993, Mr. Springel served as Chief Operating Officer. Both Interlogic and Riedel were in Chapter 11 during Mr. Springel's association with those companies. Since December 1995, Mr. Springel has served on the board of directors of Pinebrook Capital.

    Mr. Wiesner has served on the board of directors of Lamonts since January 31, 1998, the effective date of Lamonts' Chapter 11 plan of reorganization. From 1987 to 1997, Mr. Wiesner has served as Chairman of the Board and Chief Executive Officer of C.R. Anthony Company, a regional apparel retailer. Since July 1997, Mr. Wiesner has served on the board of directors of Stage Stores, Inc., an apparel retail company, and, since December 1997, Mr. Wiesner has served on the board of directors of Elder Beerman, a regional department store chain.

    Mr. Buxbaum has served on the board of directors of Lamonts since January 31, 1998, the effective date of Lamonts' Chapter 11 plan of reorganization. Since 1984, Mr. Buxbaum has been a principal of Buxbaum Group & Associates, Inc., a national consulting firm specializing in providing liquidation analysis and asset recovery services to banks and other financial institutions. Since April 1993, Mr. Buxbaum has served as Chairman of the Board of Ames Department Stores, Inc., a discount department store with more than 400 locations in the mid-western United States. From August 1993 through October 1998, Mr. Buxbaum served on the board of directors of Richman Gordman 1/2 Price Stores, a discount department store chain. Since April 1998, Mr. Buxbaum has served as the Chief Executive Officer and serves on the board of directors of Global Health Sciences, Inc., one of the world's leading developers and custom manufacturers of dietary and nutritional supplements.

    All directors and executive officers are elected for a term of one year and serve until their successors are duly elected and qualified.

    In order to assist it in carrying out its duties, the board of directors of Lamonts has delegated authority to its audit and compensation committees. The members of both the audit and compensation committees are Messrs. Springel, Wiesner and Buxbaum. The audit committee's duties and responsibilities include, among other things:

    - meeting with the independent accountants to review the scope and results of audits and other activities of Lamonts;

    - evaluating the independent accountants' performance;

    - recommending to the board of directors as to whether the accounting firm should be retained by Lamonts for the ensuing fiscal year; and

    - reviewing Lamonts' internal accounting and financial controls and reporting systems and practices.

    The compensation committee's duties and responsibilities include, among other things:

    - reviewing, approving and recommending to the full board of directors the salaries and other compensation arrangements of all other officer-employees of Lamonts; and

    - administering Lamonts' stock option plan.

COMPENSATION OF DIRECTORS

    Lamonts has agreed to pay each director (other than Messrs. Schlesinger and Rothschild) fees of:

    - $2,500 for each meeting of the Board attended in person;

    - $500 for each Board or committee meeting attended telephonically; and

    - $1,500 for each meeting of the audit committee and the compensation committee attended in person.

    Lamonts has also agreed to reimburse each director (other than Messrs. Schlesinger and Rothschild), for reasonable out-of-pocket expenses incurred in connection with attending each meeting. In addition, on February 26, 1998, the compensation committee granted stock options to purchase 5,000 shares of common stock to each director (other than Messrs. Schlesinger and Rothschild). Each of these stock options has an exercise price of $1.00, a term of ten years and vests as follows: 25% on the date of grant; and 25% on each anniversary of the date of grant.

EXECUTIVE COMPENSATION

    Lamonts' fiscal year ends on the Saturday closest to January 31. Accordingly, fiscal 1998 refers to the 52 weeks ended January 30, 1999, fiscal 1997 refers to the 52 weeks ended January 31, 1998 and fiscal 1996 refers to the 52 weeks ended February 1, 1997.

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during fiscal 1998, fiscal 1997 and fiscal 1996 to (1) Lamonts' Chief Executive Officer and (2) Lamonts' four other most highly compensated executive officers whose total salary and bonus exceed $100,000

                                                               ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                               ----------------------------------------------------   -------------------------
                                                                                       OTHER ANNUAL   SECURITIES    ALL OTHER
NAME AND                                       FISCAL                                  COMPENSATION   UNDERLYING   COMPENSATION
PRINCIPAL POSITION                              YEAR     SALARY ($)      BONUS ($)         ($)         OPTIONS       ($) (1)
---------------------------------------------  ------   ------------   -------------   ------------   ----------   ------------
Alan R. Schlesinger,                            1998    $495,000       $110,000(2)     $ 9,140(3)        50,000       $8,575
  Chairman of the Board, Chief Executive        1997     450,000        675,000(4)           0        1,028,882        8,475
  Officer and President                         1996     450,000        100,000              0                0        5,100

Loren R. Rothschild,                            1998     181,245         80,000(5)           0           12,500        4,352
  Vice Chairman of the Board                    1997     240,000        187,000(6)           0          257,224        2,790
                                                1996     240,000              0              0                0        2,790

Debbie A. Brownfield,                           1998     190,000              0              0           25,000        4,120
  Executive Vice President, Chief Financial     1997     170,000         65,000(7)           0          102,884        2,391
  Officer, Treasurer and Secretary              1996     160,000         30,000              0                0        2,016

E.H. Bulen,                                     1998     197,500              0              0           35,000        4,011
  Executive Vice President, Merchandising and   1997     152,000         50,000(8)           0           85,737        2,119
  Stores                                        1996      48,930         15,000              0                0          661

Gary Grossblatt, Senior Vice President,         1998     200,000              0              0           30,000          997
  General Merchandise Manager                   1997      94,874(9)      90,000(10)     66,641(11)       51,441          138

--------------------------

(1) "All Other Annual Compensation" consists of (a) Lamonts' contributions to a tax qualified trust under Lamonts' Tax Relief Investments Protection Plan, as amended to date, and (b) premiums paid by Lamonts for term life insurance under the Lamonts Apparel Group Life and Long-Term Disability Plan, effective July 7, 1991.

(2) Consists of a guaranteed bonus under Mr. Schlesinger's employment agreement.

(3) Represents payment of term life insurance premiums under Mr. Schlesinger's employment agreement.

(4) Consists of a $400,000 bonus paid upon exit from Chapter 11 and $100,000 guaranteed annual bonus, and $175,000 employment extension bonus.

(5) Represents an employment extension bonus.

(6) Represents bonus paid upon exit from Chapter 11.

(7) Consists of a $35,000 bonus paid upon exit from Chapter 11 and a guaranteed bonus of $30,000.

(8) Consists of a $30,000 bonus paid upon exit from Chapter 11 and a guaranteed bonus of $20,000.

(9) Mr. Grossblatt commenced his employment with Lamonts in August 1997.

(10) Consists of a $20,000 bonus paid upon exit from Chapter 11, a signing bonus of $50,000, and a guaranteed bonus of $20,000.

(11) Represents relocation expenses which were reimbursed to Mr. Grossblatt.

OPTION GRANTS DURING FISCAL 1998

                                                                                             VALUE GRANT
                                         INDIVIDUAL GRANTS                                    DATE (2)
                       -----------------------------------------------------                 -----------
                           NUMBER OF
                          SECURITIES
                          UNDERLYING       PERCENT OF TOTAL      EXERCISE                    GRANT DATE
                            OPTIONS       OPTIONS GRANTED TO       PRICE       EXPIRATION      PRESENT
NAME                      GRANTED (1)          EMPLOYEES         ($/SHARE)        DATE        VALUE ($)
---------------------  -----------------  -------------------  -------------  -------------  -----------
Alan R.
  Schlesinger........         50,000                13.4%        $    1.00        2/01/08     $  49,480
Loren R.
  Rothschild.........         12,500                 3.4%        $    1.00        2/01/08     $  12,370
Debbie A.
  Brownfield.........         25,000                 6.7%        $    1.00        2/01/08     $  24,740
E.H. Bulen...........         35,000                 9.4%        $    1.00        2/01/08     $  30,907
Gary A. Grossblatt...         30,000                 8.0%        $    1.00        2/01/08     $  25,959

------------------------

(1) Granted under Lamonts' stock option plan.

(2) The present value of the stock options and Class C warrants was estimated on their date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: (a) no dividend yield; (b) expected volatility of 225%; (c) risk-free interest rate of 5.4%; and (d) expected life of 5 years.

AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to the number and value of options held by the following executive officers at the end of fiscal 1998.

                                                                           NUMBER OF SECURITIES
                                                                          UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                                          OPTIONS AT FISCAL YEAR      IN-THE-MONEY OPTIONS
                                                SHARES          VALUE           END (1)(2)           AT FISCAL YEAR END (3)
NAME                                           ACQUIRED       REALIZED    EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
------------------------------------------  ---------------  -----------  -----------------------  ---------------------------
Alan R. Schlesinger (4)...................             0            N/A         419,201/659,681                   0/0
Loren R. Rothschild (5)...................             0            N/A         104,802/164,922                   0/0
Debbie A. Brownfield (6)..................             0            N/A           46,918/80,966                   0/0
E.H. Bulen (7)............................             0            N/A           42,640/78,097                   0/0
Gary A. Grossblatt (8)....................             0            N/A           27,834/53,608                   0/0

------------------------

(1) For purposes of calculating the number of securities underlying unexercised options at fiscal year-end that are exercisable, options that are exercisable include (a) vested stock options and (b) that portion of the vested Class C warrants that are currently exercisable. Options that are unexercisable include (1) unvested stock options, (2) Protective A Options and Protective B

    Options as described in "Description of Our Capital Stock" on page 49 of this prospectus, (3) unvested Class C warrants and (4) that portion of the vested Class C warrants that are exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million. See "Prospectus Summary--Information About This Offering" on page 4 of this prospectus for more information on determining the Aggregate Equity Trading Value.

(2) The stock options granted on January 31, 1998 vest annually on the anniversary of the grant. Because fiscal 1998 ended on January 30, 1999, the additional 25% of the stock options granted on January 31, 1998 which vested on January 31, 1999 are not reflected as being exercisable in this table.

(3) As of the end of fiscal 1998, none of the stock options or Class C warrants were in-the-money.

(4) As of January 31, 1999, options to purchase 635,052 shares were exercisable and options to purchase 443,830 shares were unexercisable.

(5) As of January 31, 1999, options to purchase 158,766 shares were exercisable and options to purchase 110,958 shares were unexercisable.

(6) As of January 31, 1999, options to purchase 73,502 shares were exercisable and options to purchase 54,382 shares were unexercisable.

(7) As of January 31, 1999, options to purchase 68,335 shares were exercisable and options to purchase 52,402 shares were unexercisable.

(8) As of January 31, 1999, options to purchase 45,501 shares were exercisable and options to purchase 35,941 shares were unexercisable.

PENSION PLAN

    Lamonts maintains the Lamonts Apparel, Inc. Employees Retirement Trust, effective January 1, 1986. This pension plan is a noncontributory defined benefit plan under which benefits are determined primarily by final average compensation and years of service. On February 26, 1998, the Board approved an amendment to the pension plan which: (1) provides that, effective April 1, 1998, benefits under the pension plan will cease to accrue, and (2) prohibits the entry of any new participants. Participants that are not yet vested will continue to accrue vesting service after April 1, 1998. The following table contains the estimated annual benefits payable to pension plan participants in the specified compensation and years of service categories set forth therein:

                           PENSION PLAN TABLE (1)(3)

                                              YEARS OF SERVICE AT RETIREMENT (2)
                                          ------------------------------------------
FINAL AVERAGE EARNINGS                       15         20         25         30
----------------------------------------  ---------  ---------  ---------  ---------
$150,000................................  $  20,302  $  27,070  $  33,837  $  40,604
200,000.................................     27,802     37,070     46,337     55,604
250,000.................................     35,302     47,070     58,837     70,604
300,000.................................     42,802     57,070     71,337     85,604
350,000.................................     50,302     67,070     83,837    100,604
400,000.................................     57,802     77,070     96,337    115,604
450,000.................................     65,302     87,070    108,837    130,604
500,000.................................     72,802     97,070    121,337    145,604
550,000.................................     80,302    107,070    133,837    160,604
600,000.................................     87,802    117,070    146,337    175,604

------------------------

(1) Compensation covered by the pension plan includes all payments for personal services as an employee of Lamonts other than deferrals under any non-qualified plan of Lamonts.

(2) As of January 30, 1999, credited years of service for the following executive officers: Alan R. Schlesinger (3 years); Loren R. Rothschild (3 years); Debbie Brownfield (22.25 years); E.H. Bulen (2 years); and Gary Grossblatt (0 years).

(3) Benefits are based on the product of years of service multiplied by the sum of (a) 0.5% of the final average earnings plus (b) 0.5% of final average earnings in excess of the average 1997 Social Security Wage Base. However, in the case of Debbie Brownfield's service prior to January 1, 1995, benefits are based on the product of years of service multiplied by the sum of (a) 1.00% of final average earnings PLUS (b) 0.65% of final average earnings in excess of her 1994 average Social Security Wage Base.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    For information about payments made by Lamonts to Lamonts' executive officers upon Lamonts' emergence from Chapter 11, please see the information provided under "Executive Compensation" above.

    For information about senior executive employment agreements entered into in connection with Lamonts' Chapter 11 plan of reorganization, please see the information provided under "Our Plan of Reorganization--Senior Executive Employment Agreements Upon Emergence of Chapter 11" on page 9 of this prospectus.

    Lamonts entered into an amended and restated employment agreement with its Chief Executive Officer, Alan R. Schlesinger, on April 19, 1999. This agreement has a term that ends on January 31, 2002 and provides for an annual salary of $450,000 and an annual guaranteed bonus of $100,000, each of which will be increased by annual non-discretionary cost of living adjustments. Mr. Schlesinger's salary is currently $510,950 and his guaranteed bonus is currently $113,478. Upon the occurrence of a "Change in Control," as defined in Mr. Schlesinger's employment agreement: (a) if the remainder of the term of his employment agreement is less than two years, then the term of the agreement will be extended by that number of months so that the term will end on the second anniversary of the occurrence of the Change in Control, or (b) if the remainder of the term is more than two years, then the term will not be extended. In the event that, after a Change in Control, Mr. Schlesinger's employment is terminated by Lamonts or its successor without "cause" or by Mr. Schlesinger for "good reason," as these terms are defined in Mr. Schlesinger's employment agreement, Mr. Schlesinger will receive in one lump sum payment his salary for the remainder of the term plus the minimum bonus payable under his employment agreement for the remainder of the term. In addition, upon a Change in Control all of his outstanding options vest fully.

    Lamonts entered into an amended and restated employment agreement with its Vice Chairman of the Board, Loren R. Rothschild, on April 19, 1999. This agreement has a term that ends on April 1, 2001 and provides for an annual salary of $150,000, which will be increased by annual non-discretionary cost of living adjustments. Mr. Rothschild's salary is currently $174,876. Upon occurrence of "Change in Control," as defined in Mr. Rothschild's employment agreement, the term of the employment agreement will be extended so that it will end on the second anniversary of the Change in Control. In the event that, after a Change in Control, Mr. Rothschild's employment agreement with Lamonts is terminated by Lamonts or its successor without "cause" or by Mr. Rothschild for "good reason," as these terms are defined in Mr. Rothschild's employment agreement. Mr. Rothschild will receive the salary for the remainder of the term in one lump sum payment. In addition, all of his unvested options vest fully upon a Change in Control.

    Lamonts has also entered into employment agreements with Debbie A. Brownfield, E.H. Bulen and Gary A. Grossblatt. The term of each of these employment agreements ends on March 31, 2001. These employment agreements provide for salaries and bonuses that are set from time to time by the compensation committee of Lamonts' board of directors. Upon an occurrence of a "Change in Control," as defined in these employment agreements, (a) if the term of the employment agreement is scheduled to end within 15 months of the occurrence of the Change in Control, then the term will be extended by that number of months so that it will end at the end of the fifteenth month from the occurrence of the Change in Control, or
(b) if the term is scheduled to end after 15 months from the occurrence of the Change in Control, then the term will not be extended. In the event that, after a Change in Control, the executive's employment with Lamonts is terminated by Lamonts or its successor without "cause" or by the executive for "good reason," as these terms are defined in each executive's employment agreement, then the executive will receive his or her salary for the remainder of the term of his or her executive employment agreement. In the event of a Change in Control, all of his or her unvested options vest fully.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1998, management compensation issues generally were reviewed and approved by the compensation committee, which was composed of Messrs. Springel, Wiesner and Buxbaum, all of whom are non-employee directors. During fiscal 1998, no executive officer of Lamonts served on the board of directors or compensation committee of another company that had an executive officer serve on the Board or the compensation committee.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are directors, officers, employees or agents, against liabilities and expenses incurred in any action, suit or proceeding. Article VIII of Lamonts' Amended and Restated Bylaws requires Lamonts to indemnify all persons that are officers and directors of Lamonts on or after January 31, 1998 to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

    The officers and directors of Lamonts have each entered into indemnification agreements with Lamonts under which Lamonts has agreed to indemnify, to the fullest extent permitted by applicable law, the officer or director against liabilities and expenses incurred by the officer or director in any proceeding or action because the officer or director is or was a director, officer, employee or agent of Lamonts and certain other circumstances. These indemnification agreements are in addition to the indemnification provided in Lamonts' Amended and Restated Bylaws. In neither case will indemnification be provided if prohibited under applicable law. Individuals not entering into indemnification agreements will remain entitled to the indemnification provisions of Lamonts' Amended and Restated Bylaws and as otherwise provided by law.

                           OUR PRINCIPAL STOCKHOLDERS

    The following tables set forth as of July 15, 1999 information known to management of Lamonts concerning the beneficial ownership of the common stock by
(a) each person who is known by Lamonts to be the beneficial owner of more than five percent of each class of stock, (b) each director and executive officer of Lamonts and (c) all directors and executive officers of Lamonts as a group.

CLASS A COMMON STOCK

    For purposes of calculating beneficial ownership below, shares beneficially owned include:

    - shares of common stock issuable upon the exercise of stock options issued under Lamonts' 1998 Stock Option Plan which will be exercisable within 60 days of July 15, 1999;

    - shares of common stock issuable upon the exercise of that portion of the Class C warrants held by directors and executive officers that is exercisable within 60 days of July 15, 1999; and

    - shares of common stock issuable upon the exercise of that portion of the Class C warrants held by Specialty Investment that is exercisable within 60 days of July 15, 1999.

    Shares beneficially owned do not include:

    - shares of common stock issuable upon exercise of Protective A Options or Protective B Options described in the plan of reorganization above;

    - with respect to Class C warrants issued to Specialty Investment and holders of stock options, the shares of common stock issuable upon exercise of that portion of the Class C warrants that becomes exercisable on the first date after the Aggregate Equity Trading Value equals or exceeds $25 million; or

    - shares of common stock issuable upon the exercise of the Class A warrants or the Class B warrants.

    See "Prospectus Summary--Information About This Offering" on page 4 of this prospectus for a description of the warrants and the determination of the Aggregate Equity Trading Value. See "Our Plan of Reorganization" beginning on page 8 of this prospectus for a description of the Protective A Options and the Protective B Options. The Class A warrants and the Protective A options become exercisable on or after the first date the Aggregate Equity Trading Value equals or exceeds $20 million and the Class B warrants and the Protection B options become exercisable on or after the first date the Aggregate Equity Trading Value equals or exceeds $25 million.

                                                                       AS OF JULY 15, 1999
                                                                  -----------------------------
                                                                     AMOUNT AND
                                                                       NATURE
                                                                   OF BENEFICIAL
                                                                    OWNERSHIP OF
                                                                      CLASS A       PERCENTAGE
EXECUTIVE OFFICERS AND DIRECTORS                                    COMMON STOCK     OF CLASS
----------------------------------------------------------------  ----------------  -----------
Alan R. Schlesinger.............................................        665,052(1)         6.9%
Loren R. Rothschild.............................................        168,766(2)         1.8%
Debbie A. Brownfield............................................         78,525(3)           *
E.H. Bulen......................................................         68,335(4)           *
Gary A. Grossblatt..............................................         45,501(5)           *
Stanford Springel...............................................          2,500(6)           *
John J. Wiesner.................................................          2,500(6)           *
Paul M. Buxbaum.................................................          2,500(6)           *
  c/o Lamonts Apparel, Inc.
  12413 Willows Road N.E.
  Kirkland, WA 98034

                                                                       AS OF JULY 15, 1999
                                                                  -----------------------------
                                                                     AMOUNT AND
                                                                       NATURE
                                                                   OF BENEFICIAL
                                                                    OWNERSHIP OF
                                                                      CLASS A       PERCENTAGE
EXECUTIVE OFFICERS AND DIRECTORS                                    COMMON STOCK     OF CLASS
----------------------------------------------------------------  ----------------  -----------
All directors and executive officers as a group (8 persons).....      1,033,679(7)        10.3%

5% STOCKHOLDERS
Dallas C. Troutman..............................................      2,925,140(8)        32.5%
  86776 McVay Highway
  Eugene, OR 97405

Specialty Investment I LLC (10).................................      3,200,946(9)       26.23%
  40 Broad Street
  Boston, Massachusetts 02109

------------------------

*   Percentage equal to less than 1%

(1) Includes 475,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 15, 1999, and 160,052 shares of common stock issuable upon the exercise of Class C warrants.

(2) Includes 118,750 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 15, 1999, and 40,016 shares of common stock issuable upon the exercise of Class C warrants.

(3) Includes 57,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 15, 1999, and 16,002 shares of common stock issuable upon the exercise of Class C warrants.

(4) Includes 55,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 15, 1999, and 13,335 shares of common stock issuable upon the exercise of Class C warrants.

(5) Includes 37,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 15, 1999, and 8,001 shares of common stock issuable upon the exercise of Class C warrants.

(6) Represents shares of common stock issuable upon the exercise of stock options.

(7) Includes 751,250 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 15, 1999, and 237,405 shares of common stock issuable upon the exercise of Class C warrants.

(8) Based on Form 13D/A filed by Dallas C. Troutman on March 22, 1999. Amount does not include 1,810,380 shares of common stock issuable upon exercise of Class A warrants, and 581,181 shares of common stock issuable upon exercise of Class B warrants.

(9) Represents common stock issuable upon the exercise of Class C warrants.

(10) The sole member of Specialty Investment I LLC, is GBP LLC. Michael G. Frieze and Robert G. Sager are the ultimate beneficial owners of in excess of 80% of the aggregate outstanding interests in GBP LLC. Certain direct and indirect beneficial owners of Specialty Investment I LLC are also beneficial owners of Gordon Brothers Partners, Inc.

CLASS B COMMON STOCK

                                                                       AS OF JULY 15, 1999
                                                                  -----------------------------
                                                                     AMOUNT AND
                                                                     NATURE OF
                                                                     BENEFICIAL
                                                                    OWNERSHIP OF
                                                                   CLASS B COMMON   PERCENTAGE
NAME                                                                   STOCK         OF CLASS
----------------------------------------------------------------  ----------------  -----------
5% STOCKHOLDERS
Specialty Investment I LLC (1)..................................             10            100%
  40 Broad Street
  Boston, Massachusetts 02109

------------------------

(1) The sole member of Specialty Investment I LLC, is GBP LLC. Michael G. Frieze and Robert G. Sager are the ultimate beneficial owners of in excess of 80% of the aggregate outstanding interests in GBP LLC. Certain direct and indirect beneficial owners of Specialty Investment I LLC are also beneficial owners of Gordon Brothers Partners, Inc.

                     TRANSACTIONS WITH OUR SECURITY HOLDERS

    Under Lamonts' Chapter 11 plan of reorganization, Specialty Investment received (1) 228,639 Class C warrants exercisable for the purchase of an aggregate of 3,429,585 shares of common stock and (2) 10 shares of Class B common stock representing all of the authorized and outstanding Class B common stock. These securities were required to be issued to Specialty Investment by Lamonts credit facility and in partial exchange for Specialty Investment's administrative claim.

    Under Lamonts' Chapter 11 plan of reorganization, investment companies and accounts indirectly controlled by FMR Corp. received 2,925,140 shares of common stock, 1,810,380 Class A warrants and 581,181 Class B warrants in exchange for 1,042,174 shares of common stock and $60.6 million of outstanding debt. As described more fully below, Dallas C. Troutman now owns these securities.

    In connection with Lamonts' Chapter 11 plan of reorganization, Lamonts entered into a Grant of Registration Rights in favor of the FMR entities and Specialty Investment, under which Lamonts has agreed to file and cause to remain effective a registration statement under the Securities Act, covering the securities distributed under Lamonts' Chapter 11 plan of reorganization to these holders until these securities are not outstanding or may be sold under Rule 144 under the Securities Act without being limited by Rule 144's volume limitations. Lamonts is required to pay all expenses (other than underwriting discounts and commissions) in connection with all registrations. In addition, Lamonts may be obligated to register these securities under the Securities Act in a registration statement filed by Lamonts for its own account at its expense under the terms of that agreement. See "Description of Our Capital Stock--Registration Rights" on page 51 of this prospectus.

    On January 4, 1999, Troutman Investment filed with the SEC a report stating that on December 23, 1998, Troutman Investment acquired 2,925,140 shares of Class A common stock, 1,810,380 Class A warrants, and 581,181 Class B warrants from the FMR entities with the stated intent of entering into discussions with Lamonts regarding a possible merger of the two companies. Troutman Investment's principal business is the operation of retail stores selling fashion apparel and home and fashion accessories. On March 22, 1999, Dallas C. Troutman, the President of Troutman Investment, filed a report with the SEC stating that on March 20, 1999 he had purchased all of these securities from Troutman Investment for estate planning purposes. As a purchaser from the FMR entities, Troutman Investment and subsequently Dallas C. Troutman succeeded to their rights under the Grant of Registration Rights discussed above.

    In January, 1999, Lamonts began preliminary discussions with Troutman Investment with respect to a possible merger between Lamonts and Troutman Investment. Additionally, the board of directors of

Lamonts adopted a Stockholder Rights Plan (see Note 12 to the Consolidated Financial Statements for the 52 weeks ended January 30, 1999) and a number of amendments to our Bylaws. On July 6, 1999, Lamonts publicly announced that it had terminated these discussions with Troutman Investment. For information regarding the ownership of securities of the company by Mr. Troutman and the status of the preliminary merger discussions between Lamonts and Mr. Troutman, please refer to "Risk Factors--We have ended preliminary merger discussions with our largest stockholder." on page 16 of this prospectus.

                          THE SELLING SECURITY HOLDERS

    The following table sets forth certain information, as of June 15, 1999, regarding the Class A warrants, the Class B warrants, the Class C warrants and the shares of common stock held by the selling security holders named below, including shares issuable upon exercise of the warrants, all of which are being offered by this prospectus. The selling security holders have advised Lamonts that they anticipate they will offer and sell the shares of common stock or warrants offered by them in this prospectus, or both, as principals or through one or more brokers, dealers or agents from time to time in one or more transactions. See "Plan of Distribution" beginning on page 47 of this prospectus. As of the date of this prospectus, to the knowledge of Lamonts, none of the selling security holders own any other shares of common stock or warrants of Lamonts.

    Each Class A warrant is exercisable for the purchase of one share of common stock at an exercise price of $.01 per share, on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million. Each Class B warrant is exercisable for the purchase of one share of common stock at an exercise price of $.01 per share, on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million. Each Class C warrant is currently exercisable for 14 shares of common stock at an exercise price of $1.25 per share. In addition, on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million, each Class C warrant will also be exercisable for one share of common stock at an exercise price of $.01 per share. See "Prospectus Summary--Information About This Offering" on page 4 of this prospectus for a description of the determination of the Aggregate Equity Trading Value.

                                               NUMBER OF                                              NUMBER OF
                                               SHARES OF      NUMBER OF    NUMBER OF    NUMBER OF       SHARES
                                             CLASS A COMMON    CLASS A      CLASS B      CLASS C      OF CLASS A
                                                 STOCK        WARRANTS     WARRANTS     WARRANTS     COMMON STOCK
                                              BENEFICIALLY   BENEFICIALLY BENEFICIALLY BENEFICIALLY   UNDERLYING
SELLING HOLDER (1)(2):                         OWNED (3)      OWNED (3)    OWNED (3)    OWNED (3)    WARRANTS (3)
-------------------------------------------  --------------  -----------  -----------  -----------  --------------
Dallas C. Troutman.........................      2,925,140    1,810,380      581,181                    2,391,561
Specialty Investment I LLC (4).............                                               228,639       3,429,585
                                             --------------  -----------  -----------  -----------  --------------
Total......................................      2,925,140    1,810,380      581,181      228,639       5,821,146
                                             --------------  -----------  -----------  -----------  --------------
                                             --------------  -----------  -----------  -----------  --------------

------------------------

(1) Lamonts executed a Grant of Registration Rights in favor of the selling security holders (see "Description of Our Capital Stock--Registration Rights" on page 51 of this prospectus). Specialty Investment is the guarantor of Lamonts' term loan. No other relationships currently exist between Lamonts, on the one hand, and the selling security holders, on the other hand.

(2) For a description of the natural persons that beneficially own significant and/or controlling interests in the selling security holders, see "Our Principal Stockholders" on page 43 of this prospectus.

(3) The numbers of shares of common stock and warrants (and the shares issuable upon the exercise of the warrants) that are being offered by this prospectus correspond to the total numbers of the shares of common stock and warrants that were distributed.

(4) This selling security holder also owns all ten shares of the outstanding shares of Lamonts' Class B common stock, which is described on page 49 of this prospectus.

                              PLAN OF DISTRIBUTION

    The selling security holders may offer their shares or warrants at various times in one or more of the following transactions (which may involve"crosses" or "block transactions"):

    - in the over-the-counter market or any other exchange on which the shares may be listed;

    - in negotiated transactions other than on those exchanges;

    - by pledge to secure debts and other obligations;

    - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

    - in a combination of any of the above transactions.

    The selling security holders may sell their shares or warrants (except for the common stock issuable upon exercise of the warrants, which will be sold by Lamonts at the exercise price of the warrants) at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, as determined by each selling security holder or by agreement between the selling security holder and any underwriter or dealer. The selling security holders may either offer and sell the securities as principals or may use brokers, dealers, or agents to sell their shares or warrants. Any brokers, dealers, or agents will either receive discounts or commissions from the selling security holders, or they will receive commissions from purchasers of shares or warrants.

    The selling security holders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by these brokers, dealers, or agents and any profits realized on the resale of shares or warrants by them may be considered underwriting discounts and commissions under the Securities Act. The selling security holders may agree to indemnify these broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, Lamonts has agreed to indemnify the selling security holders with respect to the shares or warrants offered by this prospectus against a number of liabilities, including liabilities under the Securities Act. Lamonts and other persons mentioned disclaim that they are underwriters of the common stock or warrants.

    Under the rules and regulations of the Exchange Act, any person engaged in the distribution of the resale of shares or warrants may not simultaneously engage in marketmaking activities with respect to Lamonts' common stock for a period of two business days prior to the commencement of the distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of Lamonts' common stock or warrants by the selling security holders.

    The selling security holders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The securities offered in this prospectus are being registered under contractual obligations of Lamonts, and Lamonts has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of the securities offered in this prospectus. No director, officer or agent of Lamonts is expected to be involved in soliciting offers to purchase those securities and they will not be compensated by Lamonts for the sale of any of those securities. Certain officers of Lamonts may assist representatives of the selling security holders and underwriters or dealers.

    In order to comply with the applicable securities laws of certain states, the common stock, the warrants or the common stock issuable upon exercise of the warrants will only be offered and sold in those states through registered or licensed broker dealers. In addition, in some states the offer and sale of the securities must be qualified or registered before the securities can be offered or sold.

    At any time a particular offer of common stock or warrants is made, if required, a prospectus supplement will be distributed that will set forth the aggregate amount of the securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

                        DESCRIPTION OF OUR CAPITAL STOCK

    Our authorized capital stock is 50,000,000 shares and consists of:

    - 39,999,990 shares of Class A common stock;

    - 10 shares of Class B common stock; and

    - 10,000,000 shares of preferred stock.

    Throughout this prospectus, we have referred to the Class A common stock as the common stock.

    As a result of our Chapter 11 plan of reorganization, all equity interests existing immediately prior to completion of the plan were canceled or rejected, and the accumulated deficit relating to those equity interests was eliminated under fresh-start Reporting. See the information provided under "Fresh-Start Revaluation" on page 10 of this prospectus.

COMMON STOCK

    Each share of common stock entitles you to one vote on all matters on which you are allowed to vote. None of our stockholders has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by Lamonts.

    The common stock:

    - does not convert into other securities; and

    - is not subject to redemption or to any sinking fund provisions.

    All of the outstanding shares of our common stock are, and all shares of common stock offered by us under this prospectus will be, when issued and paid for, fully paid and nonassessable.

    As a holder of common stock you are entitled to receive (1) dividends when our board of directors declares them and (2) your pro rata share of Lamonts' assets in any distribution to stockholders which may be made upon Lamonts' liquidation. However, each of these rights is subject to the rights of the holders of shares of preferred stock, if any, which may have priority to receive these distributions.

    We do not plan to declare or pay any dividends on the common stock in the future. See "Risk Factors--We are restricted in our ability to pay dividends on our common stock." on page 12 and "--Our credit facility imposes a number of restriction on our operations and finances." on page 12 of this prospectus.

CLASS B COMMON STOCK

    Other than in the circumstances described in the next paragraphs, the Class B common stock has the same rights and is subject to the same restrictions as the Class A common stock.

    If we are either in default of our obligations under our credit facility with BankBoston or the maturity dates of the loans made under that facility are accelerated, then the holders of three-fourths or more of the Class B common stock can require us to:

    - file for bankruptcy under Chapter 11; and

    - oppose any motion to dismiss the bankruptcy case.

    Our obligations and the special rights of the Class B common stock will terminate when our obligations under term loan granted by BankBoston have been fully satisfied. When the special rights of Class B common stock end, the Class B shares will convert into Class A shares on a one-to-one basis.

    The special rights of the holders of Class B common stock to cause us to file for bankruptcy are coextensive with the right of our board of directors to make a filing. The Class B shares are non-transferable except in certain in limited circumstances.

    All of the Class B shares are held by Specialty Investment, the surety under our credit facility.

STOCKHOLDER RIGHTS PLAN

    In January 1999, we adopted a Stockholder Rights Plan. Under the rights plan, a dividend of one "Share Purchase Right" was declared for each share of common stock and Class B common stock outstanding at the close of business on January 22, 1999.

    If a person or group acquires beneficial ownership of shares that represent 15% or more of the combined voting power of the outstanding shares of common stock and Class B common stock of Lamonts without advance approval from our board of directors, then each Share Purchase Right will entitle the holder, except for the acquiring person or group or their affiliates, to buy our common stock with a market value of twice the Share Purchase Right's then current exercise price (initially $6.00, subject to adjustment). In addition, if the new Share Purchase Rights are triggered by a non-approved acquisition and Lamonts is thereafter acquired in a merger or other transaction in which the stockholders of Lamonts are not treated equally, stockholders with unexercised Share Purchase Rights will be entitled to purchase common stock of the acquirer with a value of twice the exercise price of the Share Purchase Rights.

    Our board of directors may redeem the Share Purchase Rights for a nominal amount at any time prior to an event that causes the Share Purchase Rights to become exercisable. The Share Purchase Rights trade automatically with the underlying common stock (unless and until a distribution event occurs under the rights plan) and expire on January 12, 2009, if not redeemed earlier.

    The rights plan includes grandfathering provisions that exempt Troutman Investment and its affiliates including Dallas C. Troutman, which hold approximately 32.5% of the common stock of Lamonts on a fully-diluted basis, and Specialty Investment, which holds warrants to acquire approximately 19% of the common stock of Lamonts on a fully-diluted basis, at their respective levels of common stock ownership at the time the rights plan was adopted. However, dispositions of shares owned at the time of the adoption of the rights plan will reduce each of Troutman's and Specialty Investment's maximum permissible level of ownership share-for-share (i.e., any acquisition by Troutman or Specialty Investment of securities other than the grandfathered securities which, when aggregated with the grandfathered securities, represent 15% or more of the voting power of the common stock and Class B common stock of Lamonts, will trigger the rights plan).

PREFERRED STOCK

    Our Certificate of Incorporation provides for the issuance of 10,000,000 shares of preferred stock. Our board of directors may issue the preferred stock in one or more classes or series, and is authorized to fix the rights, powers and privileges for each class or series. Because our board of directors has the power to establish the preferences and rights attributable to the preferred stock, it may afford the holders of any preferred stock preferences, powers and rights, including voting rights, senior to the rights of the holders of common stock.

    We currently have no outstanding shares of preferred stock. Although we have no present intention to issue shares of preferred stock, if shares of preferred stock are issued, then there is a possibility that any change in control of Lamonts may be delayed or prevented. See "Risk Factors--Our stockholder rights plan, charter documents and Delaware law have anti-takeover effects." on page 16 of this prospectus.

TRANSFER AGENT

    Norwest Bank, Minnesota, N.A. is our transfer agent.

REGISTRATION RIGHTS

    In connection with our Chapter 11 plan of reorganization, we granted registration rights to the FMR entities and Specialty Investment. For information regarding FMR Entities and Specialty Investment, please refer to "Transactions with Our Security Holders" on page 45 of this prospectus. As a result we have agreed to file the registration statement that includes this prospectus.

    We have also agreed to use our reasonable best efforts to keep the registration statement to remain continuously effective until there are no registerable securities outstanding. We will pay all expenses (other than underwriting fees, discounts or commissions) in connection with these registrations.

    We also granted the FMR entities and Specialty Investment piggyback registration rights.

    As a result of Mr. Troutman having acquired all of the securities of Lamonts issued to the FMR entities under our plan of reorganization, he has succeeded to the registration rights associated with those securities.

    We may also be obligated to pay liquidated damages if the registration statement is not kept effective. We do, however, have the right to suspend sales under the registration statement for up to 45 days so that we can update the registration statement with new information. We can suspend sales under the registration statement no more than twice in one year. If we suspend sales under the registration statement for more than 45 days, then we will be required to pay liquidated damages to the selling security holders equal to: (1) $.10 per 500 shares of common stock (or, in the case of warrants, per 500 shares issuable upon exercise of the warrants) per week for the first ninety (90) days; (2) $.20 per 500 shares of common stock (or, in the case of warrants, per 500 shares issuable upon exercise of the warrants) per week for the next ninety (90) days; and (3) $.30 per 500 shares of common stock (or, in the case of warrants, per 500 shares issuable upon exercise of the warrants) per week thereafter. The liquidated damages begin to accrue, in the case of non-permitted suspensions, on the date of the suspension and, in the case of permitted suspensions, on the date on which the suspension no longer qualifies as a permitted suspension.

    On April 30, 1999, we suspended sales under the registration statement pending the effectiveness of the amended registration statement that includes this prospectus.

CLASS A WARRANTS AND CLASS B WARRANTS

    In connection with our Chapter 11 plan of reorganization we issued Class A warrants to purchase an aggregate of 2,203,320 shares of common stock and Class B warrants to purchase an aggregate of 800,237 shares of common stock. The Class A warrants become exercisable when the Aggregate Equity Trading Value equals or exceeds $20 million and expire on January 31, 2008. The Class B warrants become exercisable when the Aggregate Equity Trading Value equals or exceeds $25 million and expire on January 31, 2008. The exercise price for the Class A warrants and the Class B warrants is $.01 per share. See "Prospectus Summary--Information About This Offering" on page 4 of this prospectus for more information on determining the Aggregate Equity Trading Value.

    The number and type of securities issuable upon exercise and the exercise price of the Class A warrants and the Class B warrants will be adjusted to provide the holders customary anti-dilution protection in the event of:

    - stock dividends, subdivisions, combinations, and reclassifications affecting the common stock;

    - issuances of rights, options, or warrants to all holders of common stock entitling them to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share of common stock (or having a conversion price per share of common stock) less than the fair market value per share of common stock;

    - distributions to all holders of common stock of evidences of indebtedness or assets, including capital stock other than common stock, or subscription rights, options or warrants (other than cash dividends or cash distributions payable out of consolidated earnings or earned or capital surplus or dividends payable in common stock); and

    - issuances to any "affiliate" (as defined in the applicable warrant agreements), officer, director or employee of Lamonts of common stock or rights, options or warrants to purchase common stock (or securities convertible into common stock) at a price per share of common stock (or having a conversion price per share of common stock) less than the closing price (as defined in the applicable warrant agreement) per share of common stock on the date of issuance.

    In addition, if Lamonts at any time consolidates or merges with another corporation or the property of Lamonts is sold substantially as an entirety, the holder of any outstanding Class A warrant or Class B warrant would be entitled to receive, upon the exercise of the warrant in accordance with its terms, the securities, property, or cash to which the holder of the number of shares of common stock deliverable upon the exercise of the Class A warrant or Class B warrant immediately prior to the transaction would have been entitled upon the transaction.

CLASS C WARRANTS

    In connection with our Chapter 11 plan of reorganization, we also issued 254,043 Class C warrants to purchase an aggregate of 3,810,645 shares of common stock under several agreements entered into between Lamonts and the initial holders of the Class C warrants. The Class C warrants were distributed under our Chapter 11 plan of reorganization as follows:

    - 228,639 Class C warrants to purchase an aggregate of 3,429,585 shares of common stock were distributed to Special Investment; and

    - 25,404 Class C warrants to purchase an aggregate of 381,060 shares of common stock were distributed to the holders of stock options.

    The Class C warrants are exercisable, in whole or in part, as follows: (a) at any time until January 31, 2002, the Class C warrants are exercisable for an aggregate of 3,556,602 shares of common stock at an exercise price of $1.25 per share; and (b) at any time after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million and until January 31, 2008, the Class C warrants are exercisable for an aggregate of 254,043 additional shares of common stock at an exercise price of $.01 per share. However, the portion of each Class C warrant otherwise exercisable after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million is not exercisable unless the holder of that warrant has exercised in full the portion of that holders' Class C warrant that is currently exercisable.

    The number and type of securities issuable upon exercise of the Class C warrants will be adjusted to provide the holders customary anti-dilution protection in the event of:

    - stock dividends, subdivisions and combinations; and

    - issuances to any person of common stock (or securities convertible into common stock) at a price per share (or having a conversion price per share) which is less than (1) the fair market value of a share of common stock or (2) on or prior to the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million, the greater of the exercise price of the Class C warrant and the fair market value per share of common stock.

    In addition, if Lamonts at any time consolidates or merges with another corporation or the property of Lamonts is sold substantially as an entirety, the holder of any outstanding Class C warrant would be entitled to receive, upon the exercise of the warrant in accordance with its terms, the securities, property, or cash to which the holder of the number of shares of common stock deliverable upon the exercise of the Class C warrant immediately prior to the transaction would have been entitled upon the transaction.

GORDIAN WARRANTS

    On June 1, 1998, we issued warrants exercisable for the purchase 161,937 shares of common stock with an exercise price of $1.24 per share to Gordian Group, Inc. as compensation for investment banking services rendered to us during our Chapter 11 case. These warrants are immediately exercisable and, if not previously exercised, expire on June 1, 2003.

STOCK OPTIONS

    As of the date of this prospectus, stock options exercisable for the purchase of 1,627,879 shares of common stock are outstanding under the Lamonts Apparel, Inc. 1998 Stock Option Plan. These stock options consist of:

    - "Base Options" to purchase of 960,000 shares of common stock at an exercise price of $1.00 per share;

    - "Protective A Options" to purchase an additional 235,021 shares of common stock at an exercise price of $0.01 per share, which become exercisable on or after the Class A warrants become exercisable;

    - "Protective B Options" to purchase an additional 85,358 shares of common stock at an exercise price of $0.01 per share, which become exercisable on or after the Class B warrants become exercisable; and

    - Options exercisable to purchase 347,500 shares of common stock at an exercise price of $1.00 per share.

    In addition, to prevent dilution resulting from the issuance of the Class C warrants to Specialty Investment, we issued holders of stock options which were issued under the plan of reorganization, on a pro rata basis and with the same vesting schedule as each holder's respective stock options, Class C warrants exercisable for the purchase of an aggregate of 381,060 shares of common stock (355,656 shares with an exercise price of $1.25 per share and 25,404 shares with an exercise price of $.01 per share).

    The number of Protective A and Protective B Options that may be exercised by any holder bears the same proportion (based on the total number of Protective A and Protective B Options granted to the holder) to the number of Base Options that have been exercised by that holder (based on the total number of Base Options granted to that holder).

    The Protective A and Protective B stock options and the Class C warrants will be adjusted to minimize the dilutive effects of stock issued by Lamonts excluding stock issued upon the exercise of the stock options, the Class A warrants, the Class B warrants, the Class C warrants, or the warrants issued to Gordian. The stock options have a term of 10 years and vest as follows: 50% on the date of grant and 25% on each anniversary of the date of grant. The stock options are governed by Lamonts stock option plan, and the Class C warrants issued in conjunction with the stock options are governed by a warrant agreement in substantially the form of the warrant agreement between Lamonts and Specialty Investment.

    Our stock option plan took effect on the effective date, and in accordance with the terms, of our Chapter 11 plan of reorganization. Of the 1,708,729 shares originally available for issuance under the stock option plan, options exercisable for 1,333,729 shares were issued on or after the effective date of the plan of reorganization on terms specified by the plan. As of July 15, 1999, Lamonts had 80,850 shares available to grant under the existing pool of options.

    The stock option plan is intended to strengthen Lamonts by providing selected employees, consultants and directors of Lamonts an opportunity to participate in Lamonts' future by offering them an opportunity to acquire stock in Lamonts so as to retain, attract and motivate them. Administration of the stock option plan may either be by Lamonts' board of directors or a committee of the board or directors comprised of two or more non-employee directors. The committee may select employees, consultants and directors to receive options under the stock option plan and has broad discretion to determine the amount, terms and conditions of the options, as well as to construe and interpret the stock option plan. Individual grants will generally be based on a person's present and potential contribution to Lamonts. Since the grant of awards is based upon a determination made by the committee after a consideration of various factors, Lamonts currently cannot determine the nature and amount of any option that will be granted in the future to any eligible individual or group of individuals. Only non-qualified stock options may be granted under the stock option plan. No award may be granted under the stock option plan on or after July 9, 2009, but outstanding awards may extend beyond that date.

    The committee may determine the exercise price, term and exercisability of any option granted under the stock option plan. The committee also may waive in whole or in part any or all restrictions, conditions, vesting or forfeiture provisions of any option granted under the stock option plan.

    The consideration payable for, upon exercise of, or for tax payable in connection with, an option may be paid in cash or by delivery of other securities of Lamonts, as authorized by the committee. Options may also be exercised by payment of all or portion of the aggregate exercise price by having shares of stock with a fair market value on the date of exercise equal to the exercise price withheld by Lamonts or sold by a broker dealer. Lamonts will not receive any consideration upon the grant of any Options. Options generally cease to be exercisable when a participant's employment, directorship or consultancy terminates unless otherwise stated in the holder's option agreement. Options are not assignable or otherwise transferable other than by will or by the laws of descent and distribution.

    The stock option plan authorizes the committee, in accordance with the provisions of the stock option plan and all applicable federal and state laws, rules and regulations, to make loans to optionees, on the terms and conditions as the committee determines, to enable them to purchase shares issuable upon the exercise of options. Loans must be evidenced by a promissory note or other agreement signed by the borrower, containing the repayment provisions and other terms and conditions as the committee determines.

    The issuance or exercise of any new options issuable as a result of the increase in the number of shares available for issuance under the stock option plan may trigger an adjustment to the exercise price of the Class A warrants, Class B warrants and Class C warrants and the number of shares of common stock issuable upon exercise of the warrants.

    Lamonts' board of directors may at any time and from time to time alter, amend, suspend or terminate the stock option plan in whole or in part, except that the consent of a participant is required if the participant's rights under an outstanding option would be impaired. The stock option plan constitutes an unfunded plan for incentive and deferred compensation. The committee may authorize the creation of trusts or arrangements to meet the obligations under the stock option plan to deliver stock or make payments.

    In the event of a "change in control" of Lamonts, as defined in the stock option plan (a) all outstanding options that are not exercisable become fully vested and exercisable and (b) all restrictions and limitations applicable to any option lapse.

    The board of directors of Lamonts submitted to the stockholders at their 1999 annual stockholders meeting, a proposal to amend our stock option plan by adding an additional 750,000 shares to the pool available for future stock option grants. However, at the 1999 annual meeting held on July 16, 1999, the proposal did not attain the requisite votes for approval. Accordingly, the board of directors intends to explore other alternatives for providing appropriate incentives to employees.

                    DESCRIPTION OF OUR BANK CREDIT FACILITY

    Lamonts has entered into a loan agreement with BankBoston, under which BankBoston provides Lamonts with up to a $42 million revolving line of credit and term loan. The credit facility with BankBoston consists of: (1) a revolving line of credit with a maximum borrowing capacity of $32 million and (2) a term loan. Under the loan agreement, and subject to its terms and conditions, BankBoston is obligated to: (1) make loans and advances to Lamonts on a revolving basis, and (2) to issue letters of credit to or for the account of Lamonts (with a sublimit for letters of credit of $3 million). The aggregate outstanding amount (net of repayments) may not to exceed the lesser of: (a) $32 million and (b) a borrowing base approximately equal to 65% (subject to adjustment and reserves as specified in the loan agreement) of the book value of Lamonts' first quality finished goods inventory held for sale. The term loan was fully disbursed during the Chapter 11 case and no further amounts may be borrowed thereunder. The term loan is guaranteed by Specialty Investment.

    The revolving line of credit is scheduled to mature on January 31, 2000, but may mature earlier as a result of acceleration, mandatory prepayment or other earlier maturity of the term loan. The term loan is scheduled to mature December 26, 1999, but may mature earlier as a result of acceleration, mandatory prepayment or other earlier maturity of the revolving line of credit. We have the option to extend the maturity date of the term loan for two additional one-year periods as long as the revolving line of credit has not matured on the terms and conditions set forth in the loan agreement and upon payment of a fee equal to approximately 5% of the outstanding amount of the term loan on the relevant extension date. There are no extension options for the revolving line of credit.

    Lamonts is required to and has made principal payments on the term loan of $25,000 per month since October 31, 1998. We expect that a substantial portion of the principal amount of the term loan will be outstanding on the maturity date of the term loan. Lamonts' borrowings under both the revolving line of credit and the term loan bear interest at a floating rate of 1.50% above the Base Rate, as defined in the loan agreement, or, at Lamonts' option, at 2.75% above the Eurodollar Rate. The rates are subject to adjustment annually on June 1, based upon Lamonts' financial results in accordance with the criteria set forth in the loan agreement. See "Risk Factors--Risks Arising from Our Substantial Level of Indebtedness" beginning on page 11 of this prospectus. The default rate of interest under the revolving line of credit is 3% above the base rate. The default rate of interest under the term loan prior to maturity is 7% above the non-default rate otherwise applicable, and after maturity is 7% above the non-default rate applicable to loans measured by the base rate.

    We paid a facility fee for the revolving line of credit of $336,000 on January 31, 1998 and an additional fee in the amount of $224,000 on December 31, 1998. We will be charged a letter of credit fee of 1.75% per annum quarterly in arrears based on the average daily maximum aggregate amount available to be drawn by beneficiaries under all outstanding letters of credit. A commitment fee in the amount of 0.5% per annum will be payable monthly in arrears based on the average daily unused amount of the maximum revolving line of credit. Both the letter of credit fee and the commitment fee may be adjusted on June 1, based upon our financial results in accordance with the criteria set forth in the loan agreement. In addition to the closing fee in the amount of $500,000 that we paid at the closing of the term loan on September 26, 1997, we paid an additional closing fee of $500,000 in September 1998. If the options to extend the maturity date of the term loan are exercised, extension fees calculated at the rate of 5% per annum applied to the average daily principal balance of the term loan outstanding during the applicable extension period will be payable at the times and in the manner set forth in the loan agreement.

    Advances by BankBoston under the credit facility are secured by all real and personal property, rights, and assets of Lamonts, including, without limitation, real estate leasehold interests.

    The credit facility required us to issue to Specialty Investment, as of January 31, 1998, the effective date of the plan of reorganization, (1) 228,639 Class C warrants exercisable for the purchase of an aggregate of 3,429,585 shares of common stock, and (2) 10 shares of Class B common stock, representing all of the authorized and outstanding Class B common stock, in partial exchange for BankBoston's administrative claim against our Chapter 11 estate, and in consideration for Specialty Investment's guaranty of the term loan. See "Description of Our Capital Stock--Class B Common Stock" on page 49 of this prospectus for a description of the special voting rights of the Class B common stock.

    The loan agreement restricts our ability to incur indebtedness, other than:

    - indebtedness under the credit facility;

    - current liabilities not incurred through the borrowing of money;

    - indebtedness for taxes or other governmental charges not yet due and payable or being contested in good faith by appropriate proceeding;

    - scheduled indebtedness not contemplated as being discharged by Lamonts' Chapter 11 plan of reorganization;

    - certain purchase money indebtedness limited to 50% of permitted capital expenditures; and

    - unsecured indebtedness for the limited recourse arrangements under our credit agreement with Green Tree.

    The loan agreement restricts the creation of liens, other than:

    - liens securing the obligations under the credit facility with BankBoston;

    - scheduled liens not contemplated as being discharged by Lamonts' Chapter 11 plan of reorganization;

    - liens securing taxes or other governmental charges not yet due;

    - deposits or pledges made in connection with social security obligations;

    - mechanics and similar liens less than 120 days old for obligations not yet due,

    - immaterial easements and similar encumbrances;

    - statutory or common law landlord's liens; and

    - purchase money security interests to the extent the indebtedness is permitted under the loan agreement.

    The loan agreement prohibits the payment of dividends, other than:

    - dividends payable solely in shares of common stock;

    - distributions by one of our wholly-owned subsidiaries to us; and

    - dividends and/or distributions contemplated by our Chapter 11 plan of reorganization.

    In addition, the loan agreement prohibits mergers, consolidations or dispositions of assets, other than:

    - sales of inventory in the ordinary course;

    - dispositions of leasehold improvements in connection with permitted store closures; and

    - dispositions of obsolete fixtures and equipment not to exceed $100,000 in any 12 month period.

    In addition, the loan agreement contains covenants, restrictions among other things:

    - guarantees with respect to indebtedness of other persons, other than the guarantee of lease payments for our distribution center in Kent, Washington; and

    - capital expenditures, other than capital expenditures of $6,500,000 during fiscal 1998 and $5,500,000 during fiscal 1999. In addition to the foregoing, we are required to maintain inventory levels within a range of minimum and maximum book values and a debt service coverage ratio, in each case measured on a quarterly basis as set forth in the loan agreement. As of May 1, 1999, we were in compliance with all covenants under the loan agreement.

    Any necessary waivers of or amendments to the covenants require, except as otherwise specified in the credit facility, the concurrence of BankBoston and Specialty Investment and any other lender under the revolving line of credit. The loan agreement contains customary events of default for credit facilities of its type. Specialty Investment has the right, under specified circumstances after a default, to direct BankBoston to declare our obligations under the credit facility immediately due and payable and to cause the exercise of certain of BankBoston's rights and remedies under the loan agreement.

    To hedge the interest rate exposure from variable rate loans under the credit facility, on March 24, 1998, we entered into a forward interest rate swap letter agreement with BankBoston. Under this agreement, we pay a fixed rate of 5.73% per annum and receive the floating rate which is tied to 3-month LIBOR as fixed quarterly. The swap agreement is for a notional amount of $20 million for a period of two years beginning March 25, 1998. Net periodic cash settlements under the swap agreement are recognized in the consolidated statements of operations in the related period.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain Federal income tax considerations for original purchasers of the warrants and is for general information purposes only. This summary is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to particular holders of the warrants in light of their individual investment circumstances, including holders subject to special tax rules (E.G., financial institutions, brokers, dealers, or agents, insurance companies, tax-exempt organizations, foreign taxpayers, and taxpayers who received warrants for services rendered). In addition, this summary does not address state, local or foreign tax consequences. This summary assumes that holders will hold their warrants and the common stock received upon the exercise of the warrants, as "capital assets" (generally, property held for investment) under the Code. Purchasers of the warrants are urged to consult their tax advisors regarding the specific Federal, state, local, and foreign income and other tax consequences of purchasing, exercising, and disposing of the warrants.

    CHARACTERIZATION OF THE WARRANTS. The Federal income tax consequences of the purchase, exercise and disposition of the warrants will depend, to some extent, on whether or not they are viewed, for Federal income tax purposes, as equivalent to common stock. There is no authority directly resolving this issue, or certain other purposes, such as determining the limitations of its losses under section 382 of the internal revenue code, Lamonts intends to take the position that, because of the nominal exercise price for the Class A warrants and the Class B warrants, Lamonts believes that the warrants should be treated as issued and outstanding shares of common stock for Federal income tax purposes.

    EXERCISE. Whether or not the warrants are treated as stock for Federal income tax purposes, upon the exercise of a warrant, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in the holder's warrant plus the exercise price thereof. A holder of a Class C warrant should consult his tax advisor regarding whether his tax basis in the warrant should be apportioned between the Initial Shares and the Adjustment Shares upon the exercise of the warrant for the Initial Shares or, alternatively, upon the exercise of the warrant for the Adjustment Shares. If the warrants are treated as warrants for Federal income tax purposes, the holding period for the common stock acquired pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the holder held his warrant. If the warrants are treated as stock for Federal income tax purposes, the holding period for the common stock acquired upon exercise of a warrant will include the period during which the warrant was held by the holder.

    DISPOSITION. Whether or not the warrants are treated as stock for Federal income tax purposes, upon a sale, exchange, or other disposition of a warrant or common stock, a holder will generally recognize a capital gain or loss in an amount equal to the difference between (1) the sum of any cash and the fair market value of any property received upon the sale, exchange or other disposition and (2) the holder's adjusted tax basis in the warrant or in the common stock. Net capital gain (generally, capital gain in excess of capital loss) recognized by an individual holder upon the disposition of warrants that have been held for more than 12 months will generally be subject to tax at a rate not to exceed 20% and net capital gain recognized upon the disposition of warrants that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate holder is subject to tax at the ordinary income tax rates applicable to corporations.

    LAPSE OF WARRANTS. Whether or not the warrants are treated as stock for Federal income tax purposes, in the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the warrant. The loss will be long-term if the holding period of the warrant is more than 12 months.

    ADJUSTMENT TO EXERCISE PRICE. If at any time Lamonts makes a distribution of property to shareholders that would be taxable to the shareholders as a dividend for Federal income tax purposes and, in accordance with the anti-dilution provisions of the warrants, the exercise price is decreased, the amount of the decrease may be deemed to be the payment of a taxable dividend to holders of the warrants to the extent of Lamonts' accumulated earnings and profits. For example, a decrease in the exercise price in the event of distributions of cash or indebtedness of Lamonts will generally result in deemed dividend treatment to holders, but generally a decrease in the event of stock dividends or the distribution of rights to subscribe for shares of common stock will not.

                                    EXPERTS

    The consolidated financial statements of Lamonts Apparel, Inc. as of January 30, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of Fresh-Start Reporting), and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

    The consolidated financial statements of Lamonts Apparel, Inc. as of January 31, 1998 and for each of the two years in the period ended January 31, 1998 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the securities offered under this prospectus was passed upon for Lamonts, in an opinion dated May 18, 1998, by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, which acted as corporate counsel to Lamonts in connection with Lamonts' Chapter 11 plan of reorganization and related matters.

                 WHERE TO FIND ADDITIONAL INFORMATION ABOUT US

    Lamonts is subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with its requirements, we file reports, proxy statements and other information with the SEC. You may inspect and copy the reports, proxy statements and other information filed by us at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of materials filed by us with the SEC at prescribed rates by writing to the Public Reference Section of the SEC at the above Washington D.C. address. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

    We have filed with the SEC a registration statement on Form S-1. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits for further information regarding us and the securities offered by this prospectus. Statements in this prospectus which describe the provisions of any document are qualified by the copies of the documents filed with the SEC as exhibits to the registration statement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
FISCAL YEAR CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report...............................................................................        F-1
Report of Independent Accountants..........................................................................        F-2
Consolidated Balance Sheets--January 30, 1999 and January 31, 1998.........................................        F-3
Consolidated Statements of Operations for the 52 weeks ended January 30, 1999, 52 weeks ended January 31,
  1998 and 52 weeks ended February 1, 1997.................................................................        F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the 52 weeks ended January 30,
  1999, 52 weeks ended January 31, 1998 and 52 weeks ended February 1, 1997................................        F-5
Consolidated Statements of Cash Flows for the 52 weeks ended January 30, 1999, 52 weeks ended January 31,
  1998 and 52 weeks ended February 1, 1997.................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Consolidated Balance Sheets--May 1, 1999 and May 2, 1998...................................................       F-33
Consolidated Statements of Operations for the 13 weeks ended May 1, 1999 and 13 weeks ended May 2, 1998....       F-34
Consolidated Statements of Cash Flows for the 13 weeks ended May 1, 1999 and 13 weeks ended May 2, 1998....       F-35
Notes to Consolidated Financial Statements.................................................................       F-36

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Lamonts Apparel, Inc.

    We have audited the accompanying consolidated balance sheet of Lamonts Apparel, Inc. and subsidiaries (the "Company") as of January 30, 1999 and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the 52 weeks then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 30, 1999 and the results of its operations and its cash flows for the 52 weeks then ended, in conformity with generally accepted accounting principles.

    On January 31, 1998, the Company emerged from bankruptcy. As discussed in
Note 2 to the consolidated financial statements, the Company adopted "Fresh-Start Reporting" principles in accordance with the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." As a result of the reorganization and the adoption of Fresh-Start Reporting, the Company's January 30, 1999 consolidated statement of operations is not comparable to the Company's January 31, 1998 consolidated statement of operations.

/s/ Deloitte & Touche LLP

Seattle, Washington
April 16, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Lamonts Apparel, Inc.

    We have audited the accompanying consolidated balance sheet of Lamonts Apparel, Inc. (the "Company") as of January 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the 52 weeks ended January 31, 1998 and February 1, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above after the restatement described in Note 3, present fairly, in all material respects, the consolidated financial position of the Company as of January 31, 1998 and the consolidated results of operations and cash flows for the 52 weeks ended January 31, 1998 and February 1, 1997, in conformity with generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

April 10, 1998, except as to the information presented in the last paragraph of Note 3, for which the date is April 16, 1999.

                             LAMONTS APPAREL, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          JANUARY 30,  JANUARY 31,
                                                                                             1999         1998
                                                                                          -----------  -----------
CURRENT ASSETS:
  Cash..................................................................................   $   1,594    $   1,301
  Receivables...........................................................................       2,124        1,703
  Inventories...........................................................................      42,411       38,617
  Prepaid expenses and other............................................................       1,412        1,500
  Restricted cash and deposits..........................................................          21        1,543
                                                                                          -----------  -----------
    Total current assets................................................................      47,562       44,664
Property and equipment--net of accumulated depreciation and amortization of $5,590 and
  $0, respectively......................................................................      28,896       32,154
Leasehold interests.....................................................................       7,134        8,749
Excess reorganization value.............................................................       8,832        9,296
Deposits................................................................................       1,078        1,130
Other assets............................................................................         393          899
                                                                                          -----------  -----------
    Total assets........................................................................   $  93,895    $  96,892
                                                                                          -----------  -----------
                                                                                          -----------  -----------
CURRENT LIABILITIES:
  Borrowings under the Revolver.........................................................   $  25,396    $  18,967
  Accounts payable......................................................................      17,231       15,186
  Accrued payroll and related costs.....................................................       2,615        3,106
  Accrued taxes.........................................................................         967          865
  Accrued interest......................................................................         419        1,007
  Accrued reorganization expenses.......................................................          15        2,497
  Other accrued expenses................................................................       5,707        6,228
  Current maturities of long-term debt..................................................      10,228          403
  Current maturities of obligations under capital leases................................       1,646        1,454
                                                                                          -----------  -----------
    Total current liabilities...........................................................      64,224       49,713
Long-term debt, net of current maturities...............................................         265       10,536
Obligations under capital leases, net of current maturities.............................      12,225       13,835
Other...................................................................................       2,579        2,852
                                                                                          -----------  -----------
    Total liabilities...................................................................      79,293       76,936
Commitments and Contingencies (Notes 6 and 11)
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares issued and
    outstanding.........................................................................          --           --
  Common stock, $.01 par value; 40,000,000 authorized;
    Class A: 9,000,000 shares issued and outstanding....................................      16,926       16,926
    Class B: 10 shares issued and outstanding...........................................           1            1
  Warrants--contributed capital.........................................................       3,029        3,029
  Accumulated deficit...................................................................      (4,461)          --
  Accumulated other comprehensive loss..................................................        (893)          --
                                                                                          -----------  -----------
    Total stockholders' equity..........................................................      14,602       19,956
                                                                                          -----------  -----------
    Total liabilities and stockholders' equity..........................................   $  93,895    $  96,892
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               52 WEEKS     52 WEEKS     53 WEEKS
                                                                 ENDED        ENDED        ENDED
                                                              JANUARY 30,  JANUARY 31,  FEBRUARY 1,
                                                                 1999         1998         1997
                                                              -----------  -----------  -----------
Revenues....................................................   $ 209,585    $ 201,623    $ 203,602
Cost of merchandise sold....................................     137,651      131,700      130,480
                                                              -----------  -----------  -----------
  Gross profit..............................................      71,934       69,923       73,122
                                                              -----------  -----------  -----------
Operating and administrative expenses.......................      63,343       67,844       67,173
Depreciation and amortization...............................       8,024        7,141        7,999
Impairment of long-lived assets.............................          --           --        4,170
                                                              -----------  -----------  -----------
  Operating costs...........................................      71,367       74,985       79,342
                                                              -----------  -----------  -----------
Income (loss) from operations before other income (expense), reorganization expenses, fresh-start revaluation, and
  extraordinary item........................................         567       (5,062)      (6,220)
Other income (expense):
  Interest expense..........................................      (5,042)      (5,900)      (5,053)
  Other income (expense)....................................          14            8           12
                                                              -----------  -----------  -----------
Loss from operations before reorganization expenses,
  fresh-start revaluation, and extraordinary item...........      (4,461)     (10,954)     (11,261)
Reorganization expenses.....................................          --       (5,995)      (6,037)
Fresh-start revaluation.....................................          --       70,495           --
                                                              -----------  -----------  -----------
(Loss) income before extraordinary item.....................      (4,461)      53,546      (17,298)
Extraordinary item--gain on debt discharge..................          --       69,158           --
                                                              -----------  -----------  -----------
Net (loss) income...........................................   $  (4,461)   $ 122,704    $ (17,298)
                                                              -----------  -----------  -----------
                                                              -----------  -----------  -----------
Basic and Diluted Earnings (Loss) per Common Share
  (Loss) income from operations before extraordinary item...   $   (0.50)   $    3.00    $   (0.97)
  Extraordinary item--gain on debt discharge................          --    $    3.86           --
  Net (loss) income.........................................   $   (0.50)   $    6.86    $   (0.97)

    The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                             CLASS
                                                                            OLD     CLASS A    B       WARRANTS-    ADDITIONAL
                                                               NUMBER OF   COMMON   COMMON   COMMON   CONTRIBUTED    PAID-IN
                                                                SHARES     STOCK     STOCK   STOCK      CAPITAL      CAPITAL
                                                              -----------  ------   -------  ------   -----------   ----------
Balance, February 3, 1996...................................   17,900,053  $ 179    $   --    $ --      $   --       $ 62,921

Comprehensive loss
  Net loss for the 52 weeks ended February 1, 1997..........           --     --        --      --          --             --
  Other comprehensive income, net of tax
    Minimum pension liability adjustment....................           --     --        --      --          --             --
Comprehensive loss
Compensation expense related to stock option plan...........           --     --        --      --          --             51
                                                              -----------  ------   -------  ------   -----------   ----------
Balance, February 1, 1997...................................   17,900,053    179        --      --          --         62,972

Comprehensive income
  Net income for the 52 weeks ended January 31, 1998........           --     --        --      --          --             --
  Compensation expense related to stock option plan.........           --     --        --      --          --             38
  Other comprehensive loss, net of tax
    Minimum pension liability adjustment....................           --     --        --      --          --             --
    Cancellation of the former equity and elimination of
      accumulated deficit under the Plan....................  (17,900,053)  (179)       --      --          --        (63,010)
Comprehensive income........................................
Issuance of new equity under the Plan.......................    9,000,010     --    16,926       1       3,029             --
                                                              -----------  ------   -------  ------   -----------   ----------
Balance, January 31, 1998...................................    9,000,010     --    16,926       1       3,029             --

Comprehensive loss
  Net income for the 52 weeks ended January 30, 1999........           --     --        --      --          --             --

  Other comprehensive loss, net of tax
    Minimum pension liability adjustment....................           --     --        --      --          --             --
Comprehensive loss
                                                              -----------  ------   -------  ------   -----------   ----------
Balance, January 30, 1999...................................    9,000,010  $   0    $16,926   $  1      $3,029       $      0
                                                              -----------  ------   -------  ------   -----------   ----------
                                                              -----------  ------   -------  ------   -----------   ----------

                                                               ACCUMULATED
                                                                  OTHER
                                                              COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE
                                                                  LOSS          DEFICIT         LOSS         TOTAL
                                                              -------------   -----------   -------------   --------
Balance, February 3, 1996...................................      $(250)       $(105,406)                   $(42,556)
Comprehensive loss
  Net loss for the 52 weeks ended February 1, 1997..........         --          (17,298)     $(17,298)      (17,298)
  Other comprehensive income, net of tax
    Minimum pension liability adjustment....................        250               --           250           250
                                                                                            -------------
Comprehensive loss                                                                            $(17,048)
                                                                                            -------------
                                                                                            -------------
Compensation expense related to stock option plan...........         --               --                          51
                                                                  -----       -----------                   --------
Balance, February 1, 1997...................................         --         (122,704)                    (59,553)
Comprehensive income
  Net income for the 52 weeks ended January 31, 1998........         --          122,704      $122,704       122,704
  Compensation expense related to stock option plan.........         --               --                          38
  Other comprehensive loss, net of tax
    Minimum pension liability adjustment....................       (438)              --          (438)         (438)
    Cancellation of the former equity and elimination of
      accumulated deficit under the Plan....................        438               --           438       (62,751)
                                                                                            -------------
Comprehensive income........................................                                  $122,704
                                                                                            -------------
                                                                                            -------------
Issuance of new equity under the Plan.......................         --               --                      19,956
                                                                  -----       -----------                   --------
Balance, January 31, 1998...................................         --               --                      19,956
Comprehensive loss
  Net income for the 52 weeks ended January 30, 1999........         --           (4,461)     $ (4,461)       (4,461)
  Other comprehensive loss, net of tax
    Minimum pension liability adjustment....................       (893)              --          (893)         (893)
                                                                                            -------------
Comprehensive loss                                                                            $ (5,354)
                                                                  -----       -----------   -------------   --------
                                                                                            -------------
Balance, January 30, 1999...................................      $(893)       $  (4,461)                   $ 14,602
                                                                  -----       -----------                   --------
                                                                  -----       -----------                   --------

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                   52 WEEKS ENDED   52 WEEKS ENDED   52 WEEKS ENDED
                                                                     JANUARY 30,      JANUARY 31,      FEBRUARY 1,
                                                                        1999             1998             1997
                                                                   ---------------  ---------------  ---------------
Cash flows from operating activities:
  Net (loss) income..............................................     $  (4,461)       $ 122,704        $ (17,298)
Adjustments to reconcile net (loss) income to net cash used by operating activities:
  Depreciation and amortization..................................         8,024            7,141            7,999
  Impairment of long-lived assets................................            --               --            4,170
  Curtailment gain...............................................        (1,001)
  Gain on sale of fixed asset....................................            --             (177)              --
  Non-cash interest, including amortization of debt discount.....           987              321               --
  Stock option compensation expense..............................            --               38               51
    Net change in current assets and liabilities.................        (5,189)            (639)          (5,862)
  Other..........................................................          (225)          (1,092)            (425)
  Reorganization expenses........................................            --            5,995            6,037
  Fresh-start revaluation........................................            --          (70,495)              --
  Gain on debt discharge.........................................            --          (69,158)              --
                                                                        -------     ---------------  ---------------
      Net cash used by operating activities......................     $  (1,865)       $  (5,362)       $  (5,328)
                                                                        -------     ---------------  ---------------
Cash flows from investing activities:
  Capital expenditures...........................................        (2,184)          (1,507)            (699)
  Proceeds from sale of assets...................................            --               39            4,459
  Other..........................................................           (75)             257               90
                                                                        -------     ---------------  ---------------
      Net cash (used) provided by investing activities...........        (2,259)          (1,211)           3,850
                                                                        -------     ---------------  ---------------
Cash flows from financing activities:
  Net Borrowings (Payments) under Revolver.......................         6,429           (4,174)           2,807
  Proceeds from term loan........................................            --           10,000               --
  Payments on long-term debt.....................................          (446)              --               --
  Principal payments on obligations under capital leases.........        (1,566)            (900)            (778)
  Assumption of liabilities subject to compromise................            --              939               --
  Other..........................................................            --              (57)             (66)
                                                                        -------     ---------------  ---------------
      Net cash provided by financing activities..................         4,417            5,808            1,963
                                                                        -------     ---------------  ---------------
Net increase (decrease) in cash..................................           293             (765)             485
Cash, beginning of period........................................         1,301            2,066            1,581
                                                                        -------     ---------------  ---------------
Cash, end of period..............................................     $   1,594        $   1,301        $   2,066
                                                                        -------     ---------------  ---------------
                                                                        -------     ---------------  ---------------
Reconciliation of net change in current assets and liabilities:
  (Increase) decrease in:
    Receivables..................................................     $    (421)       $    (154)       $     818
    Inventories..................................................        (3,794)             118           (7,158)
    Prepaid expenses and other...................................          (561)             (64)             548
    Restricted cash and deposits.................................         1,522               --               --
  Increase (decrease) in:
    Accounts payable.............................................         2,045            1,607            5,161
    Accrued payroll and related costs............................          (491)             821             (111)
    Accrued taxes................................................           102               53               (9)
    Accrued interest.............................................          (588)             547              409
    Accrued reorganization costs.................................        (2,482)          (4,539)          (3,241)
    Accrued store closure costs..................................            --           (1,050)          (2,204)
    Other accrued expenses.......................................          (521)           2,022              (75)
                                                                        -------     ---------------  ---------------
                                                                      $  (5,189)       $    (639)       $  (5,862)
                                                                        -------     ---------------  ---------------
                                                                        -------     ---------------  ---------------
Supplemental Cash Flow Information:
  Cash interest payments made....................................     $   5,257        $   6,565        $   4,783
  Non-cash transactions:
    Capital leases relating to equipment.........................           148              759               --
    Capital lease relating to sale--leaseback of Alderwood
      store......................................................            --               --            2,835

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                JANUARY 30, 1999

NOTE 1--GENERAL BUSINESS DESCRIPTION, REORGANIZATION AND EMERGENCE FROM CHAPTER
11

    Lamonts Apparel, Inc. (the "Company" or "Lamonts") is a promotionally oriented, Northwest-based regional retailer with 38 stores in five states. The Company offers an assortment of moderately priced fashion apparel and home and fashion accessories at competitive prices for the entire family.

    On January 6, 1995 ("Petition Date"), the Company filed a voluntary petition for relief under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Bankruptcy Court") for the Western District of Washington at Seattle. The Company's Modified and Restated Plan of Reorganization (the "Plan") was confirmed by the Bankruptcy Court on December 18, 1997 and became effective on January 31, 1998 ("Plan Effective Date").

    Costs associated with the reorganization of the Company were expensed as incurred. Such costs include certain expenses of the committees that represented Lamonts' unsecured trade creditors, bondholders and equity holders (the "Committees"). The amounts charged to reorganization expense by the Company are as follows:

                                                                              FISCAL     FISCAL
                                                                               1997       1996
                                                                             ---------  ---------
Professional fees..........................................................  $   2,344  $   2,128
Lease related costs........................................................        196      1,036
Payroll related costs......................................................      1,924        411
Store closure costs, administrative and other..............................      1,531      2,462
                                                                             ---------  ---------
                                                                             $   5,995  $   6,037
                                                                             ---------  ---------
                                                                             ---------  ---------

    At January 30, 1999, the Company had a working capital deficit of approximately $16.7 million. Approximately $10.0 million of the working capital deficit is a result of recording as a current liability the balance due on December 26, 1999 on the Company's Term Loan (as more fully described in Note
7). Subject to an extension of the Revolver (as more fully described in Note 7) for a sufficient period, the Company has the option to extend the maturity date of the Term Loan for two additional one-year periods and plans to do so. If the Term Loan is extended, the Company will record the balance due on the Term Loan as long-term debt. Based on discussions to date with BankBoston, the Company anticipates that the Revolver will be extended.

    In addition, the Company intends to continue implementing a plan, formulated by senior management, designed to increase gross margins and reduce operating expenses through a variety of department level merchandising strategies and cost containment initiatives. If this plan is successful it would further reduce the working captial deficit remaining after the reclassification of the Term Loan to long-term debt as discussed above.

NOTE 2--BASIS OF PRESENTATION AND FRESH-START REPORTING

    Pursuant to the guidance provided by the American Institute of Certified Public Accountants in Statement 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") (also referred to as "Fresh-Start Reporting"), the Company adopted Fresh-Start Reporting for financial reporting purposes as of the Plan Effective Date. Therefore, the consolidated statement of operations for the 52 weeks ended January 30, 1999, are not comparable to the consolidated

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 2--BASIS OF PRESENTATION AND FRESH-START REPORTING (CONTINUED) results of operations for the 52 weeks ended January 31, 1998, or the 52 weeks ended February 1, 1997. Accordingly, a vertical black line is shown to separate post-emergence operations from those ended prior to January 31, 1998, in the consolidated results of operations and to separate the January 31, 1998 consolidated balance sheet from the prior year since it is not prepared on a comparable basis. Under Fresh-Start Reporting, the reorganization value of the Company was allocated to the reorganized Company's net assets on the basis of the purchase method of accounting. This method required the adjustment of the Company's assets and liabilities to reflect their estimated fair value at the Plan Effective Date.

    In accordance with SOP 90-7, the Company's reorganization value was determined as of the Plan Effective Date. The reorganization value was derived by an independent public accounting firm using various valuation methods, including discounted cash flow analyses (utilizing the Company's projections), analyses of the market values of other publicly traded companies whose businesses are reasonably comparable, and analyses of the present value of the Company's equity. The reorganization value was determined to be the fair value of the Company before considering liabilities and approximated the amount a willing buyer would have paid for the assets of the Company immediately after restructuring.

    The primary methodology used to determine the reorganization value was a weighted average of the historical market guideline method, projected guideline method, and the income approach using the discounted cash flow method. Under the income approach, the terminal value was determined using the discounted cash flow projected for the period from February 1, 1998 through February 3, 2002, using a discount rate of 14.1% and a long-term growth rate of 3.5%, with a capitalization rate at 10.6%.

    The adjustments to reflect the consummation of the Plan and adoption of Fresh-Start Reporting, including the adjustment to restate assets and liabilities at their respective estimated fair values, the gain on debt discharge for liabilities subject to settlement under reorganization proceedings of $69.2 million, and the elimination of $122.7 million of the prior accumulated deficit, are reflected in the accompanying consolidated financial statements at January 31, 1998.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 2--BASIS OF PRESENTATION AND FRESH-START REPORTING (CONTINUED)
    The effect of the reorganization on the Company's consolidated balance sheet as of January 31, 1998 is as follows:

                                                    PRE-FRESH-START                                  FRESH-START
                                                     BALANCE SHEET                                  BALANCE SHEET
                                                      JANUARY 31,         DEBT       FRESH-START     JANUARY 31,
                                                         1998          DISCHARGE      REPORTING         1998
                                                    ---------------   ------------   ------------   -------------
                                                                       (DOLLARS IN THOUSANDS)
Current Assets:
  Cash............................................     $  1,301                                        $ 1,301
  Receivables.....................................        1,703                                          1,703
  Inventories.....................................       37,441                      $  1,176(a)        38,617
  Prepaid expenses and other......................        1,500                                          1,500
  Restricted cash and deposits....................        1,543                                          1,543
                                                    ---------------   ------------   ------------   -------------
    Total current assets..........................       43,488             --          1,176           44,664

Property and equipment............................       27,255                         4,899(b)        32,154
Leasehold interests...............................        3,049                         5,700(b)         8,749
Excess reorganization value.......................           --                         9,296(b)         9,296
Excess of cost over net assets acquired...........       11,266                       (11,266)(c)           --
Deferred financing costs..........................        1,266       ($ 1,266)(d)                          --
Restricted cash and deposits......................        1,130                                          1,130
Other assets......................................          899                                            899
                                                    ---------------   ------------   ------------   -------------
      Total assets................................     $ 88,353       $ (1,266)      $  9,805          $96,892
                                                    ---------------   ------------   ------------   -------------
                                                    ---------------   ------------   ------------   -------------
Liabilities not subject to settlement under
  reorganization proceedings:
  Current Liabilities:
    Borrowings under the Revolver.................     $ 18,967                                        $18,967
    Accounts payable..............................       15,186                                         15,186
    Accrued payroll and related costs.............        3,106                                          3,106
    Accrued taxes.................................          865                                            865
    Accrued interest..............................        1,163                      $   (156)(e)        1,007
    Accrued reorganization expenses...............        2,497                                          2,497
    Other accrued expenses........................        6,442       $    362(f)        (576)(g)        6,228
    Current maturities of long-term debt..........          403                                            403
    Current maturities of obligations under
      capital leases..............................          177                         1,277(e)         1,454
                                                    ---------------   ------------   ------------   -------------
      Total current liabilities...................       48,806            362            545           49,713

  Long-term debt, net of current maturities.......       10,536                                         10,536
  Obligations under capital leases, net of current
    maturities....................................        3,444                        10,391(e)        13,835
  Other...........................................        1,023            835(f)         994(g)         2,852
                                                    ---------------   ------------   ------------   -------------
    Total liabilities not subject to settlement
      under reorganization proceedings............       63,809          1,197         11,930           76,936
                                                    ---------------   ------------   ------------   -------------

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 2--BASIS OF PRESENTATION AND FRESH-START REPORTING (CONTINUED)

                                                    PRE-FRESH-START                                  FRESH-START
                                                     BALANCE SHEET                                  BALANCE SHEET
                                                      JANUARY 31,         DEBT       FRESH-START     JANUARY 31,
                                                         1998          DISCHARGE      REPORTING         1998
                                                    ---------------   ------------   ------------   -------------
                                                                       (DOLLARS IN THOUSANDS)
Liabilities subject to settlement under
  reorganization proceedings:
  Related party...................................       67,600        (67,600)(f)                          --
  Other...........................................       33,846        (23,533)(f)    (10,313)(e)           --
                                                    ---------------   ------------   ------------   -------------
    Total liabilities subject to settlement under
      reorganization proceedings..................      101,446        (91,133)       (10,313)              --
                                                    ---------------   ------------   ------------   -------------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value, 10,000,000
    shares authorized no shares issued or
    outstanding...................................           --                                             --
  Common stock, $.01 par value; 40,000,000 shares
    authorized
    Class A: 9,000,000 shares issued and
      outstanding.................................          179             88(h)      16,659(h)        16,926
    Class B: 10 shares issued and outstanding.....           --                             1(h)             1
  Warrants--contributed capital...................           --                         3,029(h)         3,029
  Additional paid-in-capital......................       63,010         19,424(h)     (82,434)(h)           --
  Minimum pension liability adjustment............         (438)                          438(g)            --
  Accumulated deficit.............................     (139,653)        69,158(i)      70,495(j)            --
  Accumulated other comprehensive loss............           --                                             --
                                                    ---------------   ------------   ------------   -------------
    Total stockholders' equity (deficit)..........      (76,902)        88,670          8,188           19,956
                                                    ---------------   ------------   ------------   -------------
      Total liabilities and stockholders' equity
        (deficit).................................     $ 88,353       $ (1,266)      $  9,805          $96,892
                                                    ---------------   ------------   ------------   -------------
                                                    ---------------   ------------   ------------   -------------

------------------------

(a) To adjust inventories to fair value.

(b) To allocate fair value to identifiable net assets in accordance with purchase method accounting as follows: property and equipment, $4.9 million; leasehold interests, $5.7 million, and excess reorganization value, $9.3 million

(c) To write off the balance of excess of cost over net assets acquired.

(d) To write off the balance of deferred financing costs related to debt discharged.

(e) To reclassify certain liabilities subject to settlement under reorganization proceedings, where the obligation was assumed.

(f) To record the discharge of liabilities subject to settlement under reorganization proceedings, and reclassify pre-petition priority claims and cure amounts.

(g) To restate liabilities, including pension liabilities at fair value.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 2--BASIS OF PRESENTATION AND FRESH-START REPORTING (CONTINUED)
(h) To record cancellation of historical Stockholders' equity (deficit) and record reorganization value of $20.0 million, $16.9 million of which is classified as Class A and Class B Common Stock, $.01 par value, and $3 million which is classified as Warrants--contributed capital.

(i) To record the extraordinary item--gain on debt discharge.

(j) To recognize the value of the reorganized Company.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

    The following unaudited pro forma consolidated statement of operations reflects the financial results of the Company during Fiscal 1997 as if the Plan had been consummated on February 2, 1997. The pro forma information does not purport to be indicative of the results of operations that would actually have been reported had such transactions actually been consummated on such date or of the results of operations that may be reported by the Company in the future.

                                                           AS REPORTED                            PRO FORMA
                                                          52 WEEKS ENDED                        52 WEEKS ENDED
                                                         JANUARY 31, 1998     ADJUSTMENTS      JANUARY 31, 1998
                                                         ----------------   ----------------   ----------------
Total revenue..........................................     $ 201,623                           $  201,623
Total cost of merchandise sold, operating expenses,                                  (1)(3)
  and depreciation and amortization and other                                        (4)(5)
  income (expense).....................................      (212,577)      $    (466)(6)(7)      (213,043)
                                                         ----------------   ----------------   ----------------
Loss from operations before reorganization expenses,
  fresh-start revaluation and extraordinary item.......       (10,954)                             (11,420)
Reorganization expenses................................        (5,995)          5,995(2)                --
Fresh-start revaluation................................        70,495         (70,495)(8)               --
                                                         ----------------   ----------------   ----------------
Income (loss) before extraordinary item................        53,546                              (11,420)
Extraordinary item.....................................        69,158         (69,158)(8)               --
                                                         ----------------   ----------------   ----------------
Net income (loss)......................................     $ 122,704       $(134,124)          $  (11,420)
                                                         ----------------   ----------------   ----------------
                                                         ----------------   ----------------   ----------------
Basic and diluted loss per share.......................                                         $    (1.27)
                                                                                               ----------------
                                                                                               ----------------
Weighted average number of shares......................                                          9,000,010(9)

------------------------

The unaudited pro forma statement of operations has been adjusted to reflect the following:

1) An increase in depreciation and amortization expense of approximately $1.4 million due to the change in the fair value of identifiable assets, property and equipment and leasehold interests. The increase in amortization expense of $0.5 million for excess reorganization value.

2)  The elimination of approximately $6.0 million in reorganization costs.

3) The elimination of approximately $0.3 million for amortization of excess of cost over net assets acquired.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 2--BASIS OF PRESENTATION AND FRESH-START REPORTING (CONTINUED)
4) The elimination of approximately $0.7 million for amortization of deferred financing fees associated with outstanding warrants to purchase Old Common Stock which were canceled on the Plan Effective Date.

5) The amortization of approximately $0.5 million in facility fees for the working capital facility.

6) The reduction in rent expense of approximately $0.2 million for several stores in which the landlord has agreed to concessions upon assumption of the lease.

7) An increase in interest expense of $0.1 million associated with debt arising from deferred priority tax claims and deferred cure payments

8) The elimination of Fresh-Start Reporting adjustments totaling approximately $70.5 million and extraordinary item--gain on debt discharge of $69.2 million.

9) Pursuant to the Plan, the Company issued 9,000,010 shares of Common Stock and granted warrants and options to purchase Common Stock. Such warrants and options have not been included in the calculation of net loss per common share because the effect of assuming their exercise would be anti-dilutive.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Lamonts Apparel, Inc. and its subsidiaries. All subsidiaries of the Company are currently inactive. All significant intercompany transactions and account balances have been eliminated in consolidation.

CASH EQUIVALENTS

    The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

INVENTORIES

    Inventories are valued at the lower of cost (using the retail last-in, first-out ("LIFO") method) or net realizable value. Inventories valued on a first-in-first-out ("FIFO") method would have approximated the inventories reported as of January 30, 1999 and January 31, 1998. The cost of inventory includes the cost of goods and delivery to the distribution center and to the retail stores.

DEPOSITS

    Noncurrent deposits include approximately $1.0 million as of January 30, 1999, and January 31, 1998, held as a deposit by Frederick Atkins, Inc. ("Atkins"), a merchandising consultant and buying cooperative, which provides certain private label merchandise to the Company.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

    The Company's adoption of Fresh-Start Reporting as of January 31, 1998, required property and equipment to be adjusted to fair value. The adoption of Fresh-Start Reporting did not result in any material change in the remaining useful lives of the Company's property and equipment.

    Depreciation is determined using the remaining useful lives based on the following original useful lives: buildings and improvements, 10-40 years; furniture, fixtures and equipment, 3-12 years; and leasehold improvements and property under capital leases, life of lease or useful life if shorter. Depreciation is computed primarily using the straight-line method.

    Upon sale or retirement of property and equipment, the related cost (or restated value) and accumulated depreciation are removed from the accounts of the Company and any gain or loss is reflected in the consolidated financial statements in the period the sale or retirement occurred. Maintenance and repair costs are expensed as incurred. Expenditures for renewals and improvements are generally capitalized.

    Software development costs incurred in connection with significant upgrades of management information systems are capitalized, in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Amortization of capitalized software development costs begins when the related software is placed in service using the straight-line method over estimated useful lives of three to five years.

    Work in progress primarily consists of costs related to the Company's new point-of-sale (POS) platform and local area network (LAN) projects.

LEASEHOLD INTERESTS

    The excess of the fair rental value of leased facilities under operating leases over the respective contractual rents was recorded as an asset under Fresh-Start Reporting at its discounted net present value and is being amortized on a straight-line basis over the respective remaining lease terms.

    The accumulated amortization of leasehold interests approximated $1.6 million at January 30, 1999. The adoption of Fresh-Start Reporting did not result in any significant change in the remaining useful lives of the Company's leasehold interests.

IMPAIRMENT OF LONG-LIVED ASSETS

    During the 52 weeks ended February 1, 1997 ("Fiscal 1996"), the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized.

    With the adoption of SFAS No. 121, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets. The Company has identified this lowest level as individual stores. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is measured by discounting expected future cash flows at a rate commensurate with the Company's borrowing rate.

    During Fiscal 1996, the Company recognized a non-cash impairment loss of $4.2 million. Of the total impairment loss, $2.3 million represented impairment of property and equipment, $1.3 million related to excess of cost over net assets acquired and $0.6 million pertained to leasehold interests. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

DEFERRED FINANCING COSTS

    Deferred financing costs are amortized using the effective interest method over the term of the related indebtedness.

EXCESS REORGANIZATION VALUE

    Excess reorganization value represents the amount of reorganization value as of January 31, 1998, not attributable to tangible or other intangible assets. Excess reorganization value is being amortized on a straight-line basis over 20 years. The accumulated amortization approximated $0.5 million at January 30, 1999.

ADVERTISING COSTS

    The Company expenses the production costs of advertising as the associated advertisement runs. Advertising expense was $13.1 million in Fiscal 1998, $13.2 million in Fiscal 1997, and $13.0 million in Fiscal 1996.

RECENTLY ADOPTED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 was adopted in Fiscal Year 1998 with the restatement of earlier periods.

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131"), which establishes annual and interim reporting standards for a Company's business segments and related disclosures about products and services, geographic areas, and major customers. The Company generates substantially all of its revenues through a common delivery infrastructure, and therefore the Company has only one reportable segment. Substantially all revenues are generated from domestic sources and all of the Company's long-lived assets are physically located within the United States.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING STANDARDS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for derivatives used for hedging activities. It requires that all derivatives be recognized either as an asset or liability, be measured at fair value and that the results of such measurement be included either in the income statement or stockholders' equity, depending on the nature of the transaction. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The impact of the adoption of SFAS No. 133 on the Company's financial position and results of operations has not yet been determined.

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS AND RESTATEMENT

    Certain prior period amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

    The consolidated balance sheet as of January 31, 1998 has been restated to reflect a change to the allocation of the reorganization value to the reorganized Company's net assets under Fresh-Start Reporting. The restatement is the result of a fair value adjustment to certain noncurrent assets at January 31, 1998 used in the allocation. The change resulted in a combined decrease of approximately $9.3 million in property and equipment and leasehold interests and the establishment of an intangible asset "excess reorganization value" of approximately the same amount. There was no effect on previously reported current assets, total stockholders' equity (deficit) or net income (loss) related to these restatements or reclassifications.

NOTE 4--EARNINGS (LOSS) PER COMMON SHARE

    Basic earnings per common share is computed using the weighted average number of shares outstanding. Diluted earnings per common share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock. Options to purchase 1.6 million shares of Common Stock in Fiscal 1997 were not included in the computation of diluted earnings per common share because the option price was greater than the average market price of the Common Stock. Options and warrants to purchase common stock, with an exercise price of $0.01 per share, were not included in the computation of diluted loss per common share in Fiscal 1998 and Fiscal 1996 since the effect of assuming their exercise would be anti-dilutive.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 4--EARNINGS (LOSS) PER COMMON SHARE (CONTINUED)
    Net income (loss) per common share is computed by dividing net loss by the weighted average number of common shares outstanding. The weighted average number of shares outstanding for both basic and diluted calculations was 9,000,010, 17,875,602 and 17,899,906 for Fiscal 1998, Fiscal 1997, and Fiscal
1996, respectively.

Earnings (Loss) per Common Share                               FISCAL 1998  FISCAL 1997  FISCAL 1996
                                                               -----------  -----------  -----------
Basic and diluted (loss) earnings per common share
(Loss) income from operations before extraordinary item......   $   (0.50)   $    3.00    $   (0.97)
Extraordinary item--gain on debt discharge...................   $      --    $    3.86    $      --
                                                               -----------       -----   -----------
Net (loss) income............................................   $   (0.50)   $    6.86    $   (0.97)
                                                               -----------       -----   -----------
                                                               -----------       -----   -----------

                                                                                                OLD COMMON STOCK
                                                                             FISCAL 1998    ------------------------
                                                                            COMMON STOCK    FISCAL 1997  FISCAL 1996
                                                                           ---------------  -----------  -----------
Shares Used in Computing Earnings (Loss)
    per Common Share (in thousands)
Basic and Diluted........................................................         9,000         17,876       17,900
                                                                                  -----     -----------  -----------
                                                                                  -----     -----------  -----------

NOTE 5--PROPERTY AND EQUIPMENT

                                                                   JANUARY 30,    JANUARY 31,
                                                                      1999           1998
                                                                  -------------  -------------
                                                                     (DOLLARS IN THOUSANDS)
Property and equipment consists of the following:
Buildings and equipment under capital leases....................    $   9,482      $   9,482
Buildings and improvements......................................        2,100          2,100
Leasehold improvements..........................................       11,467         11,118
Furniture, fixtures, and equipment..............................        8,575          8,006
Software costs..................................................        1,872          1,400
Work in progress................................................          990             48
                                                                  -------------  -------------
                                                                       34,486         32,154
Less accumulated depreciation and amortization..................       (5,590)            --
                                                                  -------------  -------------
                                                                    $  28,896      $  32,154
                                                                  -------------  -------------
                                                                  -------------  -------------

NOTE 6--LEASES

    All of the Company's stores are currently operated in facilities leased by the Company, except one which is operated in a building owned by the Company, subject to a ground lease, which expires in 2015. The Company also leases some of its equipment and its office facility. Generally, store leases provide for minimum rentals (which include payment of taxes and insurance in some cases) and contingent rentals (which are based upon a percentage of sales in excess of a stipulated minimum). The

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 6--LEASES (CONTINUED)
majority of lease agreements cover periods from 20 to 30 years, including multiple renewal options of up to five years each. Capital lease obligations were revalued under Fresh-Start Reporting.

                                                                    FISCAL       FISCAL       FISCAL
                                                                     1998         1997         1996
                                                                  -----------  -----------  -----------
                                                                         (DOLLARS IN THOUSANDS)
Operating lease rental expense is summarized as follows:
Minimum rentals.................................................   $   6,277    $   6,307    $   7,095
Contingent rentals..............................................         726          616          660
Sublease rentals................................................      (1,025)        (999)        (959)
                                                                  -----------  -----------  -----------
                                                                   $   5,978    $   5,924    $   6,796
                                                                  -----------  -----------  -----------
                                                                  -----------  -----------  -----------

    The Company received sublease rentals related to capital leases of approximately $0.4 million during each of Fiscal 1998, Fiscal 1997 and Fiscal 1996. Capital lease interest expense was $1.5 million, $2.0 million, and $2.1 million during Fiscal 1998, Fiscal 1997, and Fiscal 1996, respectively.

    Future minimum rental payments under capital and operating leases are summarized as follows:

                                                                        CAPITAL     OPERATING
                                                                        LEASES        LEASES
                                                                      -----------  ------------
                                                                       (DOLLARS IN THOUSANDS)
For the fiscal years:
    1999............................................................   $   3,004    $    6,634
    2000............................................................       2,896         5,971
    2001............................................................       2,836         5,637
    2002............................................................       2,001         4,954
    2003............................................................       1,498         4,500
    Thereafter......................................................      10,393        17,786
                                                                      -----------  ------------
Total minimum rental payments.......................................      22,628    $   45,482
                                                                                   ------------
                                                                                   ------------
Less amounts representing interest..................................      (8,757)
                                                                      -----------
Present value of obligations........................................   $  13,871
                                                                      -----------
                                                                      -----------

    In addition, the Company guarantees an operating lease of a third party that operates the Company's distribution center in Kent, Washington, which expires in February 2001. Minimum monthly lease payments guaranteed by the Company pursuant to such lease approximate $21,000 per month.

NOTE 7--DEBT

REVOLVER AND TERM LOAN

    The Company entered into the Amended and Restated Debtor-in-Possession and Exit Financing Loan Agreement, dated as of September 26, 1997 (the "Loan Agreement"), between the Company and BankBoston, pursuant to which BankBoston provides Lamonts with (i) a revolving line of credit (the "Revolver") with a maximum borrowing capacity of $32 million, ($35 million for the period October 15,

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 7--DEBT (CONTINUED)
1998 to December 15, 1998) and (ii) a term loan in the amount of $10 million (the "Term Loan" and, together with the Revolver, the "BankBoston Facility"). The Company was required to maintain a Revolver balance of less than $20.5 million for 30 consecutive days between December 15, 1998 and January 31, 1999. Pursuant to, and on the terms and conditions set forth in, the Loan Agreement, BankBoston is obligated to make loans and advances to Lamonts on a revolving basis, and to issue letters of credit to or for the account of Lamonts (with a sublimit for letters of credit of $3 million) in an aggregate outstanding amount (net of repayments) not to exceed the lesser of $32 million and a borrowing base approximately equal to 65% (subject to adjustment and reserves as specified in the Loan Agreement) of the book value of the Company's first quality finished goods inventory held for sale. The borrowing base increased to 70% effective January 15, 1999, through June 30, 1999, at which time the borrowing base will revert back to 65%. The Term Loan was fully disbursed during the Chapter 11 case and no further amounts may be borrowed thereunder. The Term Loan is guaranteed by Specialty Investment I LLC (the "Surety").

    The Revolver will mature two years after the Plan Effective Date subject to earlier maturity (including, as a result of acceleration, mandatory prepayment or otherwise) of the Term Loan. The Term Loan will mature December 26, 1999, subject to earlier maturity (including, as a result of acceleration, mandatory prepayment or otherwise) of the Revolver. Lamonts has the option to extend the maturity date of the Term Loan for two additional one-year periods (subject to earlier maturity of the Revolver), on the terms and conditions set forth in the Loan Agreement and upon payment of a fee equal to approximately 5% of the outstanding amount of the Term Loan on the relevant extension date. There are no extension options for the Revolver.

    Lamonts is required to make principal payments on the Term Loan of $25,000 per month commencing on October 31, 1998. A substantial portion of the principal amount of the Term Loan is expected to be outstanding on the maturity date of the Term Loan.

    Lamonts' borrowings under both the Revolver and the Term Loan bear interest at a floating rate of 1.50% above the annual interest rate announced from time to time by BankBoston as its "base rate" (the "Base Rate") or, at Lamonts' option, at 2.75% above the rate (fully adjusted for applicable reserve requirements) based on the rate offered dollar deposits in the interbank eurodollar market (the "Eurodollar Rate"). The rates are subject to adjustment annually on June 1, based upon Lamonts' financial results in accordance with the criteria set forth in the Loan Agreement. The default rate of interest under the Revolver is 3% above the Base Rate. The default rate of interest under the Term Loan prior to maturity is 7% above the non-default rate otherwise applicable, and after maturity is 7% above the non-default rate applicable to loans measured by the Base Rate. For Fiscal 1998 and Fiscal 1997, the weighted average interest rate for Base Rate loans was 9.8% and 10.0%, respectively, and the weighted average interest rate for Eurodollar Rate loans was 8.3% and 8.5%, respectively.

    A facility fee for the Revolver in the amount of $336,000 was paid on the Plan Effective Date and an additional fee in the amount of $224,000 was paid on December 31, 1998. A letter of credit fee of 1.75% per annum will be charged quarterly in arrears based on the average daily maximum aggregate amount available to be drawn by beneficiaries under all outstanding letters of credit. A commitment fee in the amount of 0.5% per annum will be payable monthly in arrears based on the average daily unused amount of the maximum Revolver facility. Both the letter of credit fee and the commitment fee are subject to adjustment annually on June 1, based upon Lamonts' financial results in accordance with

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 7--DEBT (CONTINUED)
the criteria set forth in the Loan Agreement. In addition to a closing fee in the amount of $500,000 that Lamonts paid at the closing of the Term Loan on September 26, 1997, an additional closing fee for the Term Loan, calculated at the rate of 5% per annum applied to the average daily principal balance of the Term Loan outstanding after September 26, 1998, is payable at the times and in the manner set forth in the Loan Agreement. If the options to extend the maturity date of the Term Loan are exercised, extension fees calculated at the rate of 5% per annum applied to the average daily principal balance of the Term Loan outstanding during the applicable extension period will be payable at the times and in the manner set forth in the Loan Agreement.

    Advances by BankBoston under the BankBoston Facility are secured by all real and personal property, rights, and assets of Lamonts, including, without limitation, real estate leasehold interests.

    The BankBoston Facility required that, as of the Plan Effective Date, in partial exchange for the BankBoston administrative claim against the Company's Chapter 11 estate, and in consideration for the guaranty of the Term Loan, the Surety received (i) 228,639 Class C Warrants exercisable for the purchase of an aggregate of 3,429,585 shares of Common Stock, and (ii) 10 shares of Class B Common Stock, representing all of the authorized and outstanding Class B Common Stock. (See Note 12.)

    The Loan Agreement contains certain covenants, among others provisions, which require the Company to maintain certain inventory levels within a range of minimum and maximum book values and a debt service coverage ratio, in each case measured on a quarterly basis. In addition, to the foregoing, the Company has restrictions on acquisitions, capital expenditures, additional indebtedness or liens, payment of dividends and other restrictions. As of January 30, 1999, the Company is in compliance with all covenants.

    Any necessary waivers of or amendments to the covenants require, with certain exceptions specified in the BankBoston Facility, the concurrence of both BankBoston and the Surety. The Loan Agreement contains customary Events of Default for credit facilities of its type. The Surety has the right, under specified circumstances after a default, to direct BankBoston to declare Lamonts' obligations under the BankBoston Facility immediately due and payable and to cause the exercise of certain of BankBoston's rights and remedies under the Loan Agreement.

    As of January 30, 1999, the Company had $25.4 million of borrowings outstanding under the Revolver (with additional borrowing capacity thereunder of $5.0 million) and $9.9 million outstanding under the Term Loan.

    To hedge the interest rate exposure from variable rate loans under the BankBoston Facility, on March 24, 1998, the Company entered into a forward interest rate swap letter agreement ("Swap Agreement") with BankBoston. Under the Swap Agreement, the Company pays a fixed rate of 5.73% per annum and receives the floating rate which is tied to 3-month LIBOR as fixed quarterly. The Swap Agreement is for a notional amount of $20 million for a period of two years beginning March 25, 1998. Net periodic cash settlements under the Swap Agreement are recognized in the consolidated statements of operations when they accrue.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 7--DEBT (CONTINUED)
CERTAIN DEFERRED PRIORITY TAX OBLIGATIONS AND DEFERRED CURE PAYMENTS

    Deferred priority tax obligations consist of $0.5 million (of which approximately $0.25 million is included in current maturities of long-term debt) in tax claims which were entitled to priority under the Bankruptcy Code. The holders of these certain deferred priority tax claims will receive deferred cash payments in principal amounts equal in the aggregate to the amount of their claims, payable in quarterly installments beginning April 30, 1998 through October 31, 2000, together with interest at the prevailing statutory rates.

    Deferred cure payments accepted by landlords consist of approximately $0.1 million (of which approximately $0.07 million is included in current maturities of long-term debt) of lease arrearages required under the Plan subsequent to the Plan Effective Date. The deferred cash payments, including principal plus simple interest at the rate of 8% per annum, will be paid quarterly, in equal principal amounts beginning January 31, 1998 through October 31, 2000.

    Maturities of long-term debt obligations are as follows:

                                                                              (DOLLARS IN
FOR FISCAL YEARS ENDING:                                                       THOUSANDS)
------------------------------------------------------------------------  --------------------
1999....................................................................       $   10,228
2000....................................................................              265
                                                                                  -------
                                                                               $   10,493
                                                                                  -------
                                                                                  -------

LETTERS OF CREDIT

    At January 30, 1999, the Company had no outstanding trade or stand-by letters of credit

NOTE 8--STORE CLOSURE COSTS

    In October 1996, the Company received approval by the Bankruptcy Court to close four underperforming stores. During Fiscal 1996, $3.1 million was charged to reorganization expense in connection with the closure of these stores. Revenues associated with the closed stores totaled $13.9 million Fiscal 1996. Operating income (losses) incurred from these stores, excluding the allocation of corporate expenses, interest and reorganization expenses, were $1.4 million. There were no store closure costs in Fiscal 1998 or Fiscal 1997.

NOTE 9--INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are recognized on temporary differences between the financial statement and tax bases of assets and liabilities using applicable enacted tax rates.

    The Company has recorded a valuation allowance against net deferred tax assets as the Company could not conclude that it was more likely than not that the tax benefits from temporary differences and net operating loss carryforwards would be realized. In subsequent periods, the Company may

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 9--INCOME TAXES (CONTINUED)
reduce the valuation allowance, provided that the possibility of utilization of the deferred tax assets is more likely than not.

    Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                                       JANUARY 30,    JANUARY 31,
                                                                                          1999           1998
                                                                                      -------------  -------------
                                                                                         (DOLLARS IN THOUSANDS)
Deferred income tax assets:
  Net operating loss carryovers.....................................................    $   5,642      $   5,190
  Accrued payroll and related costs.................................................        1,230          1,118
  Leasehold interests...............................................................        1,134            889
  Other.............................................................................          680          1,670
  Valuation allowance...............................................................       (7,750)        (6,418)
                                                                                           ------         ------
Total deferred income tax assets....................................................          936          2,449
                                                                                           ------         ------
Deferred income tax liabilities:
  Inventory.........................................................................    $    (572)     $    (572)
  Property and equipment............................................................         (364)        (1,877)
                                                                                           ------         ------
Total deferred income tax liabilities...............................................         (936)        (2,449)
                                                                                           ------         ------
Net deferred income taxes...........................................................    $       0      $       0
                                                                                           ------         ------
                                                                                           ------         ------

    As of January 30, 1999, the Company had approximately $16 million of regular tax Net Operating Losses ("NOL"), after adjustments for section 382 limitations discussed below, which will expire in years 2009 through 2019.

    The Company underwent an ownership change in reorganization under Chapter 11 which was approved by the Bankruptcy Court on December 18, 1997. Section 382 of the Internal Revenue Code limits the use of NOLs when an ownership change occurs. The annual limitation under section 382 with respect to such ownership change has significantly limited the Company's ability to use its NOLs to offset future taxable income. The annual section 382 limitation on the pre-ownership change NOLs is approximately $1 million. As a result of the section 382 limitation a maximum of $15.3 million of pre-ownership change NOLs will become available prior to expiration. Post-ownership change NOLs are unaffected by the section 382 limitation.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 10--FAIR VALUE OF FINANCIAL INSTRUMENTS

    In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", the following assumptions were used by management of the Company in estimating its fair value disclosures for the Company's financial instruments:

CASH AND RESTRICTED CASH

    The carrying amount for cash approximates fair value because of the short maturity of amounts therein.

REVOLVER AND TERM LOAN

    The fair value is estimated based on current rates offered for similar debt. Carrying value approximates the fair value.

INTEREST RATE SWAP

    The fair value of the interest rate swap, under the Swap Agreement, was estimated to be ($0.1 million).

NOTE 11--COMMITMENTS AND CONTINGENCIES

    The Company is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of all such matters will not have a material adverse effect on the financial statements of the Company, but, if decided adversely to the Company, could have a material effect on quarterly or annual operating results during the period such matters are resolved.

    In March 1995, the Company brought an action against one of its landlords, Hickel Investment Company ("Hickel"), to recover overpayments of common area maintenance and other charges made to Hickel. The United States District Court for the District of Alaska has entered a judgment against Hickel for an amount in excess of $1.9 million. Hickel has since appealed the judgment and posted a bond to obtain a stay pending appeal. There can be no assurance that the Company will be successful on such appeal. As a result, no amounts related to this judgment have been recorded in the consolidated financial statements.

    The Company utilizes an outside service bureau, Affiliated Computer Services, Inc. ("ACS"), for its mainframe computer processing pursuant to a contract that continues through February 2000. Fees payable to ACS under the contract are based on CPU utilization and other miscellaneous charges. The minimum monthly fee payable to ACS under the contract is $50,000. In addition, ACS licenses certain system and application software programs to the Company.

    The Company is self-insured for health care claims for eligible covered enrollees. Consulting actuaries assist the Company in determining its undiscounted liability for self-insured claims. The Company is liable for claims up to $200,000 per covered enrollee annually. The maximum lifetime benefit per covered enrollee is $1.0 million. Self-insurance claims costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company's proprietary charge card, administered and owned by Alliance Data Systems ("ADS"), provides for the option of paying in full within 30 days of the billed date with no finance charge or with revolving credit terms. Terms of the short-term revolving charge accounts require customers to make minimum monthly payments in accordance with prescribed schedules. Through a contractual arrangement, as amended (the "Alliance Agreement"), ADS owns the receivables generated from purchases made by customers using the Lamonts charge card.

    In October 1998, the Company entered into an agreement with NCR Corporation ("NCR"), in which NCR will furnish certain equipment and related services in connection with the replacement of in-store registers and computer and operating systems ("POS Project"). The equipment has been financed through a leasing company as an operating lease over five years. Lease obligations to the leasing company begin when the equipment is received.

NOTE 12--STOCKHOLDERS' EQUITY

    As provided under the Plan, the authorized capital stock of the Company is 50,000,000 shares and consists of 39,999,990 shares of Common Stock, 10 shares of Class B Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

    All equity interests existing immediately prior to consummation of the Plan were canceled pursuant to the Plan, and the accumulated deficit relating to the equity interests was eliminated under Fresh-Start Reporting.

COMMON STOCK

    Each share of Common Stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe to any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or to any sinking fund provisions. All of the outstanding shares of Common Stock are fully paid and nonassessable.

    Subject to the rights of holders of Preferred Stock, if any, the holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor and, upon liquidation, to a pro rata share in any distribution to stockholders. The Company does not anticipate declaring or paying any dividends on the Common Stock in the foreseeable future.

CLASS B COMMON STOCK

    Except as set forth in the following paragraphs, the holders of Class B Common Stock shall enjoy the same rights, privileges and preferences and be subject to the same restrictions as the holders of the Common Stock.

    Upon the affirmative vote of not less than three-fourths of the then outstanding shares of the Class B Common Stock, (a) during the continuance of any event described in Section 11(b) of the Loan Agreement (each, an "Event of Default"), including, without limitation, nonpayment of principal

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED) and/or interest, covenant defaults, breach of representations and warranties and certain events of bankruptcy, in each case subject to applicable notice and cure periods, and/or (b) upon acceleration of any of the loans under the Loan Agreement and until such acceleration is rescinded or all amounts due under such accelerated loan are paid in full, the Company shall (i) file a voluntary petition under Chapter 11 of the Bankruptcy Code and (ii) oppose any motion to dismiss the resulting bankruptcy case. Such right of the holders of the Class B Common Stock will terminate upon satisfaction in full of all of the Company's obligations under the Term Loan, whereupon each share of Class B Common Stock will automatically convert into one share of Common Stock. Such right of the holders of the Class B Common Stock shall be coextensive with the right of the Board of Directors at any time to cause such a filing to occur, and such right shall not restrict the ability of the Board of Directors to otherwise cause the Company to file a voluntary petition under the Bankruptcy Code or to oppose any motion to dismiss any bankruptcy case. Subject to certain exceptions set forth in the Company's Second Restated Certificate of Incorporation, shares of Class B Common Stock are non-transferable.

    As required under the BankBoston Facility, in consideration of the Surety's guaranty of the Term Loan, the Company issued 10 shares of the Class B Common Stock, representing all of the authorized and outstanding Class B Common Stock, to the Surety on the Plan Effective Date.

STOCKHOLDER RIGHTS PLAN

    In January 1999, the Company adopted a Stockholder Rights Plan (the "Rights Plan"). Under the Rights Plan, a dividend of one Share Purchase Right (a "Right") was declared for each share of Common Stock and Class B Common Stock of the Company outstanding at the close of business on January 22, 1999.

    In the event that a person or group acquires beneficial ownership of shares that represent 15% or more of the combined voting power of the outstanding shares of Common Stock and Class B Common Stock of the Company without advance approval by the Board of Directors, each Right will entitle the holder, other than the acquirer and its affiliates, to buy Common Stock of the Company with a market value of twice the Right's then current exercise price (initially $6.00, subject to adjustment). In addition, if the new Rights are triggered by such a non-approved acquisition and the Company is thereafter acquired in a merger or other transaction in which the stockholders of the Company are not treated equally, stockholders with unexercised Rights will be entitled to purchase common stock of the acquirer with a value of twice the exercise price of the Rights.

    The Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The Rights trade automatically with the underlying Common Stock (unless and until a distribution event occurs under the Rights Plan) and expire on January 12, 2009, if not redeemed earlier.

    The Rights Plan includes grandfathering provisions that exempt Troutman Investment Company ("Troutman Investment") and its affiliates including Dallas
C. Troutman (collectively, "Troutman"), which hold approximately 32.5% of the common stock of the Company on a fully-diluted basis, and Specialty Investment I LLC, which holds warrants to acquire approximately 19% of the Common Stock of the Company, at their respective levels of Common Stock ownership at the time the Rights Plan was adopted. However, dispositions of shares owned at the time of the adoption of the Rights Plan will

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED) reduce each of Troutman and Specialty Investment's maximum permissible level of ownership share-for-share (i.e., any acquisition by Troutman or Specialty Investment of securities other than the grandfathered securities which, when aggregated with the grandfathered securities, represent 15% or more of the voting power of the Common Stock and Class B Common Stock of the Company, will trigger the Rights Plan).

PREFERRED STOCK

    The Second Restated Certificate of Incorporation of the Company provides for the issuance of 10 million shares of Preferred Stock. The Preferred Stock may be issued in one or more classes or series, and the Board of Directors is authorized to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights attributable to the Preferred Stock, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. No shares of Preferred Stock are currently outstanding.

WARRANTS

    Pursuant to the Plan, all outstanding warrants to purchase Old Common Stock were rejected as of the Plan Effective Date.

CLASS A WARRANTS AND CLASS B WARRANTS

    Class A Warrants to purchase an aggregate of 2,203,320 shares of Common Stock and Class B Warrants to purchase an aggregate of 800,237 shares of Common Stock were issued by the Company in accordance with the Plan pursuant to a Warrant Agreement (the "Class A/B Warrant Agreement") entered into between the Company and Norwest Bank Minnesota, N.A., as Warrant Agent named therein. The Class A Warrants are exercisable, in whole or in part, on the first date on which the Aggregate Equity Trading Value (as defined below) equals or exceeds $20 million and, if not previously exercised, expire on the tenth anniversary of the Plan Effective Date. The Class B Warrants are exercisable, in whole or in part, on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million and, if not previously exercised, expire on the tenth anniversary of the Plan Effective Date. The exercise price for the Class A Warrants and the Class B Warrants is $.01 per share. The number and type of securities issuable upon exercise of the Class A Warrants and the Class B Warrants and the exercise price payable upon exercise thereof are subject to customary anti-dilution protection as described in the Class A/B Warrant Agreement.

    "Aggregate Equity Trading Value" means, as of any date, the product of (a) either (i) if the Common Stock is listed on any national securities exchange or quoted on a national quotation system, the average of the daily closing prices of the Common Stock for the five (5) trading days immediately preceding such date, or (ii) if the Common Stock is not so listed or quoted, the fair market value per share of the Common Stock determined in good faith by the Company's Board of Directors as of a date within 30 days of such date, multiplied by (b) the total number of issued and outstanding shares of Common Stock as of such date (assuming for purposes of determining such number of shares the

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED) exercise in full of all in-the-money options outstanding on such date to purchase shares of Common Stock and the exercise of all Class B Warrants which are exercisable as of such date).

CLASS C WARRANTS

    254,043 Class C Warrants to purchase an aggregate of 3,810,645 shares of Common Stock were issued by the Company in accordance with the Plan pursuant to one or more Warrant Agreements (collectively, the "Class C Warrant Agreements") entered into between the Company and the initial holders of the Class C Warrants, and were distributed as follows: (i) 228,639 Class C Warrants to purchase an aggregate of 3,429,585 shares of Common Stock were distributed to the Surety as required under the BankBoston Facility and in consideration of the Surety's guaranty of the Term Loan and in partial exchange for the Surety's administrative claim against the Company's Chapter 11 estate; and (ii) 25,404 Class C Warrants to purchase an aggregate of 381,060 shares of Common Stock were distributed to the holders of Stock Options. The Class C Warrants are exercisable, in whole or in part, as follows: (a) at any time after the date of issuance thereof and until the fourth anniversary of the Plan Effective Date, the Class C Warrants are exercisable for an aggregate of 3,556,602 shares of Common Stock at an exercise price of $1.25 per share; and (b) at any time after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million and until the tenth anniversary of the Plan Effective Date, the Class C Warrants are exercisable for an aggregate of 254,043 additional shares of Common Stock at an exercise price of $.01 per share; provided that the portion of each Class C Warrant otherwise exercisable after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million shall not be exercisable by any holder thereof unless such holder has exercised in full such holder's portion of such Class C Warrant that is immediately exercisable upon the issuance thereof. The number and type of securities issuable upon exercise of the Class C Warrants are subject to customary anti-dilution protection as described in the Class C Warrant Agreements.

GORDIAN WARRANTS

    On June 1, 1998, as compensation to Gordian for investment banking services rendered to the Company during the Company's Chapter 11 case, Gordian was issued warrants exercisable for the purchase 161,937 shares of Common Stock with an exercise price of $1.24 per share. The Gordian Warrants are immediately exercisable and expire five (5) years from their issuance date.

STOCK OPTIONS

    The Stock Options granted pursuant to the Plan are exercisable for the purchase of 1,333,728 shares of Common Stock and consist of: (i) options exercisable for the purchase of 1,000,000 shares of Common Stock with an exercise price of $1.00 per share ("Base Options"); (ii) to prevent dilution resulting from the issuance of the Class A Warrants, options exercisable for the purchase of an additional 244,813 shares of Common Stock with an exercise price of $0.01 per share, exercisable only on or after the date on which the Class A Warrants become exercisable ("Protective A Options"); and (iii) to prevent dilution resulting from the issuance of the Class B Warrants, options exercisable for the purchase of an additional 88,915 shares of Common Stock with an exercise price of $0.01 per share, exercisable only on or after the date on which the Class B Warrants become exercisable ("Protective B Options" and, together with Protection A Options, the "Protective Options"). In addition, to prevent

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED) dilution resulting from the issuance of the Class C Warrants to the Surety, holders of Stock Options have been or will be issued, on a pro rata basis and with the same vesting schedule as each holder's respective Stock Options, Class C Warrants exercisable for the purchase of an aggregate of 381,060 shares of Common Stock (355,656 shares with an exercise price of $1.25 per share and 25,404 shares with an exercise price of $.01 per share).

    The number of Protective Options that may be exercised by any holder shall bear the same proportion (based on the total number of Protective Options granted to such holder) to the number of Base Options that have been exercised by such holder (based on the total number of Base Options granted to such holder).

    The Stock Options and the Class C Warrants are subject to adjustment to prevent dilution upon the occurrence of certain specified events, excluding exercise of the Stock Options, the Class A Warrants, the Class B Warrants, the Class C Warrants, or the Gordian Warrants. The Stock Options granted on January 31, 1998 have a term of 10 years and vest as follows: 50% on the date of grant; and 25% on each anniversary of the date of grant. The Stock Options are governed by the Lamonts Apparel, Inc. 1998 Stock Option Plan (the "Stock Option Plan"), and the Class C Warrants issued in conjunction therewith are governed by a warrant agreement in substantially the form of the Class C Warrant Agreement between the Company and the Surety.

    Under the terms of the Stock Option Plan, the Company has available, in addition to the 1,333,728 shares of Common Stock reserved for issuance upon the exercise of the Stock Options granted on the Plan Effective Date (subject to adjustment to prevent dilution upon certain events, excluding any exercise of Class A Warrants, Class B Warrants, Class C Warrants, or Stock Options), an additional 375,000 shares of Common Stock for possible grants of additional stock options from time to time after the Plan Effective Date if, and to the extent, a committee appointed by the Board of Directors ("Compensation Committee"), may determine that additional grants would be in the best interest of the Company. Any shares forfeited, canceled, exchanged or surrendered will again be available under the Stock Option Plan. Stock Options issued as of January 30, 1999 have a per share exercise price of $1.00, a term of 10 years and vest as follows: 25% on the date of grant, and 25% on each annual anniversary of the date of grant.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    The following summarizes the Stock Options granted under the Stock Option Plan during Fiscal 1997 and 1998:

                                                                                                         WEIGHTED
                                                                              SHARES        RANGE         AVERAGE
                                                                            ----------  --------------  -----------
Balance February 1, 1997..................................................           0
Granted...................................................................   1,333,728  $   0.01-$1.00   $    0.75
Exercised.................................................................           0
Expired / Canceled........................................................           0
                                                                            ----------  --------------       -----
Balance, January 31, 1998.................................................   1,333,728  $   0.01-$1.00   $    0.75
Granted...................................................................     388,000  $         1.00   $    1.00
Exercised.................................................................           0
Expired / Canceled........................................................     (67,275) $   0.01-$1.00   $    0.84
                                                                            ----------  --------------       -----
Balance, January 30, 1999.................................................   1,654,453  $   0.01-$1.00   $    0.81
                                                                            ----------
                                                                            ----------

    The following table summarizes information concerning options outstanding and exercisable at January 30, 1999:

                                    WEIGHTED
                                     AVERAGE
    RANGE OF                        REMAINING          WEIGHTED                      WEIGHTED
    EXERCISE        NUMBER      CONTRACTUAL LIFE        AVERAGE        NUMBER         AVERAGE
     PRICES       OUTSTANDING        (YEARS)        EXERCISE PRICE   EXERCISABLE  EXERCISE PRICE
----------------  -----------  -------------------  ---------------  -----------  ---------------
 $         0.01      322,828             9.00          $    0.01        119,957      $    0.01
 $         1.00    1,331,625             9.02          $    1.00        583,125      $    1.00
----------------  -----------             ---              -----     -----------         -----
 $   0.01-$1.00    1,654,453             9.01          $    0.81        703,082      $    0.83
----------------  -----------             ---              -----     -----------         -----
----------------  -----------             ---              -----     -----------         -----

    The Company has elected to follow Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") in accounting for its employee stock options. Under APB No. 25, because the exercise price of the Company's employee options is greater than the market price of the underlying stock on the date of grant, no compensation expense is recognized in the consolidated financial statements.

    Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS No. 123"). This information is required to be determined as if the Company has accounted for its employee stock options granted subsequent to January 31, 1995, under the fair value method of that statement.

    The fair value of the options was estimated at the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions for Fiscal 1998 and Fiscal 1997: risk free interest rates of 5.2% and 5.7%; a stock price volatility factor of 2.25 estimated based on the Company's actual stock prices during Fiscal 1998 and 0.45 estimated based on stock prices of similar publicly traded companies with similar stock option plans; and an expected option life of 5 and 10 years; and no dividend during the expected terms.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    For purposes of pro forma disclosures required by SFAS No. 123, the Company's income and earnings per share ("EPS") would have reflected compensation cost determined based on the estimated fair value of the options at the date of grant. There are no pro forma adjustments for Fiscal 1996 and Fiscal 1995 because no options were granted during these periods. The Company's pro forma information is as follows:

    Pro Forma (Loss) Income and EPS from Operations Before Extraordinary Item:

                                                                                           FISCAL 1998  FISCAL 1997
                                                                                           -----------  -----------
                                                                                            (DOLLARS IN THOUSANDS
                                                                                              EXCEPT SHARE DATA)
(Loss) income from operations before extraordinary item:
  As reported............................................................................   $  (4,461)   $  53,546
Pro forma net (loss) income..............................................................   $  (4,636)   $  53,487
Basic and Diluted EPS from operations before extraordinary item:
  As reported............................................................................   $   (0.50)   $    3.00
Pro forma net (loss) income per share....................................................   $   (0.52)   $    3.00

NOTE 13--RELATED PARTY TRANSACTIONS

    As required by the BankBoston Facility and in partial exchange for its administrative claim, pursuant to the Plan, the Surety received (i) 228,639 Class C Warrants exercisable for the purchase of an aggregate of 3,429,585 shares of Common Stock and (ii) 10 shares of Class B Common Stock representing all of the authorized and outstanding Class B Common Stock.

    Under the Plan, certain investment companies and accounts indirectly controlled by FMR Corp. (collectively "Fidelity") received 2,925,140 shares of Common Stock, 1,810,380 Class A Warrants and 581,181 Class B Warrants in exchange for 1,042,174 shares of Old Common Stock and $60.6 million of outstanding debt.

    In connection with the Plan, the Company entered into a Grant of Registration Rights in favor of Fidelity and the Surety, pursuant to which, and subject to certain exceptions, the Company has agreed to file and cause to remain effective a Registration Statement under the Securities Act of 1933, as amended, covering certain of the securities distributed under the Plan until no such securities are outstanding. The Company is required to pay all expenses (other than underwriting discounts and commissions) in connection with all such registrations. In addition, the agreement provides for certain "piggyback" registration rights.

    On January 4, 1999, Troutman Investment filed with the SEC a report stating that on December 23, 1998, Troutman Investment acquired 2,925,140 shares of Class A Common Stock, 1,810,380 Class A Warrants, and 581,181 Class B Warrants from Fidelity with the stated intent of entering into discussions with the Company regarding a possible merger of the two Companies. Troutman Investment's principal business is the operation of retail stores selling fashion apparel and home and fashion accessories.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 13--RELATED PARTY TRANSACTIONS (CONTINUED)
    In January, 1999 the Company commenced preliminary discussions with Troutman with respect to a possible merger between the Company and Troutman Investment. Additionally, the Board of Directors of the Company adopted a Stockholder Rights Plan (See Note 12) and certain amendments to the Company's Bylaws. The Company does not intend to disclose any details of the discussions with Troutman pending their outcome.

    On March 10, 1999, Troutman Investment transferred all of its securities of Lamonts Apparel, Inc. to Dallas C. Troutman, president and controlling stockholder of Troutman Investment.

NOTE 14--BENEFIT PLANS

PENSION PLAN

    On January 1, 1986, the Company established the Lamonts Apparel, Inc. Employees Retirement Trust (the "Pension Plan"). The Pension Plan is a noncontributory defined benefit pension plan for employees of the Company who are not eligible for pension benefits from another pension plan pursuant to collective bargaining agreements. Participant benefits are based on years of service and compensation during later years of employment. The Company makes contributions to the Pension Plan in amounts which comply with the minimum regulatory funding requirements.

    On February 26, 1998, the Board approved an amendment to the Pension Plan which provided that, effective April 1, 1998, benefits under the Pension Plan would cease to accrue. In addition, the entry of new participants would be prohibited. Participants not vested as of April 1, 1998, continue to accrue vesting service after April 1, 1998. In accordance with Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" ("SFAS No. 88"), the projected benefit obligation decreased, and a curtailment gain of $1.0 million was recognized in Fiscal 1998. The curtailment gain is included as a reduction of operating and administrative expense in the consolidated statements of operations.

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 14--BENEFIT PLANS (CONTINUED)
    The following table sets forth the Company's funded plan status and amounts recognized in the Company's consolidated balance sheets:

                                                                             JANUARY 30,  JANUARY 31,  FEBRUARY 1,
                                                                                1999         1998         1997
                                                                             -----------  -----------  -----------
                                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                                                           PERCENTS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year....................................   $   8,422    $   6,513    $   6,547
Service cost...............................................................          64          336          404
Interest cost..............................................................         554          527          461
Assumption change..........................................................         383          899         (522)
Actuarial loss (gain)......................................................         352          441         (117)
Curtailment................................................................      (1,001)          --           --
Benefits paid..............................................................        (376)        (294)        (260)
                                                                             -----------  -----------  -----------
Benefit obligation at end of year..........................................       8,398        8,422        6,513
                                                                             -----------  -----------  -----------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year.............................       6,528        6,045        5,345
Actual return on plan assets...............................................         456          777          635
Employer contributions.....................................................         175           --          527
Benefits paid..............................................................        (376)        (294)        (462)
                                                                             -----------  -----------  -----------
Fair value of plan assets at end of year...................................       6,783        6,528        6,045
                                                                             -----------  -----------  -----------
Funded status..............................................................      (1,615)      (1,894)        (468)
Unrecognized actuarial loss................................................         893        1,432          347
                                                                             -----------  -----------  -----------
Accrued benefit cost.......................................................        (722)        (462)        (121)
                                                                             -----------  -----------  -----------
WEIGHT AVERAGE ASSUMPTIONS
Discount rate..............................................................        6.75%         7.0%        7.75%
Expected long term rate of return on assets................................         9.0%         9.0%         9.0%
Rate of increase in future compensation levels.............................         3.5%         3.5%         3.5%

                                                                                           FISCAL      FISCAL       FISCAL
                                                                                            1998        1997         1996
                                                                                          ---------  -----------  -----------
                                                                                                (DOLLARS IN THOUSANDS)
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost............................................................................  $      64   $     336    $     404
Interest cost on projected benefit obligation...........................................        554         527          461
Expected return on plan assets..........................................................       (613)       (532)        (494)
Recognized net actuarial loss...........................................................         --          10           72
                                                                                          ---------       -----        -----
Net periodic benefit cost...............................................................  $       5   $     341    $     443
                                                                                          ---------       -----        -----
                                                                                          ---------       -----        -----
SFAS No. 88 curtailment gain............................................................  $   1,001          --           --

                             LAMONTS APPAREL, INC.

                                JANUARY 30, 1999

NOTE 14--BENEFIT PLANS (CONTINUED)
LAMONTS 401(k) PLAN

    The Lamonts Apparel, Inc. Tax Relief Investments Protection Plan, as amended and restated effective January 1, 1994 (the "401(k) Plan") provides participants the opportunity to elect to defer an amount from 1% to 15% of their compensation, in increments of 1%. Under the 401(k) Plan, the Company matches contributions equal to 50% of each participant's deferred pay contributions (such contribution not to exceed one percent of the participant's compensation). Effective April 1, 1998, the Company increased its matching contribution to 50% of the first 4% of each participant's deferred pay contributions. Effective April 1, 1999, the Company increased its matching contribution to 50% of the first 6% of each participant's deferred pay contributions. The Company contributed $0.2 million, $0.12 million, and $0.14 million during Fiscal 1998, Fiscal 1997, and Fiscal 1996, respectively.

                             LAMONTS APPAREL, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                         MAY 1, 1999  MAY 2, 1998
                                                                                         -----------  -----------
                                                                                                      (RESTATED)
Current Assets:
  Cash.................................................................................   $   2,151    $   1,949
  Receivables..........................................................................       2,062        1,878
  Inventories..........................................................................      47,275       42,564
  Prepaid expenses and other...........................................................       1,396        1,661
                                                                                         -----------  -----------
    Total current assets...............................................................      52,884       48,052
Property and equipment--net of accumulated depreciation and amortization of $7,172 and
  $1,391, respectively.................................................................      28,531       31,836
Leasehold interests....................................................................       6,731        8,345
Excess reorganization value............................................................       8,715        9,180
Deposits...............................................................................       1,078        1,130
Other assets...........................................................................         433          864
                                                                                         -----------  -----------
    Total assets.......................................................................   $  98,372    $  99,407
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Current Liabilities:
  Borrowings under the Revolver........................................................   $  30,370    $  25,972
  Accounts payable.....................................................................      20,322       19,293
  Accrued payroll and related costs....................................................       2,612        1,896
  Accrued taxes........................................................................       1,428        1,319
  Accrued interest.....................................................................         553        1,127
  Other accrued expenses...............................................................       6,355        7,308
  Current maturities of long-term debt.................................................      10,153          503
  Current maturities of obligations under capital leases...............................       1,645        1,477
                                                                                         -----------  -----------
    Total current liabilities..........................................................      73,438       58,895
Long-term debt, net of current maturities..............................................         183       10,336
Obligations under capital leases, net of current maturities............................      11,833       13,477
Other..................................................................................       2,556        1,755
                                                                                         -----------  -----------
    Total liabilities..................................................................      88,010       84,463
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares issued and
    outstanding........................................................................          --           --
  Common stock, $.01 par value; 40,000,000 shares authorized;
    Class A: 9,000,000 shares issued and outstanding...................................      16,926       16,926
    Class B: 10 shares issued and outstanding..........................................           1            1
  Warrants--contributed capital........................................................       3,029        3,029
  Accumulated deficit..................................................................      (8,701)      (5,012)
  Accumulated other comprehensive loss.................................................        (893)          --
                                                                                         -----------  -----------
    Total stockholders' equity.........................................................      10,362       14,944
                                                                                         -----------  -----------
      Total liabilities and stockholders' equity.......................................   $  98,372    $  99,407
                                                                                         -----------  -----------
                                                                                         -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            AND ACCUMULATED DEFICIT

                                  (UNAUDITED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          THIRTEEN WEEKS ENDED
                                                                        ------------------------
                                                                        MAY 1, 1999  MAY 2, 1998
                                                                        -----------  -----------
                                                                                     (RESTATED)
Revenues..............................................................   $  41,234    $  39,471
Cost of merchandise sold..............................................      27,093       27,573
                                                                        -----------  -----------
    Gross profit......................................................      14,141       11,898
                                                                        -----------  -----------
Operating and administrative expenses.................................      14,710       13,608
Depreciation and amortization.........................................       2,190        1,871
                                                                        -----------  -----------
    Operating costs...................................................      16,900       15,479
                                                                        -----------  -----------
Loss from operations..................................................      (2,759)      (3,581)

Other income (expense):
  Interest expense....................................................      (1,485)      (1,436)
  Other income........................................................           4            5
                                                                        -----------  -----------
Net loss..............................................................      (4,240)      (5,012)
Accumulated deficit, beginning of period..............................      (4,461)          --
                                                                        -----------  -----------
Accumulated deficit, end of period....................................      (8,701)      (5,012)
                                                                        -----------  -----------
                                                                        -----------  -----------
    Basic and Diluted Loss per Common Share...........................   $   (0.47)   $   (0.56)
                                                                        -----------  -----------
                                                                        -----------  -----------
Weighted Average Shares Used in Computing Loss per Common Share:
Basic and Diluted.....................................................   9,000,010    9,000,010

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                      THIRTEEN WEEKS ENDED
                                                                    ------------------------
                                                                    MAY 1, 1999  MAY 2, 1998
                                                                    -----------  -----------
                                                                                 (RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................   $  (4,240)   $  (5,012)
Adjustments to reconcile net loss to net cash used by operating activities:
  Depreciation and amortization...................................       2,190        1,871
  Curtailment gain from pension plan..............................          --       (1,001)
  Non-cash interest, including amortization of debt-related
    costs.........................................................         290          235
  Net change in current assets and liabilities....................        (814)      (1,484)
  Other...........................................................         (55)         (97)
                                                                    -----------  -----------
    Net cash used by operating activities.........................      (2,629)      (5,488)
                                                                    -----------  -----------
Cash flows from investing activities:
  Capital expenditures............................................      (1,217)        (359)
  Other...........................................................         (21)         (75)
                                                                    -----------  -----------
    Net cash used by investing activities.........................      (1,238)        (434)
                                                                    -----------  -----------
Cash flows from financing activities:
  Net borrowings under Revolver...................................       4,974        7,005
  Payments on long-term debt......................................        (157)        (100)
  Payments on obligations under capital leases....................        (393)        (335)
                                                                    -----------  -----------
    Net cash provided by financing activities.....................       4,424        6,570
                                                                    -----------  -----------
Net increase in cash..............................................         557          648
Cash, beginning of period.........................................       1,594        1,301
                                                                    -----------  -----------
Cash, end of period...............................................   $   2,151    $   1,949
                                                                    -----------  -----------
                                                                    -----------  -----------
Reconciliation of net change in current assets and liabilities:
  (Increase) decrease in:
    Receivables...................................................   $      62    $    (175)
    Inventories...................................................      (4,864)      (3,947)
    Prepaid expenses and other....................................        (328)       1,160
  Increase (decrease) in:
    Accounts payable..............................................       3,091        4,107
    Accrued payroll and related costs.............................          (3)      (1,210)
    Accrued taxes.................................................         461          454
    Accrued interest..............................................         134          120
    Other accrued expenses........................................         633       (1,993)
                                                                    -----------  -----------
                                                                     $    (814)   $  (1,484)
                                                                    -----------  -----------
                                                                    -----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash interest payments made.....................................   $   1,075    $   1,082

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                  MAY 1, 1999

NOTE 1--BASIS OF PRESENTATION

    The consolidated financial statements present the consolidated financial position, results of operations, and cash flows of the Company and its subsidiaries. All subsidiaries of the Company are inactive. All significant intercompany transactions and account balances have been eliminated in consolidation. The consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The consolidated financial statements included herein, and related notes, should be read in conjunction with the audited, annual consolidated financial statements, and notes thereto, for the 52 weeks ended January 30, 1999 ("Fiscal 1998"), included in the Company's Annual Report on Form 10-K.

    On May 1,1999, the Company had a working capital deficit of approximately $20.6 million. Approximately $9.8 million of the working capital deficit is a result of recording as a current liability the balance due on December 26, 1999 on the Company's Term Loan, referred to in the Capital Resources section below. Subject to an extension of the Revolver, referred to in the Capital Resources below, for a sufficient period, the Company has the option to extend the maturity date of the Term Loan for two additional one-year periods and plans to do so. If the Term Loan is extended, the Company will record the balance due on the Term Loan as long-term debt. Based on discussions to date with BankBoston, the Company anticipates that the Revolver will be extended.

    In addition, the Company intends to continue implementing a plan, formulated by senior management, designed to increase gross margins and reduce operating expenses through a variety of department level merchandising strategies and cost containment initiatives. If this plan is successful it would further reduce the working capital deficit remaining after the reclassification of the Term Loan to long-term debt as discussed above.

    Certain prior period amounts have been reclassified to conform with the current year presentation.

NOTE 2--REORGANIZATION, EMERGENCE FROM CHAPTER 11 AND FRESH-START REPORTING

    On January 6, 1995, the Company filed a voluntary petition for relief under Chapter 11 ("Chapter 11") of title 11 of the United States Code in the United States Bankruptcy Court for the Western District of Washington at Seattle. The Company's Modified and Restated Plan of Reorganization (the "Plan") was confirmed by the Bankruptcy Court on December 18, 1997 and the Company emerged from bankruptcy on January 31, 1998 ("Plan Effective Date").

    Pursuant to the guidance provided by the American Institute of Certified Public Accountants in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (also referred to as "Fresh-Start Reporting"), the Company adopted Fresh-Start Reporting for financial reporting purposes as of the Plan Effective Date.

    In accordance with SOP 90-7, the Company's reorganization value was determined as of the Plan Effective Date. The reorganization value was derived by an independent public accounting firm (which

                             LAMONTS APPAREL, INC.

                                  (UNAUDITED)

                                  MAY 1, 1999

NOTE 2--REORGANIZATION, EMERGENCE FROM CHAPTER 11 AND FRESH-START REPORTING (CONTINUED) was not the Company's independent accountants) using various valuation methods, including discounted cash flow analyses (utilizing the Company's projections), analyses of the market values of other publicly traded companies whose businesses are reasonably comparable, and analyses of the present value of the Company's equity. The reorganization value was determined to be the fair value of the Company before considering liabilities and approximated the amount a willing buyer would have paid for the assets of the Company immediately after restructuring.

NOTE 3--CHANGE IN ACCOUNTING PRINCIPLE

    In February 1999, the Company changed its method of accounting for inventories from the Last-In-First-Out (LIFO) method to the First-In-First-Out
(FIFO) method. Management believes that the FIFO method provides a better measurement of operating results as the Company has experienced stable prices and expects the trend to continue for the foreseeable future. Under the current non-inflationary environment, the use of the FIFO method will more accurately reflect the Company's financial position.

    The change in method of accounting for inventories has been applied retroactively to the prior year consolidated financial statements and comparative amounts for prior periods have been restated. The effect of the restatement was to increase net loss and accumulated deficit by $2.2 million or $0.25 per share for the thirteen weeks ended May 2, 1998. The effect of this change on the Company's consolidated results of operations for the fiscal years ended January 30, 1999 and January 31, 1998 was not material.

NOTE 4--INCOME (LOSS) PER COMMON SHARE

    For the thirteen weeks ended May 1, 1999 and May 2, 1998, all outstanding options and warrants to purchase common stock were excluded from the computation of diluted loss per common share since the effect of assuming their exercise would be anti-dilutive.

NOTE 5--COMMITMENTS AND CONTINGENCIES

    The Company is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material effect upon the Company's operating results during the period in which the litigation is resolved.

    In March 1995, the Company brought an action against one of its landlords, Hickel Investment Company ("Hickel"), to recover overpayments of common area maintenance and other charges made to Hickel. The United States District Court for the District of Alaska has entered a judgment against Hickel for an amount in excess of $1.9 million. Hickel has since appealed the judgment and posted a bond to obtain a stay pending appeal. There can be no assurance that the Company will be successful on appeal. No amounts related to this judgment have been recorded in the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                                  (UNAUDITED)

                                  MAY 1, 1999

NOTE 5--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company utilizes an outside service bureau, Affiliated Computer Services, Inc. ("ACS"), for its mainframe computer processing pursuant to a contract that continues through February 2000. Fees payable to ACS under the contract are based on CPU utilization and other miscellaneous charges. The minimum monthly fee payable to ACS under the contract is $50,000. In addition, ACS licenses certain system and application software programs to the Company.

    The Company is self-insured for health care claims for eligible covered enrollees. Consulting actuaries assist the Company in determining its undiscounted liability for self-insured claims. The Company is liable for claims up to $200,000 per covered enrollee annually. The maximum lifetime benefit per covered enrollee is $1.0 million. Self-insurance claims costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

    In October 1998, the Company entered into a purchase agreement with NCR Corporation ("NCR"), in which NCR will furnish certain equipment and related services in connection with the replacement of in-store registers and computer and operating systems ("POS Project"). The minimum purchase commitment under the agreement is approximately $2.1 million. The agreement also contains a cancellation charge of 20 percent of the list price of the canceled product (approximately $0.6 million). The equipment has been financed through a leasing company as an operating lease over five years. Lease obligations to the leasing company begin when the Company receives the equipment. As of May 1, 1999, the Company had received equipment with related lease obligations of approximately $1.1 million.

ITEM 9--CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    On July 9, 1998, the Company dismissed PricewaterhouseCoopers LLP ("PwC") as its independent accountants.

    The dismissal of PwC was approved by unanimous written consent of the Board of Directors on July 1, 1998.

    For the fiscal year ended January 31, 1998, PwC's report on the consolidated financial statements contained an unqualified opinion which included the following explanatory paragraph:

    "On January 31, 1998, the Company emerged from bankruptcy. As discussed in
Note 2 to the consolidated financial statements, the Company adopted "Fresh-Start Reporting" principles in accordance with the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." As a result of the reorganization and the adoption of Fresh-Start Reporting, the Company's January 31, 1998 consolidated balance sheet is not comparable to the Company's February 1, 1997 consolidated balance sheet since it presents the consolidated financial position of the reorganized entity."

    For the fiscal year ended February 1, 1997, PwC's report on the consolidated financial statements contained an unqualified opinion which included the following explanatory paragraph:

    "The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations. As discussed in Note 1 of the notes to the consolidated financial statements, on January 6, 1995, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code. Further, as more fully described in Note 1, claims substantially in excess of amounts reflected as liabilities in the consolidated financial statements have been asserted against the Company as a result of the reorganization proceedings. The validity of these claims, as well as the amount and manner of payment of all valid claims, will ultimately be determined by the Bankruptcy Court. As a result of the reorganization proceedings, the Company may sell or otherwise realize assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, the confirmation of a Plan of Reorganization could materially change the amounts currently recorded in the consolidated financial statements. These matters raise substantial doubt about the Company's ability to continue as a going concern and recover the carrying amounts of its assets. Management's plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties."

    During the quarter ended May 2, 1998 and the fiscal years ended January 31, 1998 and February 1, 1997, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with its report.

    On July 29, 1998,the Company engaged Deloitte & Touche LLP as its principal accountants to audit the Company's consolidated financial statements.

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